UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AIR PRODUCTS

Proxy Statement for 2025
ANNUAL MEETING OF SHAREHOLDERS

GENERATING A CLEANER FUTURE

AIR PRODUCTS
GENERATING A CLEANER FUTURE
326102
CH2

Virtual Meeting:
www.cesonlineservices.com/apd25_vm

Executive Compensation Tables	66
Potential Payments Upon Termination	72
CEO Pay Ratio	78
Pay Versus Performance	79
Audit and Finance Committee Matters		83
PROPOSAL 3	Ratification of Appointment of Independent Auditors
Ratification of Independent Registered Public Accounting Firm	83
Fees of Independent Registered Public Accounting Firm	83
Audit and Finance Committee Report	84
Shareholder Proposal		85
PROPOSAL 4	Shareholder Proposal to Amend the Bylaws to Repeal any Amendments Adopted After September 17, 2023, if Properly Presented at the Annual Meeting
Recommendation of the Board Against the Proposal		85

Proxy Statement
We have provided you this Notice of Annual Meeting and proxy statement because the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) is soliciting your proxy to vote at the Company’s 2025 Annual Meeting of Shareholders to be held on January 23, 2025 (the “Annual Meeting”). This proxy statement contains information about the items to be voted on at the Annual Meeting and information about the Company. Instructions on how to access this proxy statement and our 2024 Annual Report to Shareholders (the “Annual Report”) on the Internet or paper copies of this proxy statement and the Annual Report are first being sent to shareholders on or about December 3, 2024.

Message to Our Shareholders

“Our core industrial gases business-serving customers in dozens of industries around the world-continues to achieve industry-leading profitability based on adjusted EBITDA margin by generating strong, steady cash flows to support our long-term growth initiatives…at the same time, Air Products is acting as a first-mover to deliver clean hydrogen at scale… we are pursuing this strategy prudently, aligned to our disciplined capital allocation strategy.”

December 3, 2024

Dear Fellow Shareholder:

On behalf of the Board of Directors (the “Board”), I am pleased to invite you to attend the 2025 Annual Meeting of Shareholders (“Annual Meeting”) of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) to be held on Thursday, January 23, 2025 at 8:30 a.m. (Eastern Time). This year’s Annual Meeting will be held virtually as a live audio webcast, which can be accessed at www.cesonlineservices.com/apd25_vm. Shareholders participating in the Annual Meeting will have the ability to submit questions during the meeting.

Your vote is especially important at this year’s Annual Meeting. As you may know, Mantle Ridge LP, Eagle Fund A1 Ltd and Eagle Advisor LLC (collectively, “Mantle Ridge”) provided notice of their intention to nominate nine candidates to stand for election as directors at the Annual Meeting in opposition to the nominees being recommended by your Board and to bring a bylaw proposal to amend Air Products’ Amended and Restated Bylaws at the Annual Meeting (the “Bylaw Proposal”). You may receive materials asking you to vote for their candidates and the Bylaw Proposal. Those materials are not from us and may not include accurate or complete information. We strongly urge you to vote ONLY “FOR” each of the nine highly qualified nominees proposed by the Board (Tonit M. Calaway, Charles (“Casey”) Cogut, Lisa A. Davis, Seifollah (“Seifi”) Ghasemi, Jessica Trocchi Graziano, Edward L. Monser, Bhavesh V. (“Bob”) Patel, Wayne T. Smith and Alfred Stern), “AGAINST” the Bylaw Proposal and as the Board recommends on the other proposals included on the WHITE proxy card or WHITE voting instruction form.

Board Refreshment
As part of the Company’s commitment to ongoing Board refreshment, we recently announced our intent to nominate Bob Patel and Alfred Stern for election to the Board at our upcoming Annual Meeting. These candidates bring proven public company CEO experience and track records of successfully leading complex global businesses in the chemicals, energy and engineering sectors. Current directors David Ho and Matthew Paull have decided not to stand for re-election, and we thank them for their contributions to Air Products. As a result of these changes, the Board will be comprised of nine Directors, six of whom will have been appointed in the last five years. We believe our diverse Board has the right mix of skills, experience and tenure to successfully oversee the Company.

Commitment to Delivering Strong Performance
Every day, the employees of Air Products are demonstrating our higher purpose, which is to bring people together to collaborate on innovative solutions for the world’s pressing energy and environmental challenges. This drives our pursuit of sustainable, long-term growth opportunities to deliver value to our shareholders, customers and employees, as well as our operating communities around the world.

Thanks to the hard work of our approximately 23,000 global employees, Air Products continued to execute its strategy in fiscal 2024, achieving diluted earnings per share of $17.24, an increase of 67 percent over the prior fiscal year, and adjusted earnings per share* of $12.43, an increase of eight percent over the prior fiscal year. The team also further solidified Air Products’ position as the most profitable industrial gases company in the industry based on adjusted EBITDA margin.

In line with our priority to consistently return capital to our shareholders, we again increased our quarterly dividend in January 2024 for the 42nd consecutive year and returned approximately $1.6 billion to shareholders in the form of dividends during the year.

Two-Pillar Growth Strategy Creates Shareholder Value
Our core industrial gases business – serving customers in dozens of industries around the world – continues to achieve industry-leading profitability based on adjusted EBITDA margin by generating strong, steady cash flows to support our long-term growth initiatives. With growth exceeding GDP or industrial production levels, we continue to optimize our core business for maximum efficiency. The on-site business, which Air Products pioneered more than 80 years ago, accounts for approximately half of our revenue today. This enhances the stability of our business with contractual pass-through and take-or-pay provisions.

At the same time, Air Products is acting as a first-mover to deliver clean hydrogen at scale, and we announced several developments during fiscal 2024 underscoring this strategy.

In June, we announced the signing of a 15-year agreement to supply 70,000 tons of green hydrogen annually to TotalEnergies.

2025 Proxy Statement	1

This green hydrogen will be used to help decarbonize TotalEnergies’ Northern European refineries and avoid approximately 700,000 tons of CO₂ each year. This pioneering agreement will begin in 2030, and its take-or-pay structure will drive stability in our growing clean hydrogen business. It also emphasizes the significant demand today for green hydrogen.

At the end of September, we announced the completion of the sale of the liquefied natural gas process technology and equipment business for $1.81 billion in cash.

Throughout the year, we announced plans to build networks of permanent, commercial-scale, multi-modal hydrogen refueling stations for heavy-duty and long-range vehicles from Northern to Southern California; between Edmonton and Calgary, Alberta, Canada; and along the Trans-European Transport Network.

Disciplined Capital Allocation
We are committed to running and growing our core business while pursuing strategic, high-growth and high-return opportunities in clean hydrogen. We are pursuing this strategy prudently, aligned to our disciplined capital allocation strategy. With a long-term growth strategy that is supported by real demand that we are seeing play out today, as well as public policy support, there are many exciting opportunities ahead to continue strengthening our core business and executing our clean hydrogen projects designed to help our customers meet their sustainability goals.

Prioritizing Safety and Sustainability
As we successfully execute our strategy, we are also working tirelessly to ensure a safe work environment for our employees and contractors, as evidenced by our 75 percent improvement in employee lost-time injuries and a 57 percent improvement in employee recordable injuries since 2014.

This year, we also strengthened our sustainability goals, including updating the baseline year for our “Third by ‘30” carbon intensity goals for Scope 1 and 2 combined and Scope 3 GHG emissions from 2015 to 2023 while keeping the same target date of 2030. We also announced plans to quadruple the amount of renewable energy used to make our products by 2030, exceeding the pledge made by world leaders at COP28 to “triple up” renewables. Prestigious sustainability organizations continued to recognize our efforts this year, with MSCI awarding us an “A” rating and Barron’s listing us among the 100 Most Sustainable Companies for the sixth consecutive year.

Succession Planning
As we look to the future, as previously discussed, we have decided to bring into the Company a fully qualified CEO successor as President and a member of our Board of Directors. This person should be well known to investors with a clear record of success, and preferably with public company CEO experience and significant international experience and relationships. This Board-driven process is being led by our Lead Director, Ed Monser, with the support of the full Board and our executive search firm. We have identified several highly qualified candidates, and we are anticipating announcing the President’s name in the first half of fiscal year 2025.

Your Vote is Important
It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please promptly submit your proxy in one of the ways outlined in the following Proxy Statement in order to have your shares voted at the Annual Meeting.

Thank you for your investment in Air Products. We look forward to creating value for our shareholders, employees, customers and communities for years to come.

All the best,

Seifi Ghasemi
Chairman, President and Chief Executive Officer

*	Adjusted earnings per share is a non-GAAP financial measure. See Appendix A for a reconciliation to the most directly comparable financial measure calculated under GAAP.

Your vote is extremely important no matter how many shares you own.

Whether or not you expect to attend the meeting, please

promptly use your WHITE proxy card or WHITE voting instruction form to vote by proxy over the internet or by mail.

If you have any questions or require any

assistance with voting your shares, please call Air Products’ proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0537

Banks and Brokers may call collect: (212) 750-5833

2	2025 Proxy Statement

Notice of Annual Meeting of Shareholders

Logistics

Date and Time Thursday, January 23, 2025 8:30 a.m. (Eastern Time)
Virtual Meeting
The 2025 Annual Meeting of Shareholders will be conducted virtually at:
www.cesonlineservices.com/apd25_vm.
Procedures for attending and participating in the virtual meeting are explained on page 89.
Record Date Shareholders of record at the close of business on November 27, 2024 are entitled to receive this notice and to vote at the Annual Meeting.

Items of Business

Company Proposals		Board Vote Recommendation	Votes Required	Page
PROPOSAL 1	Elect the nine nominees proposed by the Board of Directors as directors for a one-year term ending in 2026.	“FOR” EACH COMPANY NOMINEE	Plurality of Votes Cast	15
PROPOSAL 2	Conduct an advisory vote on executive officer compensation.	“FOR”	Majority of Votes Cast	45
PROPOSAL 3	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025.	“FOR”	Majority of Votes Cast	83
PROPOSAL 4	Shareholder proposal to amend the Bylaws to repeal any amendments adopted after September 17, 2023, if properly presented at the Annual Meeting.	“AGAINST”	Majority of Shares Entitled to Vote	85

Shareholders also will attend to such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

How to Vote

Internet Locate the control number included on your WHITE proxy card or WHITE voting instruction form in order to access the website indicated.	Telephone If you are a registered holder, locate the control number included on your WHITE proxy card and dial the number indicated.	Mail Complete, sign, date and mail your WHITE proxy card or WHITE voting instruction form in the self-addressed envelope provided.	Vote Online During the Meeting For instructions on voting during the Annual Meeting, please see page 89.

Your Vote is Very Important

Please note that Mantle Ridge LP, Eagle Fund A1 Ltd and Eagle Advisor LLC (collectively, “Mantle Ridge”) have provided notice of their intention to nominate nine candidates (each a “Mantle Ridge Nominee”) to stand for election as directors at the Annual Meeting in opposition to the nominees recommended by your Board and to bring a proposal to amend the Company’s Amended and Restated Bylaws (the “Bylaw Proposal”) before the Annual Meeting. Pursuant to SEC rules, Air Products is required to show the Mantle Ridge Nominees on our WHITE proxy card and WHITE voting instruction form; however, our Board urges you not to vote for any of the Mantle Ridge Nominees and instead use the WHITE proxy card or WHITE voting instruction form to vote “FOR” only each of the Air Products’ director nominees recommended by your Board, Tonit M. Calaway, Charles (“Casey”) Cogut, Lisa A. Davis, Seifollah (“Seifi”) Ghasemi, Jessica Trocchi Graziano, Edward L. Monser, Bhavesh V. (“Bob”) Patel, Wayne T. Smith and Alfred Stern (collectively, the “Company Nominees”). Additionally, you may receive solicitation materials from Mantle Ridge, including a proxy statement and a blue proxy card or blue voting instruction form. Air Products is not responsible for the accuracy or completeness of any information provided by or relating to Mantle Ridge or the Mantle Ridge Nominees contained in solicitation materials filed or disseminated by or on behalf of Mantle Ridge or any other statements Mantle Ridge may make.

2025 Proxy Statement	3

The Board does NOT endorse any of the Mantle Ridge Nominees or the Bylaw Proposal and unanimously recommends that you use the WHITE proxy card or WHITE voting instruction form to vote ONLY “FOR” each of the nine Company Nominees proposed by your Board of Directors, “AGAINST” the Bylaw Proposal and as the Board recommends on all other proposals. The Board strongly urges you to discard and NOT to vote using blue proxy card or blue voting instruction form sent to you by Mantle Ridge. If you have already submitted a blue proxy card, you can revoke such proxy and vote for the Board’s nominees and on the other matters to be voted on at the Annual Meeting by marking, signing and dating the enclosed WHITE proxy card or WHITE voting instruction form and returning it in the enclosed postage-paid envelope or by voting via the internet by following the instructions on the WHITE proxy card or WHITE voting instruction form. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

Your vote is extremely important no matter how many shares you own. Whether or not you expect to attend the meeting, please promptly use your WHITE proxy card or WHITE voting instruction form to vote by proxy over the internet or by mail. If you have any questions or require any assistance with voting your shares, please call Air Products’ proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0537

Banks and Brokers may call collect: (212) 750-5833

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 23, 2025:

This notice and proxy statement and our Annual Report are available free of charge at www.airproducts.com.

You may also obtain these proxy materials at the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov or by contacting Sean Major, Executive Vice President, General Counsel and Secretary, 1940 Air Products Boulevard, Allentown, Pennsylvania 18106-5500. A copy of the Annual Report accompanies these proxy materials.

Except to the extent specifically referenced herein, information contained or referenced on our website is not incorporated by reference into and does not form a part of this proxy statement.

A copy of this Notice of the Annual Meeting and proxy statement is being sent to shareholders beginning on or about December 3, 2024.

By order of the Board of Directors,

Sean D. Major
Executive Vice President, General Counsel and Secretary

December 3, 2024

4	2025 Proxy Statement

Background to the Solicitation

The summary below details the material events and communications between the Company, Mantle Ridge and certain other investors leading up to this solicitation.

In 2013, when Paul Hilal, the founder and Chief Executive Officer (“CEO”) of Mantle Ridge LP, was a partner at Pershing Square Capital Management (“Pershing Square”), Pershing Square acquired a nearly 10% stake in Air Products. Mr. Hilal helped lead Pershing Square’s engagement with Air Products, which resulted in a settlement between Pershing Square and the Company to add three new independent directors to the Board selected by Pershing Square, namely, Seifi Ghasemi, who subsequently became the Company’s Chairman, President and CEO in July 2014, Edward Monser, the Company’s current Lead Director, and Matthew Paull, a current director of the Company and Chair of Audit and Finance Committee of the Board who is not standing for re-election.

In November 2017, Pershing Square issued a letter to its shareholders disclosing that it had exited its position in the Company.

Under Mr. Ghasemi’s leadership, Air Products has undertaken a two-pillar growth strategy that includes clean hydrogen, while focusing on maintaining a disciplined, risk-adjusted approach to capital allocation. Examples of this approach include, among others things:

-	In May 2023, the Company negotiated a 30-year exclusive ammonia off-take agreement for NEOM Green Hydrogen Company, a joint venture undertaken by the Company with ACWA Power and NEOM that is approximately 73% project financed, which has helped defray the costs to Air Products to build the world’s largest green hydrogen plant in Saudi Arabia;
-	In June 2024, the Company announced a 15-year contract with TotalEnergies for the annual supply of 70,000 tons of green hydrogen starting in 2030. Management and the Board continue to actively work to secure additional off-take agreements;
-	In July 2024, the Company announced the sale of its liquified natural gas process technology and equipment business to Honeywell for $1.81 billion to augment its balance sheet capacity. The transaction closed in September 2024; and
-	In August 2024, management and the Board committed to not make further final investment decisions on additional mega-projects until existing projects are 75% loaded.

At the same time, the Board has regularly assessed its skillsets and composition, while focusing significant time on Board refreshment and CEO succession planning. For example:

-	Since 2020, the Board authorized the Company’s candidate search firm, its long-serving advisor on Board composition and refreshment, to regularly search for and identify potential new candidates to the join the Board;
-	From 2020-2023, the Board added four new independent directors, Tonit Calaway, Jessica Trocchi Graziano, Lisa Davis and Wayne Smith, with Ms. Graziano joining the Board in November 2023; and
-	On August 1, 2024, the Company announced the Board’s plans for CEO succession, stating that a process was already underway to identify a fully qualified potential successor who would initially be brought on as both President and a member of the Board, and who would be “well-known to investors with a clear record of success.”

Notwithstanding these efforts by the Board, on September 6, 2024, D.E. Shaw sent a private letter to the Board, noting that it had acquired a significant economic position in the Company but not disclosing its actual ownership position. In the letter, D.E. Shaw set forth a number of observations with respect to the Company’s performance, strategy and governance, including the Company’s CEO succession efforts, Board composition and certain strategic initiatives. While the letter also “applaud[ed] the role Air Products is playing in decarbonizing our future through investments in clean hydrogen projects,” D.E. Shaw requested that the Company announce a new capital allocation framework to limit the level of capital expenditures at a certain percentage of revenue beyond fiscal 2026 and accelerate efforts to de-risk existing investments by signing more off-take agreements. D.E. Shaw also requested a meeting with the Board.

2025 Proxy Statement	5

On September 8, 2024, a teleconference meeting to discuss the D.E. Shaw letter was held among Mr. Ghasemi, Sean Major, the Executive Vice President, General Counsel and Secretary of the Company, representatives of the Company’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), and representatives of a financial advisor to the Company. During that meeting, it was determined to convene a meeting of the full Board as soon as possible to discuss next steps with respect to the D.E. Shaw letter and to have Mr. Major respond to D.E. Shaw acknowledging receipt of the letter.

On September 9, 2024, Mr. Major responded to D.E. Shaw’s letter, acknowledging receipt of the letter and noting that the Board would respond regarding D.E. Shaw’s request in due course.

On September 15, 2024, the Board met to discuss D.E. Shaw’s letter and the Company’s potential next steps, including scheduling a meeting with D.E. Shaw to hear more about their proposals. At the meeting, the Board discussed the key issues raised in the D.E. Shaw letter, noting that the Company was already focused on and actively addressing a vast majority of the points raised by D.E. Shaw, including that the Company recently announced a 15-year off-take agreement with TotalEnergies and that there were active negotiations for additional off-take agreements for the Company’s other green and blue hydrogen projects. The Board also discussed the status of their ongoing Board refreshment process and their CEO succession planning, noting that Mr. Ghasemi had already publicly disclosed that the Board’s process to bring on a fully qualified successor was underway during the Company’s last earnings call and that the Board had been evaluating several potential director candidates over the past few months to join the Board. Following this discussion, the Board determined that the appropriate course of action would be to meet with D.E. Shaw in person to hear D. E. Shaw’s views directly. The Board resolved that Mr. Major should reach out to representatives of D.E. Shaw to arrange a date for such meeting that would allow for as many directors as possible to attend.

On September 16, 2024, Mr. Major sent an email to Michael O’Mary, a managing director and portfolio manager at D.E. Shaw, offering Mr. O’Mary and Edwin Jager, a managing director at D.E. Shaw, the opportunity to meet with the Board. Mr. O’Mary thanked Mr. Major for his response and agreed to provide D.E. Shaw’s availability for a meeting.

On September 17, 2024, Mr. Major sent Mr. O’Mary a follow-up email explaining that October 2, 2024 would be the best date for the Board to meet with D.E. Shaw to allow the maximum number of directors to attend such meeting in person. In response to Mr. Major’s email, Mr. O’Mary agreed to the proposed date and noted that D.E. Shaw’s legal counsel would be requesting the Company’s form of questionnaire for director nominations. Later that day, Mr. O’Mary called an executive at Innisfree M&A Incorporated, the Company’s proxy solicitation firm, to indicate that Mr. O’Mary was prepared to go public in the near term. This feedback was provided to the Company.

On September 18, 2024, a representative of Schulte Roth & Zabel LLP (“Schulte”), D.E. Shaw’s legal counsel, sent an email to Mr. Major requesting a copy of the Company’s questionnaire for directors and director nominees and the representation and agreement to be provided by a proposed director nominee pursuant to the Company’s bylaws (collectively, the “Nomination Materials”).

On September 18, 2024, Mr. Major sent Messrs. O’Mary and Jager an email confirming additional timing details with respect to the meeting on October 2, 2024, and noting that the Company would provide the Nomination Materials on a timely basis.

On September 18, 2024, a representative of D.E. Shaw contacted a financial advisor to the Company to express D.E. Shaw’s concerns over the time period between the date that D.E. Shaw sent its initial letter and the date that its meeting with the Board was scheduled for. The advisor conveyed to Mr. O’Mary that the Board was acting in good faith and had to coordinate numerous schedules to meet in person, and that October 2, 2024, was the best date for all the directors.

On September 23, 2024, Mr. Major sent the Nomination Materials to Schulte by email.

On September 27, 2024 and September 28, 2024, a financial advisor to the Company and Mr. O’Mary exchanged emails regarding whether D.E. Shaw would provide materials to the Board in advance of the October 2, 2024 meeting, and Mr. O’Mary confirmed that such materials would be provided.

On October 1, 2024, in advance of the October 2, 2024 in-person meeting, D.E. Shaw emailed Mr. Major a presentation including its analysis and proposals for the Company. The presentation set forth additional detail regarding the items identified in the previous September 6, 2024 letter, and also included several specific demands relating to limits on future capital expenditures, accelerating the signing of more off-take agreements, CEO succession planning and Board refreshment. With respect to Board refreshment, D.E. Shaw indicated that it was considering putting forth three proposed director nominees.

6	2025 Proxy Statement

On October 2, 2024, the entire Board (other than one independent director who was unable to attend), met in person with representatives of D.E. Shaw at Skadden’s New York offices. At the meeting, Messrs. O’Mary and Jager, as well as Ndubuis (Ndu) Okereke, senior vice president of D.E. Shaw, Michael Fu, investment analyst of D.E. Shaw, and David Batchelder, an advisor to D.E. Shaw, discussed in detail the topics and proposals that D.E. Shaw had raised in its initial letter and subsequent presentation. The Board asked questions regarding D.E. Shaw’s proposals for the Company. After the meeting, the Board met to discuss D.E. Shaw’s presentation and determined that the Board would have another meeting on October 6, 2024 to discuss in more detail a response to D.E. Shaw’s specific proposals. The Board also instructed Mr. Major to attempt to schedule a follow up meeting with D.E. Shaw for October 9, 2024 with a subset of independent directors, noting that the Board would plan to provide a more substantive response to D.E. Shaw’s presentation and proposals at such meeting.

On October 3, 2024, Mr. Major sent Mr. O’Mary an email requesting a follow-up meeting on October 9, 2024, between D.E. Shaw and a subset of independent directors of the Board, noting that the Board planned to provide a response to D.E. Shaw’s presentation and proposals at the October 9, 2024 meeting. Mr. O’Mary responded, noting that the proposed date was acceptable, and emphasizing that D.E. Shaw expected a substantive response to its proposals at that time.

On October 4, 2024, Mr. Monser received a courtesy call from Mr. Hilal noting that Mantle Ridge was about to send the Board a letter. Shortly thereafter, Mr. Major received a letter from Mantle Ridge. The letter (a) stated that Mantle Ridge wished to engage with an independent subcommittee of the Board to discuss the Company’s strategy, capital allocation and succession planning, (b) requested that the Company pause any major new capital commitments “outside the scope of the traditional core business,” as well as pause sales of certain assets and (c) asked that the Company extend the director nomination deadline to November 15, 2024. Mantle Ridge stressed that it desired to engage privately with the Board, noting that “public statements and media reports . . . can be highly counterproductive.”

Within minutes of receiving Mantle Ridge’s private letter, which asked that such letter be kept confidential and not published in whole or in part, on October 4, 2024, the Wall Street Journal reported that “according to people familiar with the matter,” Mantle Ridge had accumulated a stake in the Company worth more than $1 billion and planned to “push [Company] executives on succession planning . . . as well as on improvements to the company’s strategy and capital allocation.”

Also on October 4, 2024, and following receipt of Mantle Ridge’s initial letter, Cadwalader, Wickersham & Taft LLP (“Cadwalader”), Mantle Ridge’s legal counsel, sent Mr. Major a letter requesting the Nomination Materials.

On October 4, 2024, Mr. O’Mary called a financial advisor to the Company upon seeing the Wall Street Journal story. Mr. O’Mary noted that, due to this recent development, he expected that D.E. Shaw’s October 9, 2024 meeting with the Board would be postponed. The advisor communicated this to the Board.

On October 6, 2024, the Board met to discuss the Company’s responses to both D.E. Shaw and Mantle Ridge. As part of these discussions, the Board discussed (a) the Company’s ongoing efforts to execute additional off-take agreements and capital expenditure requirements for the next few years, (b) its timeline to appoint a new President to the Company who could succeed Mr. Ghasemi and (c) the status of completing director interviews with the pipeline of directors previously identified by the Company’s search firm and the Corporate Governance and Nominating Committee of the Board. Regarding Mantle Ridge, the Board unanimously determined that the appropriate course of action would be to schedule a meeting with Mantle Ridge to allow Mantle Ridge to present its proposals to an ad hoc group of independent directors, consisting of Ms. Calaway and Messrs. Monser, Paull and Smith. With respect to D.E. Shaw, due to the need to evaluate the recent letter from Mantle Ridge and its proposals, as well as the extensive publicity resulting from such letter, the Board directed Mr. Monser to communicate to Mr. O’Mary that the Company preferred to postpone the upcoming meeting with D.E. Shaw in light of recent developments. The Board believed that this postponement was consistent with Mr. O’Mary’s previous conversation with the financial advisor to the Company following the public disclosure of Mantle Ridge’s letter and that D.E. Shaw would understand the reason for the delay. Later that day, Mr. Monser called Mr. O’Mary and conveyed the Board’s decision to postpone its meeting with D.E. Shaw.

On October 7, 2024, Mr. Major sent the Nomination Materials to Cadwalader.

Also on October 7, 2024, Mantle Ridge sent the Company a Hart-Scott-Rodino Act (“HSR”) notice letter informing the Company that Mr. Hilal intended to acquire voting securities of the Company in excess of the $500 million HSR threshold.

On October 8, 2024, notwithstanding Mr. O’Mary’s October 4, 2024 conversation with the financial advisor to the Company, D.E. Shaw sent an additional letter to the Board reiterating its demand for a substantive response to its proposals by October 9, 2024, and stating its view that the Board was not interested in a constructive dialogue and was engaged in “delay tactics.”

2025 Proxy Statement	7

On October 9, 2024, an ad hoc group of independent directors of the Board (Ms. Calaway and Messrs. Monser, Paull and Smith) met with representatives of Mantle Ridge in person in New York City for approximately four hours. Mantle Ridge did not prepare a written presentation but went through its ideas for improving the Company’s stock price performance, which included imposing restrictions on the Company’s clean hydrogen strategy, while simultaneously noting that it viewed the core industrial gases business positively. Mantle Ridge spoke very highly of Mr. Ghasemi, but stated that it had identified a preferred replacement CEO, Dennis Reilley, and also discussed its expectations for Board refreshment, including adding a majority of new independent directors to the Board. Mantle Ridge noted that it would be acceptable to keep all eight of the current independent directors on the Board, so long as it could add at least nine new independent directors that would constitute a majority, notwithstanding the fact that the Company’s certificate of incorporation caps the size of the Board at 15 directors.

Later on October 9, 2024, the full Board met to discuss the meeting with Mantle Ridge. The Board discussed the topics raised in Mantle Ridge’s letter, and noted that, as with D.E. Shaw’s letter, the Company was already undertaking its own internal processes on a vast majority of the points raised by Mantle Ridge, including Board refreshment, CEO succession, capital allocation and de-risking the Company’s clean hydrogen projects with the signing of off-take agreements. The Board determined that given the Company was in a quiet period until it released its fiscal year-end earnings on November 7, 2024 and the Board wanted to more carefully evaluate the demands made by Mantle Ridge and D.E. Shaw, it would be best to wait to speak further with them until the Company was no longer in a blackout window and the Company would therefore be able to discuss freely the information expected to be disclosed to all investors on its upcoming earnings call. Following the meeting, Mr. Monser called each of D.E. Shaw and Mantle Ridge, and relayed the Board’s message. During the call with Mantle Ridge, Mr. Hilal requested a follow-up call with Mr. Monser on October 11, 2024, which Mr. Monser accepted.

On October 10, 2024, D.E. Shaw sent a letter to the Board along with a presentation substantially similar to that given to the Board on October 2, 2024, which it also released publicly, reiterating the topics and proposals from its October 2, 2024 meeting (the “October 10 Letter”). Citing the cancellation of its October 9, 2024 meeting, D.E. Shaw claimed that the Board was unwilling or unable to substantively engage with D.E. Shaw on its proposals. D.E. Shaw’s presentation included in the October 10 Letter did not include the slide previously presented to the Board on its three proposed nominees, however, at least one of its nominees, Scott Sutton, was reported in the media as being D.E. Shaw’s proposed candidate to replace the Company’s existing CEO.

Also on October 10, 2024, Mr. Hilal and Mr. Monser spoke telephonically regarding D.E. Shaw’s press release as well as recent news reports of the Company’s engagement with Mantle Ridge. Mr. Monser asked Mr. Hilal to provide the Board with a letter summarizing Mantle Ridge’s main points. Later that day, Mr. Hilal called Mr. Monser to preview with him the draft letter that Mantle Ridge hoped would be responsive to his request from the prior day.

On October 11, 2024, Mantle Ridge sent a letter to the Board that briefly summarized its views on the Company’s current capital allocation and strategy, CEO succession process and Board composition. Specifically, Mantle Ridge noted “we support the Company’s investing in projects with risk and risk-adjusted-return characteristics that are consistent with the core business.” Mantle Ridge also provided an adjustment to its proposal to have Dennis Reilley succeed the Company’s current CEO. Instead, Mantle Ridge proposed that it would want to see a “seasoned” Executive Chairman paired with a “younger executive,” noting it had identified exceptional candidates for these roles. Mantle Ridge also noted with respect to Board refreshment that Messrs. Monser and Paull “are the kind of truly independent, high-integrity and shareholder-oriented director nominees that we think can best serve shareholders.” The letter finally noted that in the absence of an extension of the director nomination deadline, Mantle Ridge would likely nominate directors the following week. Mr. Monser confirmed receipt of the letter by text message, followed by a brief call noting that he would share the letter with the full Board.

On October 13, 2024, the Board met to discuss Mantle Ridge’s demands. The Board noted that Mantle Ridge appeared focused on fundamentally changing the Company’s strategy, replacing the Company’s CEO and placing enough new directors on the Board to constitute a majority of the Board. The Board discussed its fiduciary duties to all shareholders in light of this demand to exercise control of the Company by unilaterally appointing a majority of the Board and Executive Chair and CEO, without paying a premium to shareholders. The Board also discussed how further engagement with Mantle Ridge without first communicating to all shareholders, and hearing their feedback regarding, its year-end results, which were very strong, and its strategy, the scope of demand for clean hydrogen, its focus on capital allocation and efforts to de-risk the Company’s clean hydrogen projects with the signing of additional off-take agreements, would not be productive. Accordingly, the Board determined to work on communicating its efforts during its November 7, 2024 earnings release and to inform Mantle Ridge that it did not view further private engagement at this time as being productive.

8	2025 Proxy Statement

On October 14, 2024, the Board sent a letter to Mantle Ridge stating that it did not believe that it would be productive to engage further at this time. Messrs. Hilal and Monser spoke after Mantle Ridge received this letter. Mr. Monser stated that the Board unanimously concluded that this is a change in control request, since Mantle Ridge wants to replace the entire Board and the Company’s CEO, and such actions should be decided by shareholders of the Company and not by one shareholder.

On October 15, 2024, Reuters published an article reporting that Mantle Ridge was considering naming Dennis Reilley and Eduardo Menezes as the proposed Executive Chairman and CEO of the Company, respectively. On the same day, representatives of Skadden, as well as financial and public relations advisors to the Company, met with Company management and Mr. Monser to discuss the Company’s upcoming earnings release and presentation to shareholders, which, among other things, would provide shareholders with substantive updates on the Company’s strong quarterly results and ongoing efforts to de-risk its clean hydrogen strategy and prudently manage its capital expenditures, as well as present a clear plan for CEO succession.

On October 17, 2024, Mr. Hilal called Mr. Monser and informed him that Mantle Ridge planned to nominate a full slate of nine directors at the 2025 Annual Meeting. Later that day, Mantle Ridge sent a letter to the Board confirming that it was nominating a slate of nine directors, including Mr. Hilal and noting that it looked forward to seeing the Company’s proposed slate of directors. Mantle Ridge also submitted notice to the Company as required by the Bylaws nominating Paul Hilal, Andrew Evans, David Khani, Thomas Linebarger, Nichelle Maynard-Elliott, Tracy McKibben, Dennis Reilley, Donald Wallette and Steven Whisler (the “Nomination Notice”). Notably, Mr. Menezes, Mantle Ridge’s purported CEO candidate, was not included in Mantle Ridge’s slate of directors. In the Nomination Notice, Mantle Ridge disclosed a beneficial ownership of 5,615,864 shares, constituting approximately 2.5% of the Company’s outstanding common stock, all of which were held in derivatives other than 100 shares held as common stock.

On October 20, 2024, the Board met to further discuss Mantle Ridge’s formal nomination of nine director candidates, as well as the Company’s planned communication to shareholders on November 7, 2024. The Board discussed its familiarity with several of Mantle Ridge’s nominees and initial views that none were as strong as the Company’s existing directors or candidates already in the Company’s pipeline, but nonetheless instructed its long-serving advisor on Board composition and refreshment, to begin evaluating each of Mantle Ridge’s nominees in its control slate, as well as the three candidates proposed by D.E. Shaw, even though such candidates had not been formally nominated by D.E. Shaw. The Board further instructed its third-party executive search firm to prepare reports on each of the proposed candidates for the Board’s review in accordance with its normal director evaluation process, and to compare such candidates against the existing Board members and the director candidates previously identified through the Board’s normal search process.

On October 22, 2024, Cadwalader sent the Company, on behalf of Mantle Ridge, a supplemental notice regarding its proposal and full slate of director nominees, which included additional information with respect to certain derivative securities held by Mantle Ridge. In the supplemental notice, Mantle Ridge informed the Company that it intended to convert all of its derivatives to shares of Company common stock by November 15, 2024, after the expiration of the HSR waiting period.

On October 24, 2024, Skadden sent a supplemental information request to Cadwalader, requesting that additional information be provided in connection with the Nomination Notice and the October 22, 2024 supplemental notice. The supplemental information request asked clarifying questions as a number of the responses provided by Mantle Ridge and the Mantle Ridge Nominees were inconsistent or unclear in the notices.

Also on October 24, 2024, CNBC reported that D.E. Shaw did not intend to nominate directors formally, but rather intended to support Mantle Ridge and its director nominees, however no formal notice was delivered to the Company from either D.E. Shaw or Mantle Ridge regarding such matter.

On October 25, 2024, Cadwalader sent the Company, on behalf of Mantle Ridge, a letter responding to the October 24, 2024 supplemental information request.

On October 29, 2024, the Company filed a Form DEFA14A, disclosing that the Company planned to file proxy materials in connection with the solicitation of proxies for the 2025 Annual Meeting, and that, prior to the 2025 Annual Meeting, the Company will file a definitive proxy statement together with a WHITE proxy card.

On October 30, 2024, Cadwalader sent the Company, on behalf of Mantle Ridge, a second supplemental notice to its Nomination Notice, which included additional information with respect to the net-settlement of certain derivative securities held by Mantle Ridge. In the second supplemental notice, Mantle Ridge disclosed a beneficial ownership of 5,127,005 shares,

2025 Proxy Statement	9

constituting approximately 2.3% of the Company’s outstanding common stock, all of which were still held in derivatives other than 100 shares held as common stock, reflecting a decrease of beneficial ownership of 488,859 shares since the Nomination Notice.

On November 3, 2024, Mr. Hilal sent a letter to the Board thanking the Board for its consideration and engagement during the month of October and requesting to meet in-person with a subcommittee of the Board as soon as possible after the Company reports its year-end earnings.

On November 5, 2024, Mr. Monser sent a letter to Mr. Hilal thanking Mr. Hilal for his letter and noting that the Board would give full consideration to his request at its next Board meeting, scheduled for November 10, 2024.

On November 7, 2024, the Company held its fourth quarter earnings call and issued a detailed presentation, in which it highlighted the Company’s strong earnings for the fourth quarter in its core industrial gases business. The presentation also discussed the Company’s clean hydrogen strategy, noting, among other things, (a) that substantial demand for clean hydrogen already existed, particularly in Europe and Asia, (b) that clean hydrogen has a higher growth and return profile than the Company’s core industrial gases business and (c) that the Company’s investments to date had given it critical first-mover advantages in the growing clean hydrogen market, including the ability to negotiate favorable off-take agreements. The presentation also detailed the Company’s continued disciplined approach to capital allocation, noting as examples (i) the NEOM project, which is 73% project financed and anticipated to have contracted its entire output by early 2027, (ii) the TotalEnergies off-take agreement announced on June 7, 2024, (iii) the substantial construction progress and off-take negotiations with respect to the Canada Net-Zero Hydrogen Energy Project and the Louisiana Clean Energy Complex, (iv) that the World Energy SAF Facility had been put on hold and the Texas Green Hydrogen JV was not moving forward (and that, in the case of the Texas project, final investment decision had never been made) and (v) that the Company continued to meaningfully invest in and grow the core industrial gases business. The presentation also provided updates on certain of the Company’s corporate governance initiatives, noting that, as announced on August 1, 2024, the President search, led by Mr. Monser, the Company’s Lead Director, with the support of the full Board, was ongoing, and that, with highly qualified candidates having been previously identified, the Company expected to announce a new President who would be the intended successor as CEO, in the first half of fiscal year 2025.

On November 10, 2024, the Board met to discuss the feedback received by management following the Company’s earnings call and presentation on November 7, 2024. Management noted that most of the feedback was very positive and supportive of the Company’s results and the increased disclosure the Company provided relating to the demand for clean hydrogen and its future capital spending. The Board then discussed Mantle Ridge’s November 3rd request to meet with a subset of the Board. The Board determined that since Mantle Ridge still wanted control of the Board and to replace the Company’s CEO, further engagement with Mantle Ridge would not be productive at this time. The Board authorized Mr. Monser to communicate the same.

On November 11, 2024, Mr. Monser sent a letter to Mr. Hilal notifying him that the Board did not believe it would be productive to meet again at this time. Also on November 11, 2024, Cadwalader sent the Company, on behalf of Mantle Ridge, a third supplemental notice to its Nomination Notice, which included additional information with respect to the net-settlement of certain derivative securities held by Mantle Ridge. In the third supplemental notice, Mantle Ridge disclosed a beneficial ownership of 4,614,084 shares, constituting approximately 2.1% of the Company’s outstanding common stock, all of which were still held in derivatives other than 100 shares held as common stock, reflecting a decrease of beneficial ownership of 1,001,780 shares since the Nomination Notice.

On November 14, 2024, Mr. Hilal called Mr. Monser to inform him that Mantle Ridge intended to a file preliminary proxy statement and go public in the near term. Mr. Hilal also advised Mr. Monser to review Mantle Ridge’s prior public letters when they had to go public at other companies because they were quite disparaging to management and the boards of such companies. Mr. Monser repeated the Board’s previous response to Mantle Ridge that the Board did not believe these types of discussions were productive. Mr. Hilal then notified Mr. Monser that Mantle Ridge’s legal advisors intended to deliver a customary books and record demand for stockholder list materials in order to solicit stockholders in their solicitation. Shortly after the call, Mantle Ridge’s legal advisors delivered the books and record demand to Skadden.

On November 17, 2024, each of the Corporate Governance and Nominating Committee and Board met to discuss and evaluate: (i) the Mantle Ridge Nominees, (ii) Messrs. Patel and Stern, both of whom were identified by the Company’s third-party executive search firm as part of the Company’s ongoing Board refreshment efforts, and (iii) the current nine members on the Board, in order to determine whom the Board should recommend shareholders elect at the Annual Meeting. Before the discussion began, each of Messrs. Ho and Paull informed the Corporate Governance and Nominating Committee of his intention to retire from the Board and not seek re-election at the Annual Meeting.

10	2025 Proxy Statement

In advance of the Board and Corporate Governance and Nominating Committee meetings, the Board carefully reviewed the director questionnaires completed by each director nominee, disclosures provided by Mantle Ridge with respect to the Mantle Ridge Nominees set forth in the Nomination Notice, detailed reports prepared by the Company’s third-party executive search firm analyzing each nominee’s background, skillsets and qualifications and comparing the Mantle Ridge Nominees against the Board, as refreshed with Messrs. Patel and Stern, and the results of background search reports prepared by a third-party investigatory firm on each new nominee.

After a full discussion, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, determined by unanimous vote of all directors present not to recommend to shareholders any of the Mantle Ridge Nominees for election to the Board and instead recommend that shareholders support the election of a nine person Board consisting of Tonit M. Calaway, Charles Cogut, Lisa A. Davis, Seifollah Ghasemi, Jessica Graziano, Edward L. Monser, Bhavesh V. Patel, Wayne T. Smith and Alfred Stern (the “Company Nominees”).

In determining not to recommend for election any of the Mantle Ridge Nominees and instead recommend that shareholder elect all nine of the Company Nominees, the Board considered a number of factors, including, among other things, that: (i) many of the Mantle Ridge Nominees have long-standing relationships with each other or with Mantle Ridge, calling into question their independence from each other (e.g., each of Messrs. Hilal, Reilley and Whisler all served at the same time on the board of directors of CSX Corporation, each of Messrs. Reilley and Linebarger have consulting agreements with Mantle Ridge currently in effect to provide industry expertise and Mr. Reilley and Ms. Maynard-Elliot previously worked together at Praxair Inc.); (ii) the ability of the Mantle Ridge Nominees to represent the interests of the shareholders of the Company was not as strong as the Company Nominees; and (iii) the background and experiences of the Mantle Ridge Nominees were either not as strong as the Company Nominees or that such experiences and qualifications were duplicative of the directors and nominees comprising the Company Nominees.

In addition, even though D.E. Shaw had not formally nominated its three proposed candidates for election to the Board, the Board nonetheless undertook the same evaluation and discussion regarding these candidates included in D.E. Shaw’s presentation to the Board on October 2, 2024 and concluded that none of D.E. Shaw’s candidates were as qualified as the Company Nominees.

On November 18, 2024, the Company issued a press release and filed a Form 8-K announcing, among other things, the Board’s decision to nominate two new independent directors for election at the Annual Meeting, Messrs. Patel and Stern, as part of its ongoing Board refreshment efforts and that Messrs. Ho and Paull each had informed the Board of his intention to retire from the Board and not seek re-election at the Annual Meeting.

Later on November 18, 2024, Cadwalader sent the Company, on behalf of Mantle Ridge, a fourth supplemental notice to its Nomination Notice, which included additional information with respect to the net-settlement of certain derivative securities held by Mantle Ridge. In the fourth supplemental notice, Mantle Ridge disclosed a beneficial ownership of 4,107,521 shares, constituting approximately 1.8% of the Company’s outstanding common stock, all of which were now held directly as common stock, reflecting a decrease of beneficial ownership of 1,508,343 shares since the Nomination Notice.

On November 19, 2024, Mantle Ridge filed a preliminary proxy statement which confirmed that Mantle Ridge was still seeking control of, and to replace, the entire Board with its slate of nine directors. Mantle Ridge also disclosed their desire to replace the Company’s CEO with Eduardo Menezes, although he was not nominated for election to the Board. Shortly before the preliminary proxy statement was filed with the SEC, Reuters reported Mantle Ridge had nominated nine directors.

On November 22, 2024, the Company filed its preliminary proxy statement for the Annual Meeting and on November 27, 2024, the Company filed a revised preliminary proxy statement for the Annual Meeting. On December 3, 2024, the Company filed its definitive proxy statement for the Annual Meeting.

2025 Proxy Statement	11

Voting Roadmap

This section summarizes information contained elsewhere in this proxy statement. These highlights do not contain all of the information that you should consider before voting or provide a complete description of the topics covered. Please read this proxy statement in its entirety before voting.

PROPOSAL 1
Elect the nine nominees proposed by the Board as directors for a one-year term ending in 2026.
The individuals nominated for election to the Board possess a broad range of qualifications and skills that facilitate strong oversight of Air Products’ management and strategy. Our directors have diverse backgrounds and experiences and have demonstrated a commitment to strong corporate governance, industry expertise, shareholder engagement and sustainability.
The Board recommends a vote “FOR” each of Air Products’ nine director nominees. ●Page 15

	Tonit M. Calaway Charles Cogut Lisa A. Davis Seifollah Ghasemi Jessica Trocchi Graziano Edward L. Monser Bhavesh V. Patel Wayne T. Smith Alfred Stern	Gender Diverse		Independent
PROPOSAL		33%	3 Female 6 Male	89%	8 Independent 1 Not Independent

		Ethnically/Racially Diverse		Average Tenure of Director Nominees
		33%	3 Minority 6 Other	4.6 years	3 Director Nominees with 5+ Years 4 Director Nominees with 1-5 Years 2 New Director Nominees

The Board unanimously recommends you vote on the WHITE proxy card or WHITE voting instruction form ONLY “FOR” each of Air Products’ director nominees

12	2025 Proxy Statement

PROPOSAL 2
Conduct an advisory vote on executive officer compensation.
As described in the Compensation Discussion and Analysis, our executive officer compensation program has been designed to support our long-term business strategy and drive the creation of shareholder value. It is aligned with the competitive market for talent, sensitive to Company performance and oriented to long-term incentives to maintain and improve the Company’s long-term profitability. We believe our program delivers reasonable pay that is strongly linked to Company performance.
The majority of compensation provided to the Company’s executive officers is dependent upon total returns delivered to shareholders and the achievement of performance objectives. Over 90% of the total direct compensation opportunity for our CEO and 80% of the total direct compensation opportunity for our other executive officers is performance-based to ensure that executive compensation directly reflects the creation of shareholder value. The most significant element of our executive compensation program is performance shares, which tie payout to relative total shareholder return compared to the S&P 500, resulting in realizable pay that is closely aligned with annualized total shareholder return.
CEO Target Compensation Mix
Other Executive Officer Target Compensation Mix
The Board recommends a vote “FOR” this Proposal. ●Page 45

Say-on-Pay Support
At the 2024 Annual Meeting of Shareholders, our shareholders supported the Company’s executive officer compensation program with approximately 72.9% of votes cast in favor of approval. We accordingly had discussions with shareholders regarding our executive compensation program and subsequently made changes to certain aspects of our executive compensation program to reflect the feedback we received from our shareholders.

PROPOSAL 3
Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025.
The Audit and Finance Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2025. The Board believes that the engagement of Deloitte as our independent registered public accounting firm for fiscal 2025 is in the best interests of the Company and is submitting the appointment of Deloitte to our shareholders for ratification as a matter of good corporate governance.
This proposal requests that our shareholders ratify the Audit and Finance Committee’s appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2025. Deloitte has served as our independent registered public accounting firm since fiscal 2019.
The Board recommends a vote “FOR” this Proposal. ●Page 83

2025 Proxy Statement	13

PROPOSAL 4
Shareholder proposal to amend the Bylaws to repeal any amendments adopted after September 17, 2023, if properly presented at the Annual Meeting.
Mantle Ridge has notified the Company that it intends to propose that any changes to our Bylaws subsequent to September 17, 2023 be repealed. The shareholder proposal will be voted on at the Annual Meeting if properly presented by or on behalf of Mantle Ridge. The Bylaws have not been modified since September 17, 2023, and the Board recommends that shareholders vote against this proposal because it is premature and speculative.
For this and the other reasons set forth in Proposal 4, the Board recommends that shareholders vote against this shareholder proposal.
The Board recommends a vote “AGAINST” this Proposal. ●Page 85

14	2025 Proxy Statement

Corporate Governance at Air Products

PROPOSAL 1
Election of Board Nominated Directors
The following individuals have been nominated by the Board for terms expiring at the 2026 Annual Meeting of Shareholders following the election and qualification of their successors: Tonit M. Calaway, Charles (“Casey”) Cogut, Lisa A. Davis, Seifollah (“Seifi”) Ghasemi, Jessica Trocchi Graziano, Edward L. Monser, Bhavesh V. (“Bob”) Patel, Wayne T. Smith and Alfred Stern. Biographical information on these nominees and a description of their qualifications to serve as directors appears beginning on page 17. Each Board nominee elected as a director is expected to continue in office until his or her term expires or until his or her earlier retirement, resignation, removal or death.
Each of the Board nominees has consented to be named in this proxy statement and has agreed to serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the WHITE proxy card will vote for another nominee substituted by the Board in place of the unavailable nominee or, as an alternative, the Board may reduce the number of directors on the Board. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.
The Board nominees possess a broad range of qualifications and skills that facilitate strong oversight of Air Products’ management and strategy. Our directors have diverse backgrounds and experiences and have demonstrated a commitment to strong corporate governance, industry expertise, shareholder engagement and sustainability.

The Board unanimously recommends that shareholders vote “FOR” only the Board’s nine nominees for election as directors:
Ms. Calaway,
Mr. Cogut,
Ms. Davis,
Mr. Ghasemi,
Ms. Graziano,
Mr. Monser,
Mr. Patel,
Mr. Smith and
Mr. Stern.

As described previously, Mantle Ridge has notified Air Products of its intention to nominate nine candidates to stand for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board. As a result, assuming such nominees are in fact nominated for election at the Annual Meeting and all such nominations have not been withdrawn by Mantle Ridge, the number of director nominees will exceed the number of directors to be elected and, as provided under our Bylaws, directors will be elected by a plurality of the votes cast. This means that the nine director nominees receiving the greatest number of votes cast “FOR” their election will be elected.

The Board does NOT endorse any of the Mantle Ridge Nominees, and unanimously recommends that you simply DISREGARD any materials, including any blue proxy card or blue voting instruction form, that may be sent to you by Mantle Ridge and only vote using the enclosed WHITE proxy card or WHITE voting instruction form to vote ONLY “FOR” each of the nine nominees proposed by the Board (Tonit M. Calaway, Charles (“Casey”) Cogut, Lisa A. Davis, Seifollah (“Seifi”) Ghasemi, Jessica Trocchi Graziano, Edward L. Monser, Bhavesh V. (“Bob”) Patel, Wayne T. Smith and Alfred Stern). The Board strongly urges you to discard and NOT to vote using any blue proxy card or blue voting instruction form that may be sent to you by Mantle Ridge. If you have already voted using a blue proxy card or blue voting instruction form sent to you by Mantle Ridge, you have every right to change your vote and we strongly urge you to revoke that proxy by using the WHITE proxy card or WHITE voting instruction form to vote in favor of ONLY each of the nine nominees recommended by the Board — by internet, or by signing, dating and returning the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at 1 (877) 750-0537 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries.

You may receive solicitation materials from Mantle Ridge, including proxy statements and blue proxy cards or blue voting instruction forms. Information about the Mantle Ridge Nominees may be found in Mantle Ridge’s proxy statement. Air Products is not responsible for the accuracy or completeness of any information provided by or relating to Mantle Ridge or its nominees contained in the solicitation material filed or disseminated by or on behalf of Mantle Ridge or any other statements Mantle Ridge may make. Shareholders will be able to obtain, free of charge, copies of all proxy statements, including Mantle Ridge's proxy statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the applicable party with the SEC in connection with the Annual Meeting at the SEC’s website (www.sec.gov).

2025 Proxy Statement	15

The Board of Directors’ Nominees for Election

					Committees
Name and Current or Previous Position	Diverse	Female	Director Since	Independent	AF	CGN	E	MDC
Tonit M. Calaway Executive Vice President and Chief Administrative Officer, General Counsel and Secretary of BorgWarner Inc.	✓	✓	2022	✓		●		●
Charles Cogut Retired Partner, Simpson, Thacher & Bartlett LLP			2015	✓	●	●
Lisa A. Davis Former Member of the Managing Board and CEO of Gas and Power for Siemens AG		✓	2020	✓		●	●	●
Seifollah Ghasemi Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc.	✓		2013				●
Jessica Trocchi Graziano(1) Senior Vice President and Chief Financial Officer of United States Steel Corporation		✓	2023	✓	●	●	●
Edward L. Monser Retired President and Chief Operating Officer of Emerson Electric Co.			2013	✓		●	●	●
Bhavesh V. Patel(2) Former President of Standard Industries	✓		New Director Nominee	✓		●		●
Wayne T. Smith Retired Chairman and Chief Executive Officer of BASF Corporation			2021	✓	●		●	●
Alfred Stern(3) Chief Executive Officer and Chairman of the Executive Board of OMV Aktiengesellschaft			New Director Nominee	✓	●			●
AF	Audit and Finance Committee	CGN	Corporate Governance and Nominating Committee	●	Chair Designee
E	Executive Committee	MDC	Management Development and Compensation Committee	●	Member

(1)	The Board has designated Ms. Graziano as Chair of the Audit and Finance Committee and as a member of the Executive Committee effective following the Annual Meeting.
(2)	The Board has designated Mr. Patel as a member of the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee, subject to his election at the Annual Meeting.
(3)	The Board has designated Mr. Stern as a member of the Audit and Finance Committee and the Management Development and Compensation Committee, subject to his election at the Annual Meeting.

The Board unanimously recommends that you use the WHITE proxy card or WHITE voting instruction form to vote “FOR” only each of our Board’s director nominees.

16	2025 Proxy Statement

The Board is composed of a diverse group of leaders in their respective fields. Our directors have leadership experience at major domestic and international companies with operations inside and outside of the United States. Our directors also have experience on other companies’ boards, which provides an understanding of different business processes, challenges, strategies and approaches to problem-solving. Our directors have substantial experience in key aspects of our operations, finance and capital management and government relations as well as in the market sectors we serve, including the energy, electronics and chemicals industries. Our directors also possess extensive experience in functional areas that are important to the execution of their oversight responsibilities, including corporate governance, accounting and financial reporting, information technology, mergers and acquisitions, investor relations and legal affairs. We believe all of our directors have personal traits such as candor, integrity, commitment and collegiality that are essential to effective corporate governance.

The Board believes its nominees reflect a diverse array of skills, perspectives and experience as well as ethnic, gender and geographic diversity. For additional information, please refer to our directors’ skills matrix and other information below.

Board Snapshot

Independence	Diversity	Director Nominee Tenure
89%	56%	4.6 years
Independent	Diverse	Average Tenure

8 Independent	5 Diverse	3 Director Nominees with 5+ Years
1 Not Independent	4 Other	4 Director Nominees with 1-5 Years
2 New Director Nominees

Director Qualifications and Skills

The Board possesses a broad range of qualifications and skills that facilitate strong oversight of Air Products’ management and strategy. The following matrix identifies the primary skills that the Corporate Governance and Nominating Committee and the Board considered in connection with the nomination of directors.*

	Calaway	Cogut	Davis	Ghasemi	Graziano	Monser	Patel	Smith	Stern
Accounting/Financial Reporting		✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓
Diverse Director	✓		✓	✓	✓		✓
Executive Leadership	✓		✓	✓	✓	✓	✓	✓	✓
Finance and Capital Management	✓		✓	✓	✓	✓	✓	✓	✓
Government Relations	✓		✓	✓		✓	✓		✓
Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Industry/Operations			✓	✓	✓	✓	✓	✓	✓
Information Technology			✓
International Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Investor Relations	✓			✓	✓	✓	✓	✓	✓
Large Industrial Projects		✓	✓	✓	✓	✓	✓	✓	✓
Legal Affairs	✓	✓					✓		✓
Logistics Experience			✓	✓		✓	✓		✓
Mergers & Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓
Oil and Gas Experience			✓	✓		✓	✓	✓	✓
Technology			✓	✓		✓	✓	✓	✓
*	The absence of a mark does not necessarily indicate that the director does not possess that qualification or skill.

2025 Proxy Statement	17

Director Biographies

Information follows about the age and business experience of the director nominees and the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should continue to serve as a director. All of the nominees are currently directors of the Company.

Age: 56
Director Since: 2022
Board Committees:
●Corporate Governance and Nominating
●Management Development and Compensation
Other Public Company Directorships:
●W.P. Carey Inc. (2020 – present)
●Astronics Corporation (2019 – 2022)

Tonit M. Calaway  INDEPENDENT
Significant Legal, Human Resources and Corporate Governance Expertise
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of BorgWarner Inc.

Background
●Tonit M. Calaway has served as the Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of BorgWarner Inc. since October 2020.
●Prior to that, Ms. Calaway served as Executive Vice President, Chief Legal Officer and Secretary of BorgWarner Inc. from 2018 and from 2016 through 2018 as Executive Vice President and Chief Human Resources Officer of BorgWarner.
●Before joining BorgWarner in 2016, Ms. Calaway held various positions of increasing responsibility during her approximately 18-year career at Harley-Davidson, Inc., including Vice President of Human Resources and President of The Harley-Davidson Foundation.
●Ms. Calaway is a graduate of the University of Wisconsin – Milwaukee and received her Juris Doctorate from the University of Chicago Law School. She is a member of the State Bar of Wisconsin.
●Although Ms. Calaway serves as an executive officer of a public company and serves on another public company board, her perfect attendance record for fiscal year 2024, skills and qualifications, including leadership on issues relating to corporate governance, government relations, legal affairs and human capital management and her preparation for and contributions to meetings of the Board and the Corporate Governance and Nominating Committee and Management Development and Compensation Committee led the Board to conclude that her other responsibilities do not constitute any impediment to her ability to continue to devote sufficient time to effectively serve as a director. On the basis of this determination and her outstanding service to the Company since joining the Board in 2022, the Board determined that she should continue to serve as a director of the Company.
Qualifications, Attributes and Key Skills
●Ms. Calaway brings over 25 years of experience spanning both adjacent industries and leading brands.
●BorgWarner is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles with manufacturing and technical facilities in 66 locations in 19 countries, employing approximately 30,000 people; Ms. Calaway oversees the global legal function, security, facilities, government affairs, real-estate, sustainability, environmental and aviation.
●At Harley-Davidson, Ms. Calaway guided company-wide leadership development, compensation and benefits, labor relations and diversity initiatives.

18	2025 Proxy Statement

Age: 77 Director Since: 2015 Board Committees: ●Audit and Finance ●Corporate Governance and Nominating Other Public Company Directorships: ●The Williams Companies, Inc. (2016 – 2022)	Charles (“Casey”) Cogut INDEPENDENT Leading Corporate Lawyer with Multi-Jurisdictional M&A Expertise Retired Partner, Simpson Thacher & Bartlett LLP

Background
●Casey Cogut joined Simpson Thacher & Bartlett LLP in 1973 and served as a partner from 1980 to 2012. He was a leading member of the firm’s merger and acquisitions and private equity practices.
●From 1990 to 1993, he served as senior resident partner in the firm’s London office.
●Mr. Cogut received his J.D. in 1973 from the University of Pennsylvania Law School after graduating summa cum laude from Lehigh University in 1969.
●He is a member of the Board of Advisors of the University of Pennsylvania Carey Law School. He also is the Vice Chair of the Board of Trustees and a member of the Executive Committee of Cold Spring Harbor Laboratory.
Qualifications, Attributes and Key Skills
●Mr. Cogut spent nearly 40 years at Simpson Thacher & Bartlett LLP where he specialized in domestic, international and cross-border mergers and acquisitions, the representation of special committees of boards of directors, buyouts and other transactions involving private equity firms.
●He regularly advised boards of directors with respect to corporate governance matters and fiduciary responsibilities.
●He has been recognized as one of the most prominent leading corporate lawyers in the United States.

Age: 61
Director Since: 2020
Board Committees:
●Corporate Governance and Nominating
●Executive
●Management Development and Compensation (Chair)
Other Public Company Directorships:
●Penske Automotive Group, Inc. (2016 – Present)
●Phillips 66 (2020 – Present)
●C3.ai (2021 –Present)
●Kosmos Energy Ltd. (2019 – 2022)

Lisa A. Davis  INDEPENDENT
Experience Leading World-Scale Energy Projects
Former Member of the Managing Board and CEO of Gas and Power for Siemens AG
Background
●Lisa A. Davis served as a member of the Managing Board for Siemens AG with responsibility as CEO for Siemens Gas and Power, which included Power Generation, Power Services, Oil and Gas, Transmission and New Fuels, from August 2014 to February 2020.
●During her tenure at Siemens, she also served as Chair and Chief Executive Officer of Siemens Corporation USA and as a member of the Board of Directors of Siemens Gamesa Renewable Energy SA.
From 2012 to August 2014, Ms. Davis served as Executive Vice President, Strategy, Portfolio & Alternative Energy of Royal Dutch Shell, UK.
●Prior to that, Ms. Davis served in various capacities and leadership positions with Royal Dutch Shell, Texaco USA and Exxon Corporation in upstream and downstream operations and project development.
●Ms. Davis holds a Bachelor of Science degree in Chemical Engineering from the University of California, Berkeley.
Qualifications, Attributes and Key Skills
●Ms. Davis brings 35 years of experience leading large, multi-faceted international businesses, particularly within the energy and manufacturing industries and with a focus on overseeing and implementing world-scale energy projects.
●She has served on public boards in the U.S. and Europe, providing the Board with a solid understanding of these jurisdictions and considerations when implementing complex projects, which represent an important and growing portion of our business.

2025 Proxy Statement	19

Age: 80 Director Since: 2013 Board Committees: ●Executive (Chair) Other Public Company Directorships: ●Versum (2016 – 2019) ●Enersys (2010 – 2014)	Seifollah (“Seifi”) Ghasemi Seasoned Executive in Industrial Gases and Specialty Chemicals Industries Chairman, President and Chief Executive Officer of the Company

Background
●Seifi Ghasemi became Chairman, President and Chief Executive Officer of the Company in July 2014. In this role, he is focused on setting and executing the strategy and policies of the Company, developing leadership and meeting shareholder commitments.
●Prior to joining Air Products, from 2001 to 2014, Mr. Ghasemi served as Chairman and Chief Executive Officer of Rockwood Holdings, Inc., a global leader in lithium and advanced materials.
●From 1997 to 2001, he held leadership roles at GKN, a global industrial company, including positions as director of the Main Board of GKN, plc and Chairman and Chief Executive Officer of GKN Sinter Metals, Inc. and Hoeganes Corporation.
●Earlier in his career, Mr. Ghasemi spent nearly 20 years with The BOC Group in various positions including director of the Main Board of BOC Group, plc, President of BOC Gases Americas and Chairman and Chief Executive Officer of BOC Process Plants, Ltd. and Cryostar. He also served as non-executive Chairman of Versum Materials, Inc. from its spin-off from the Company in October 2016 until its acquisition by Merck KGaA for approximately € 5.8 billion in October 2019.
●Mr. Ghasemi is a member of The Business Council, an association of the chief executive officers of the world’s most important business enterprises. In 2020, he was appointed to the Board of Directors of the US-India Strategic Partnership Forum. In 2019 he was elected to the Board of Directors of the U.S.-China Business Council. Mr. Ghasemi also was the recipient of the 2017 biennial International Palladium Medal from the Société de Chimie Industrielle for his distinguished contributions to the chemical industry.
●Mr. Ghasemi earned his undergraduate degree from Abadan Institute of Technology and holds an M.S. degree in mechanical engineering from Stanford University. He also was awarded an honorary Doctor of Science degree from Lafayette College in 2017 and an honorary Doctor of Engineering degree from Stevens Institute of Technology in 2018.
Qualifications, Attributes and Key Skills
●Mr. Ghasemi brings to the Board strong leadership and extensive management and operating experience, including deep experience in the industrial gases and specialty chemicals industries, and a robust understanding of key end markets for the Company.
●His prior executive leadership of an international chemical company also provides substantial experience in governance and portfolio management, strategic planning, talent management and international operations.
●He provides the Board with candid insights into the Company’s industry, operations, management team and strategic opportunities and threats.

20	2025 Proxy Statement

Age: 51 Director Since: 2023 Board Committees: ●Audit and Finance (Chair Designee) ●Corporate Governance and Nominating ●Executive (Expected) Other Public Company Directorships: N/A	Jessica Trocchi Graziano INDEPENDENT Extensive Financial Leadership Experience and Operational Expertise Senior Vice President and Chief Financial Officer of United States Steel Corporation

Background
●Jessica Trocchi Graziano has served as Senior Vice President and Chief Financial Officer of United States Steel Corporation since August 2022.
●In this role, Ms. Graziano leads all aspects of United States Steel Corporation’s finance, including financial planning and analysis, corporate accounting, tax, treasury, pension investments and investor relations, as well as corporate strategy, labor relations, real estate and sales and operations planning functions. She is also instrumental in advancing the company’s Best for All® strategy of providing profitable steel solutions for people and the planet.
●Before joining United States Steel Corporation, Ms. Graziano spent eight years with United Rentals, Inc., culminating in her position as Executive Vice President and Chief Financial Officer from 2018 through July 2022, making her the highest-ranking woman executive at the world’s largest equipment rental provider. In this role, she was responsible for all finance functions and participated in making key operational, acquisition and global expansion decisions.
●Previously, Ms. Graziano spent five years at Revlon, Inc. ultimately serving as Senior Vice President, Chief Accounting Officer and Corporate Controller. Prior to Revlon, she served in a variety of senior leadership roles in the areas of internal audit, financial reporting and financial planning and analysis.
●Ms. Graziano earned a Bachelor of Science degree in Accountancy from Villanova University and completed her Master of Business Administration in Finance from Fairfield University. She is a certified public accountant.
Qualifications, Attributes and Key Skills
●Ms. Graziano’s nearly 25 years of experience in leading financial operations and proven track record of strong results is invaluable to the Board in its goal of creating long-term value for shareholders.
●As CFO of multiple companies, Ms. Graziano has extensive financial experience, including strategic development of capital allocation framework.
●She brings to the Board deep financial, operational, corporate strategy, labor relations, real estate, sales, operations and planning expertise.

2025 Proxy Statement	21

Age: 74
Director Since: 2013
Lead Director Since: 2021
Board Committees:
●Corporate Governance and Nominating (Chair)
●Executive
●Management Development and Compensation
Other Public Company Directorships:
●Vertiv Holdings Co. (2020 – present)
●Canadian Pacific Railway Ltd. (2018 – 2022)

Edward L. Monser  INDEPENDENT, LEAD DIRECTOR
Significant Experience in Industrial Operations and Supply Chain Optimization
Retired President and Chief Operating Officer of Emerson Electric Co.
Background
●Edward L. Monser was the President of Emerson Electric Co., a global industrial controls products company, from 2010 until his retirement in 2018.
●Mr. Monser held increasingly senior positions at Emerson, including Chief Operating Officer from 2001 to 2015 and serving as President of its Rosemount Inc. subsidiary from 1996 to 2001 as well as holding various operations, new product development, engineering and technology positions. He played a key role in globalizing Emerson.
●Formerly served as Vice Chairman of the U.S.-India Strategic Partnership Forum, member of the Economic Development Board for China’s Guangdong Province and director and Vice Chairman of the U.S.-China Business Council.
●Mr. Monser holds a Bachelor’s degree in Electrical Engineering from the Illinois Institute of Technology and a Bachelor’s degree in Education from Eastern Michigan University.
Qualifications, Attributes and Key Skills
●Mr. Monser has more than 30 years of experience leading global engineering organizations through strategic change, guiding Emerson’s footprint expansion and push to strengthen its global position.
●Drawing on his extensive career, Mr. Monser brings strong understanding of industrial operations, supply chain optimization and continuous improvement.
●He has extensive experience in international business operations, particularly in emerging markets, as well as a demonstrated capability in strategic planning and organizational development.

22	2025 Proxy Statement

Age: 57
New Director Nominee
Expected Board Committees:
●Corporate Governance and Nominating
●Management Development and Compensation
Other Public Company Directorships:
●Halliburton Company (2021 – Present)
●Union Pacific Corporation (2017 – 2021)
●LyondellBasell Industries N. V. (2015 – 2021)
Bhavesh V. (“Bob”) Patel INDEPENDENT Significant Global Chemical Industry Experience and Corporate Governance Expertise Former President of Standard Industries

Background
●Bob Patel is the former President of Standard Industries, a global industrial conglomerate with extensive holdings in industrial manufacturing, chemicals and performance materials. He was elevated to the role in April 2023 from a Standard Industries subsidiary, W.R. Grace, a chemical and materials company, which he joined as CEO in January 2022.
●Mr. Patel is a member of Halliburton’s Board of Directors, where he sits on the Audit and Health, Safety and Environment Committees.
●Before joining W.R. Grace, Mr. Patel served as Chief Executive Officer of LyondellBasell, one of the largest chemicals, plastics and refining companies in the world, for seven years. Under his leadership, LyondellBasell built new world-scale production facilities, expanded its market presence in Asia and made several strategic acquisitions. Prior to becoming LyondellBasell’s CEO, Mr. Patel held several senior leadership roles within the company, including Senior Vice President and subsequently Executive Vice President of Olefins & Polyolefins – Europe, Asia & International and Technology.
●Mr. Patel also held positions of increasing responsibility at Chevron and Chevron Phillips Chemical Company, including leadership positions based in Singapore and the United States over approximately 20 years with the company.
●Mr. Patel holds a Bachelor of Science degree in chemical engineering from The Ohio State University and an MBA from Temple University.
Qualifications, Attributes and Key Skills
●With nearly 35 years of global chemical industry experience in manufacturing, commercial and management roles, including leading complex global organizations such as Chevron Phillips Chemical Co, LyondellBasell and W.R. Grace, Mr. Patel has significant expertise driving successful transformations and shareholder value creation through organic growth, M&A and large-scale restructuring.
●As a global executive and public company board member, Mr. Patel has vast experience managing stakeholder relations, including working with governance, regulatory and other public policy stakeholders.
●Mr. Patel’s experience in global commodity markets ensures he is well positioned to enhance the Board’s discussions of international operations, strategy and risk.

2025 Proxy Statement	23

Age: 64
Director Since: 2021
Board Committees:
●Audit and Finance
●Executive
●Management Development and Compensation
Other Public Company Directorships:
●ONEOK, Inc. (2023 – present)
●Inter Pipeline Ltd. (2020 – 2021)

Wayne T. Smith  INDEPENDENT
Accomplished Executive in the Chemicals and Industrial Manufacturing Sectors
Retired Chairman and Chief Executive Officer of BASF Corporation
Background
●Wayne T. Smith is the retired Chairman and Chief Executive Officer of BASF Corporation, where he served in this role from May 2015 through May 2021. He was also a member of the Board of Management Directors of the parent company, BASF SE, from 2012 through May 2021. He joined the company in 2004.
●Prior to that, Mr. Smith was vice president and general manager of Specialty Construction Chemicals at W.R. Grace and Company, where he led the strategy development, growth and profitability of that unit worldwide. Before joining W.R. Grace, Mr. Smith served in positions of increasing responsibility with The BOC Group, culminating as vice president and general manager of the company’s Packaged Products business.
●Mr. Smith holds a Bachelor of Science degree in Chemical Engineering from Syracuse University and a Master’s in Business Administration from the Wharton School of the University of Pennsylvania.
Qualifications, Attributes and Key Skills
●Mr. Smith brings 35 years of senior management experience in the industrial gases and chemicals industries, including extensive industrial gases leadership and operational experience.
●At the time of his retirement from BASF, Mr. Smith oversaw numerous business lines including Monomers, Performance Materials, Petrochemicals, Intermediates and North America.
●In his time at BASF, Mr. Smith was credited specifically with placing customer orientation even more at the center of BASF activities.

24	2025 Proxy Statement

Age: 59
New Director Nominee
Expected Board Committees:
●Audit and Finance
●Management Development and Compensation
Other Public Company Directorships:
●OMV Group (2021 – Present)
●OMV Petrom (2021 – Present)
Alfred Stern INDEPENDENT Extensive International Business Management Experience and Chemicals Innovation Expertise Chief Executive Officer and Chairman of the Executive Board of OMV Aktiengesellschaft

Background
●Alfred Stern is the Chairman of the Executive Board and Chief Executive Officer of OMV Aktiengesellschaft (the “OMV Group”), an integrated chemicals and energy company and the majority owner of OMV Petrom. He joined the company in April 2021 as a Board Member for the Chemicals & Materials segment and became Board Chairman and CEO in September 2021. He is responsible for implementing the company’s transformation from an integrated oil, gas and chemicals company to an integrated sustainable chemicals, fuels and energy company.
●Mr. Stern previously served as Chief Executive Officer of Borealis AG (“Borealis”), assuming the role in July 2018. Under his leadership, Borealis secured a strong market position for its polyolefin business and significantly grew its presence in the Middle East. Prior to this appointment, he held a series of executive positions at Borealis during his 14-year tenure, including serving as a Board Member for the Polyolefins and Innovation & Technology divisions.
●Prior to joining Borealis, Mr. Stern held various management positions across Switzerland, Germany and the U.S. while working for DuPont de Nemours.
●Mr. Stern has been awarded, among others, the H.F. Mark Medal, the DuPont Award for a new product patent and a Prize of Honor from the Austrian Ministry of Science and Research.
●Mr. Stern holds a Ph.D. in Material Science and a Master’s in Polymer Engineering and Science from the University of Leoben in Austria.
Qualifications, Attributes and Key Skills
●Mr. Stern brings more than 30 years of international experience leading energy, refinery and chemical industry initiatives in Europe, the U.S., and Middle East and Asia, spanning research and development, sales and marketing and operations/quality and business management.
●He possesses a deep understanding of international business management and has overseen significant multi-billion-dollar growth projects including organic investments, mergers and acquisitions and joint ventures.
●He has successfully developed and implemented growth strategies and transformed companies to become leaders in their respective areas.

Director Independence

The Board has affirmatively determined that all of the Company’s directors, except Mr. Ghasemi, qualify as independent under New York Stock Exchange (“NYSE”) corporate governance listing standards. In determining independence, the Board determines whether directors have a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of directors. When assessing materiality, the Board considers all relevant facts and circumstances, including transactions between the Company and the director, family members of directors and organizations with which the director is affiliated. The Board also considers the frequency of and dollar amounts associated with these transactions and whether the transactions were in the ordinary course of business and were consummated on terms and conditions similar to those with unrelated parties.

2025 Proxy Statement	25

In making its independence determination, the Board considers the specific tests for independence included in the NYSE listing standards. In addition, the Company’s Corporate Governance Guidelines (the “Guidelines”) provide standards to assist in determining each director’s independence that meet or exceed the NYSE independence requirements. The Guidelines provide that the following categories of relationships are immaterial for purposes of making an independence determination:

●	sales or purchases of goods or services between the Company and a director’s employer or an employer of a director’s family member, which occurred more than three years prior to the independence determination or involved less than 1% of such employer’s annual consolidated gross revenues, took place on the same terms and conditions offered to third parties or on terms and conditions established by competitive bid and that did not affect the director’s or family member’s compensation;
●	charitable contributions by the Company to an organization for which the director or his or her immediate family member serves as an executive officer, director or trustee that occurred more than three years prior to the independence determination, were made pursuant to the Air Products Foundation’s matching contributions program or were less than the greater of $1 million or 2% of the organization’s gross revenues;
●	membership of a director in the same professional association, social, fraternal or religious organization or club as an executive officer of the Company;
●	a director’s past matriculation at the same educational institution as an executive officer of the Company;
●	a director’s service on the board of directors of another public company for which an executive officer of the Company also serves as a director, except for prohibited compensation committee interlocks; and
●	a director’s service as a director, trustee or executive officer of a charitable or educational organization for which an executive officer of the Company also serves as a director or trustee.

In accordance with NYSE listing standards, in affirmatively determining the independence of any director who will serve on the Management Development and Compensation Committee, the Board also specifically considers factors relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in making judgments about the Company’s executive compensation, including sources of the director’s compensation and relationships of the director to the Company or senior management.

In addition, the Guidelines provide that no director may serve on the Audit and Finance Committee or Management Development and Compensation Committee if he or she has received within the past or preceding fiscal year any compensatory fee from the Company other than for Board or committee service.

On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and the Guidelines. In addition, each director or potential director has an affirmative duty to disclose to the Corporate Governance and Nominating Committee any relationship he or she has (or any of his or her immediate family members have) with the Company or the executive officers of the Company.

The Corporate Governance and Nominating Committee reviews director relationships and transactions for compliance with the standards described above and makes a recommendation to the Board, which makes the independence determination. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. During the past three years the Company has been involved in routine purchases and sales of products and services with BorgWarner Inc., where Tonit M. Calaway serves as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, OMV Group, where Albert Stern serves as Chief Executive Officer and Chairman of the Executive Board, and United States Steel Corporation, where Jessica Trocchi Graziano serves as Senior Vice President and Chief Financial Officer. These transactions amounted to less than 1% of each companies’ consolidated annual revenues.

The Board has established the following minimum qualifications for all non-management directors:

●Business experience ●Judgment ●Independence	●Integrity ●Ability to commit sufficient time and attention to the activities of the Board	●Absence of any potential conflicts with the Company’s interests ●An ability to represent the interests of all shareholders

26	2025 Proxy Statement

While the Board has not adopted a formal policy on diversity, the Guidelines provide that, as a whole, the Board should include individuals committed to the highest ethical standards who have a diverse range of skills, competencies, backgrounds and experiences to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills, perspectives and experience in its overall composition. This mandate is implemented by seeking to identify candidates that bring diverse skill sets, backgrounds and experiences, including gender, racial, ethnic and geographic diversity, to the Board when director candidates are needed. The Corporate Governance and Nominating Committee is committed to actively seeking highly qualified women and minorities to include in the pool from which director nominees are selected and requires that diverse candidates be included in its initial director search lists.

Board Refreshment

As part of the Company’s commitment to ongoing Board refreshment, as further described below, the Board has nominated and recommends for election two new directors at the Annual Meeting: Bob Patel and Alfred Stern. Mr. Patel and Mr. Stern were each identified as a potential candidate for consideration by the Board’s third-party search firm and carefully evaluated and recommended by the full Board for election. Mr. Patel and Mr. Stern each bring extensive industry knowledge and unique perspective that the Board believes will contribute to the oversight of our business strategy supporting long-term shareholder value creation. As a result of these changes, the Board will be comprised of nine Directors, six of whom will have been appointed in the last five years. We believe our diverse Board has the right mix of skills and experience to successfully oversee the Company.

Ongoing Assessment of Board Composition	Working closely with the full Board, the Corporate Governance and Nominating Committee regularly assesses the composition of the Board, identifies any gaps in skill sets and establishes specific requirements, qualities and skills needed at the time of its assessment. The specific requirements of the Company are determined by the Committee and are based on, among other things: the Company’s current business, market, geographic and regulatory environments; the mix of perspectives, experience, backgrounds and competencies currently represented by the other Board members; the ability of the prospective nominee to represent the interests of all shareholders of the Company; the ability of the prospective nominee to dedicate sufficient time, energy and attention to ensure the diligent performance of the prospective nominee’s duties, including by attending shareholder meetings and meetings of the Board and committees of the Board of which such prospective nominee would be a member and by reviewing in advance all meeting materials; the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s shareholders, employees, customers and guests and the communities in which it operates; and the CEO’s views as to areas in which management desires additional advice and counsel.

Identification of Candidates	When the need to recruit a non-management director arises or a candidate is recommended by a director, officer or shareholder, the Corporate Governance and Nominating Committee’s standard process is to consult the other directors, the CEO and often a third-party recruiting firm to evaluate and identify potential candidates. Once a candidate is selected to move forward with the initial screening process, the candidate is typically invited to be interviewed by one or more members of the Committee and the CEO.

Candidate Selection	In selecting director nominees, the Board seeks to achieve a mix of members who together bring experience and personal backgrounds relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. The current nominees’ qualifications set forth in their individual biographies under the section titled “Director Biographies” sets out how each of the current nominees contributes to the mix of experience and qualifications the Board seeks. The Board also considers the tenure policy under the Corporate Governance Guidelines, pursuant to which the Board will not nominate for re-election any non-management Director that completed fifteen years of service as a member of the Board, unless the Board concludes that such Director’s continuing service would better serve the best interests of the shareholders. In addition, the Board seeks candidates whose service on other boards will not adversely affect their ability to dedicate the requisite time to service on the Board. The Board believes that Directors who are executive officers of public companies should not serve on more than two public company boards (including the Board of the Company) at a time, and that other Directors should not serve on more than four public company boards (including the Board of the Company).

2025 Proxy Statement	27

Shareholder Nominations

The Corporate Governance and Nominating Committee has adopted a policy regarding its consideration of director candidates recommended by shareholders for nomination by the Board at an annual meeting of shareholders and a procedure for submission of such candidates. The policy provides that candidates recommended by shareholders will be reviewed by the Corporate Secretary to determine satisfaction of minimum qualifications for director candidates adopted by the Committee and consistency of the candidacy with current recruiting objectives of the Committee. Candidates determined by the Corporate Secretary to possess minimum qualifications and to have characteristics not inconsistent with current recruiting objectives will be sent to the Committee for evaluation. Submissions of candidates must be made in writing and received not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting. The submission must also provide certain information concerning the candidate and the recommending shareholder(s), a statement explaining why the candidate has the qualifications required and consent of the candidate to a background check and to be interviewed by the Chairman of the Board and the Corporate Governance and Nominating Committee and to serve if elected. A copy of the policy and procedure is available upon request from the Corporate Secretary’s Office. Candidates recommended by shareholders in accordance with these procedures will be screened and evaluated by the Corporate Governance and Nominating Committee in the same manner as other candidates recommended by the Board. In addition to these procedures, our Bylaws contain procedures that must be followed by a shareholder or group of shareholders seeking to nominate candidates to the Board without the Board's recommendation. To be considered adequate, such a nomination must be submitted not more than 120 nor fewer than 90 calendar days in advance of the anniversary date of the prior annual meeting and contain other information specified in our Bylaws about the nomination and the shareholder proposing the nomination and, with respect to shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees, the notice must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

In addition to the foregoing procedures for shareholder nomination, our Bylaws permit “shareholder proxy access”, which allows a shareholder or group of shareholders meeting certain conditions to nominate director candidates for election at annual meetings of shareholders using our proxy statement. This provision allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on our Board. The shareholder or group must have owned continuously for at least three years a number of shares equal to at least 3% of our outstanding common stock measured as of the date we receive the nomination. A proxy access nomination must be made not earlier than 150 days and not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting and contain certain information described above concerning the candidate and the nominating shareholder(s) as well as certain additional information required by our proxy access bylaw. The number of director candidates who may be nominated under our proxy access bylaw will be reduced by the number of director nominations made using the shareholder nomination process described above.

Board Responsibilities

Overview

Our business is managed by our employees under the direction and oversight of the Board. Among other responsibilities discussed below, the Board reviews, monitors and, where appropriate, approves fundamental financial and business strategies and major corporate actions. The Board is elected by shareholders to provide advice and counsel to and oversee management to ensure that the interests of the shareholders and other corporate constituents are being served with a view toward maximizing our long-term value.

Directors exercise their oversight responsibilities through discussions with management, review of materials management provides to them, visits to our offices and facilities and their participation in Board and committee meetings and engagement with shareholders.

28	2025 Proxy Statement

Strategy and Risk Oversight

The CEO and other members of senior management are responsible for assessing and managing the Company’s risk exposure, and the Board and its committees provide oversight in connection with those efforts.

The Board of Directors
Responsibility for risk oversight rests with the Board. The Board formally reviews the Company’s risk management processes and policies periodically, including identification of key risks and associated monitoring, control and mitigation activities. The Board primarily exercises its risk oversight responsibility through meetings, discussions and review of management reports and proposals. Evaluation of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including large capital expenditures, acquisitions and divestitures and updates on cybersecurity and environmental, health and safety compliance.
Committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business. All Board members are invited to attend most committee meetings, and Board members who do not attend committee meetings receive information about committee activities and deliberations at regular Board meetings.

Audit and Finance Committee	Corporate Governance and Nominating Committee	Management Development and Compensation Committee
The Audit and Finance Committee oversees risks associated with financial and accounting matters, including legal and regulatory compliance, financial instruments, financial transactions, financial policies and strategies, pension funding, capital structure and the Company’s financial reporting and internal control systems. The Audit and Finance Committee also has responsibility for oversight of the Company’s risk assessment and management process, including oversight of cybersecurity risk and associated monitoring, control and mitigation activities.	The Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure, director succession planning, the allocation of authority between management and the Board, lobbying and political activities and the Company’s response to public policy issues, including areas of social responsibility, corporate citizenship and sustainability.	The Management Development and Compensation Committee helps ensure that the Company’s executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business, while at the same time not encouraging or rewarding excessive risk-taking by our executives.

Management
Management is responsible for assessing and managing the Company’s various risk exposures on a day-to-day basis, including through the creation of appropriate risk management programs and policies.

2025 Proxy Statement	29

Board Oversight of Cybersecurity Risk
Cybersecurity risk management and oversight are of utmost importance to the Company to maintain the trust and confidence of our customers, employees and other stakeholders and to protect our digital and physical assets. The Company has a formal cybersecurity risk management strategy which is overseen by the Board. The Board is regularly briefed at least quarterly by the Chief Information Officer and Chief Information Security Officer on risks related to our information and our operational technology systems as well as on any cybersecurity incidents. The Company assesses industry best practices, frameworks and standards and leverages them to advance its cybersecurity risk management maturity with a focus on utilizing such practices and standards to help predict, prevent, detect and respond to potential security threats. As part of the Company’s information security training program, all employees participate in various cybersecurity awareness activities, including an annual Information Security Awareness training module and simulated phishing events that occur at least monthly. In 2024, we achieved our primary cybersecurity risk management objective of no material cybersecurity incidents. Over the past three years we have not experienced any material information security breaches and have not incurred material expenses from cybersecurity incidents, including those arising at third parties.

Board Oversight of Sustainability Risk
The Board has accountability for oversight of our environmental, health and safety performance, which it reviews at least quarterly. The Corporate Governance and Nominating Committee has responsibility for monitoring our response to important public policy issues, including sustainability, which is reviewed on a routine basis. Business ethics, climate change, diversity and talent management are key subjects related to sustainability that are discussed by the Board. The Board oversees the establishment of our sustainability goals and reviews our progress in respect thereof, including progress against our “Third by ’30” carbon intensity goals, our commitment to at least $15 billion to energy transition projects through 2027 and achieving net zero emissions in our operations by 2050. The Board also oversees the establishment of and our progress toward our goals related to diversity. We are striving to achieve at least 28% female representation in the professional and managerial population globally by 2025 as well as at least 30% minority representation in the same population in the United States by 2025. We also maintain sustainability goals in other areas related to our sustainability framework and engage with our shareholders on sustainability matters. In addition, the Management Development and Compensation Committee assesses our performance against our environmental, social and governance objectives and makes corresponding adjustments to executive compensation payable under our Annual Incentive Plan.

Board Oversight of Political Engagement Risk
The Corporate Governance and Nominating Committee of the Board monitors the Company’s lobbying and political activities through reports from members of management responsible for the activities. The Company maintains a Policy on Political Contributions and Expenditures, which, along with the Code of Conduct and Business Ethics (“Code of Conduct”), on our website at the address provided on page 38, set out a clear oversight process for lobbying and political activities. All spending of corporate funds on public policy activities is required to reflect the Company’s interests and not those of its individual officers or directors. In accordance with the Policy on Political Contributions and Expenditures, all corporate spending on policy matters is reported to the Secretary of the U.S. Senate and the Clerk of the U.S. House in the manner required by the Lobbying Disclosure Act and the Open Government Act, as well as annually to the U.S. Internal Revenue Service, and lobbying activities are also reported in accordance with applicable state and foreign law. The Company, as a legal entity, does not make corporate political contributions to candidates in any country or region, even where allowed by law. Contributions to the Company’s political action committee are reported to the U.S. Federal Election Commission and applicable state agencies as required by federal and state laws. Participation in the political action committee is purely voluntary and employees are not reimbursed for personal political contributions or expenses. All employees are required to comply with these policies.

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Management Succession Planning

The Management Development and Compensation Committee, the CEO and our Human Resources organization maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. In accordance with our Corporate Governance Guidelines, the Board reviews organization and succession plans with our CEO, covering potential candidates for key positions should vacancies occur unexpectedly in the near term as well as over the longer term. The CEO discusses organization changes with the Board throughout the year, obtaining Board approval of changes affecting executive officer positions. The Board reviews candidates for all executive officer positions to confirm that qualified successors are available for all key positions and that development plans are being utilized to strengthen the skills and qualifications of these potential successors. In addition, the Company has an emergency succession procedure for the CEO that is reviewed annually by the Board.

As previously disclosed to shareholders during the Company’s earnings calls in August and November 2024, the Board is laser focused on CEO succession planning. Specifically, the Company has announced:

●	It was undertaking a President search beginning in August 2024;
●	The President will also sit on the Company’s Board;
●	The process is led by the Lead Director with the support of the Board and the Company’s third-party executive search firm;
●	Highly qualified candidates have been identified; and
●	It anticipates announcing the new President by the first half of fiscal 2025.

2025 Proxy Statement	31

Shareholder Engagement

The Board believes that fostering long-term relationships with shareholders, listening to their concerns and maintaining their trust and goodwill is a prerequisite to good governance.

Management conducts extensive engagements with key shareholders.

These engagements include discussions about governance, compensation, sustainability and safety as well as financial and operational matters, to ensure that management and the Board understand and address the issues that are important to our shareholders.

The Board oversees the discharge by management of shareholder communication and engagement and  receives regular reports on shareholder comments and feedback. The Board encourages dialogue on issues of interest to shareholders.

The Board also specifically seeks to understand any significant voting trends regarding the Company’s executive officer compensation program and other governance matters.

Company management meets regularly with shareholders to discuss topics of shareholder focus. In addition, during fiscal 2024, members of the Board held meetings with a number of our largest shareholders, during which they engaged on a wide range of topics including strategy, corporate governance and succession planning. These efforts included our annual shareholder meeting, quarterly earnings calls, and various other investor conferences and meetings. This program is active year-round and accepts requests for engagement from shareholders and proactively reaches out to initiate dialogue with our shareholders on topics that are important to the shareholders and the Company.

In addition to our regular shareholder outreach, management held meetings with shareholders collectively representing approximately 36% of our outstanding shares prior to the 2024 Annual Meeting to discuss certain concerns with our executive compensation program following a negative voting recommendation on our 2024 “say-on-pay” proposal from a proxy advisory firm. The Chair of the Management Development and Compensation Committee participated in a number of these meetings. At the 2024 Annual Meeting approximately 72.9% of votes were cast in favor of our “say-on-pay” proposal. Following the 2024 Annual Meeting, management engaged with shareholders collectively representing approximately 48% of our outstanding shares on a wide range of subjects, including our executive compensation program. With respect to compensation in particular, these engagements have focused on understanding shareholder concerns with our compensation program, as evidenced by the lower than usual level of support for the “say-on-pay” proposal at the 2024 Annual Meeting and obtaining actionable feedback for the Management Development and Compensation Committee to consider in making future decisions affecting executive compensation.

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The following table describes the shareholder feedback we received in fiscal 2024 on our executive compensation program and the actions that we took in response to this feedback.

Shareholder Feedback	The Company’s Actions in Response
Full payout of performance shares could occur in the event of only average performance
Raised the target performance goal for 100% payout of performance shares from the 50th to the 55th percentile of the S&P 500 comparator group in order to require above-average performance for full payout, beginning with performance share awards made in fiscal 2025. Over 90% of the fiscal 2024 total direct compensation opportunity for our CEO and 80% of the total direct compensation opportunity for our other executive officers is performance-based to ensure that executive compensation directly reflects the creation of shareholder value.

Above-average payouts could occur even if absolute TSR is negative over the applicable performance period
Although we have never had negative absolute TSR since tying performance share payout to relative TSR, we understood concerns certain investors had with the possibility of above-average payouts for performance that was negative and accordingly took action to cap performance share payouts at 100% if absolute TSR is negative.

Lack of clarity regarding alignment of compensation outcomes with performance	Included a table summarizing the alignment of compensation outcomes with fiscal 2024 financial performance in the summary to the Compensation Discussion and Analysis.
Lack of clarity on use of ESG modifier in the Annual Incentive Plan	Expanded disclosure on progress toward our ESG goals and design and application of the ESG modifier in the Annual Incentive Plan.

We consider the input of our shareholders, along with emerging best practices, to ensure alignment of our executive officer compensation program with shareholder interests. Our robust shareholder engagement program and the changes that we have made in light of feedback that we received demonstrates a high level of responsiveness to the needs and concerns of our shareholders. Based on our shareholder engagement undertaken since the 2024 Annual Meeting, the Board believes that shareholders are supportive of the changes that we have made.

Shareholder Communications

Shareholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary to:

Air Products and Chemicals, Inc. 1940 Air Products Boulevard Allentown, PA 18106-5500

The Board has adopted a written procedure for collecting, organizing and forwarding direct communications from shareholders and other interested parties to the independent directors. A copy of the procedure is available upon request from the Corporate Secretary’s Office.

2025 Proxy Statement	33

Board Structure

Board Leadership Structure

The Board does not have a policy on whether the roles of Chairman of the Board and CEO should be separate or whether the Chairman of the Board should be independent. The Board determines which structure is in the best interests of the Company at any given time.

At present, Mr. Ghasemi serves as both CEO and Chairman of the Board, and the Board has an independent Lead Director. The Board decided to combine the CEO and Chairman roles because it has a high level of confidence in Mr. Ghasemi’s leadership and willingness to work closely and transparently with the independent directors. The Board believes the Company is best served at this time by unified leadership of operations and oversight of the Company, which ensures that the Board and management act with common purpose. Finally, the Board is satisfied that the independent directors have ample opportunities to execute their responsibilities independently through numerous executive sessions held throughout the year at both the Board and committee levels. The independent directors also have substantial interactions with members of the management team other than the CEO and operate under the leadership of the Lead Director and the committee Chairs. The responsibilities of the Lead Director are described below.

Lead Director

The Lead Director is elected annually by majority vote of the Board upon the nomination of the Corporate Governance and Nominating Committee.

Mr. Monser has served as our Lead Director since January 2021. In November 2024, the Board, considering Mr. Monser’s tenure on the Board, prior experience and the leadership he has displayed, reelected Mr. Monser as Lead Director effective at the conclusion of the Annual Meeting. Mr. Monser is an independent director.

The Guidelines provide that the Lead Director’s responsibilities include:
●presiding at executive sessions of the Board and any other time the Chairman is not present and communicating feedback to the CEO;
●determining the agenda for executive sessions of non-management directors; and
●possessing the principal authority to convene a meeting of independent directors.
●In addition, the Lead Director also:
●serves as a liaison between the independent directors and CEO;
●is regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries, when appropriate; and
●if requested by shareholders or other stakeholders, ensures that he/she is available, when appropriate, for consultation and direct communication with such shareholders.

Executive Sessions

The independent directors regularly meet without the CEO and other members of management in executive sessions that are scheduled to occur at most Board meetings. In addition, the CEO’s performance review is conducted in executive session and the Board committees regularly meet in executive session. Board executive sessions are led by the Lead Director and committee executive sessions are led by the committee Chair.

Standing Committees of the Board

The Board has three standing committees, which operate under written charters approved by the Board: Audit and Finance; Corporate Governance and Nominating; and Management Development and Compensation. In accordance with NYSE listing standards, none of the directors who serve on these committees have ever been employed by the Company, and the Board has determined in its business judgment that all of them are “independent” from the Company and its management in accordance with the Guidelines described above in “Director Independence” as well as with additional NYSE listing criteria

34	2025 Proxy Statement

and U.S. Securities and Exchange Commission (“SEC”) requirements that are applicable to members of the Audit and Finance and Management Development and Compensation Committees. Our Bylaws also provide for an Executive Committee, which is described below.

The charters of the Audit and Finance Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee can be viewed on the Company’s website at www.airproducts.com/company/governance/board-of-directors/standing-committees.aspx and are available in print to any shareholder upon request.

Members
●Matthew H. Paull (Chair)
●Charles Cogut
●Jessica Trocchi Graziano (Chair Designee)
●David H.Y. Ho
●Wayne T. Smith
The Board has determined that all of the Audit and Finance Committee members are “financially literate” and that Ms. Graziano and Mr. Paull qualify as “audit committee financial experts” as defined by NYSE listing standards and SEC regulations, respectively.
As a result of their retirement effective at the conclusion of the Annual Meeting, Mr. Ho and Mr. Paull will no longer be members of the Audit and Finance Committee. The Board has designated Ms. Graziano as Chair of the Committee upon Mr. Paull’s retirement. The Board also has designated Mr. Stern as a member of the Committee, subject to his election at the Annual Meeting.
Fiscal 2024 Meetings: 7
Committee Report: Page 84
Audit and Finance Committee
Primary Responsibilities
●The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.
●The Committee provides oversight of the Company’s external financial reporting process, all systems and processes relating to the integrity of financial statements, internal audit process, programs for compliance with laws and regulations and our Code of Conduct and enterprise processes for risk assessment and management.
●The Committee discusses with the Company’s Internal Audit function and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee regularly meets with Internal Audit and the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their respective audits, their respective evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Audit and Finance Committee Charter
●The Audit and Finance Committee operates under a written charter that is available on our website at the address provided above.

2025 Proxy Statement	35

Members
●Edward L. Monser (Chair)
●Tonit M. Calaway
●Charles Cogut
●Lisa A. Davis
●Jessica Trocchi Graziano
●Matthew H. Paull
As a result of his retirement effective at the conclusion of the Annual Meeting, Mr. Paull will no longer be a member of the Corporate Governance and Nominating Committee. The Board has designated Mr. Patel as a member of the Committee, subject to his election at the Annual Meeting.
Fiscal 2024 Meetings: 3
Corporate Governance and Nominating Committee
Primary Responsibilities
●The Committee monitors and makes recommendations to the Board about corporate governance matters, including the Guidelines, the Code of Conduct, Board structure and operation, Board policies on director compensation and tenure, the meeting schedules of the Board and its committees, the charters and composition of the committees and the annual Board and committee performance assessment process.
●The Committee has primary responsibility for identifying, recommending and recruiting nominees for election to the Board and recommending candidates for election as Lead Director.
●The Committee also reviews and monitors the Company’s crisis management procedures, government relations activities, including oversight of lobbying and political spending, and response to significant public policy issues, including sustainability and other social responsibility matters.
Corporate Governance and Nominating Committee Charter
●The Corporate Governance and Nominating Committee operates under a written charter that is available on our website at the address provided above.

Members
●Seifi Ghasemi (Chair)
●Lisa A. Davis
●Edward L. Monser
●Matthew H. Paull
●Wayne T. Smith
As a result of his retirement effective at the conclusion of the Annual Meeting, Mr. Paull will no longer be a member of the Executive Committee. The Board has designated Ms. Graziano as a member of the Committee following the Annual Meeting.
Fiscal 2024 Meetings: 1
Executive Committee
Primary Responsibilities
●The Executive Committee has the authority of the Board to act on most matters during intervals between Board meetings and meets as needed for this purpose.
●Actions taken by the Executive Committee since the last meeting of the Board are reported to the Board at its next meeting.
The Executive Committee does not have a written charter.

36	2025 Proxy Statement

Members
●Lisa A. Davis (Chair)
●Tonit M. Calaway
●David H.Y. Ho
●Edward L. Monser
●Wayne T. Smith
As a result of his retirement effective at the conclusion of the Annual Meeting, Mr. Ho will no longer be a member of the Management Development and Compensation Committee. The Board has designated Mr. Patel and Mr. Stern as members of the Committee, subject to their election at the Annual Meeting.
Fiscal 2024 Meetings: 3
Committee Report: Page 46
Management Development and Compensation Committee
Primary Responsibilities
●The Committee establishes the executive officer compensation philosophy, design and strategy for the Company consistent with Company objectives and shareholder interests, determining CEO compensation and approving other executive officer compensation.
●The Committee approves performance objectives relevant to the compensation of the CEO, establishing the process for and leading the Board in evaluation of the performance of the CEO and providing oversight of the CEO’s evaluation of the performance of our other executive officers.
●The Committee oversees CEO succession planning and the development and evaluation of potential candidates for other executive officer positions.
●The Committee oversees the Company’s overall management compensation program, the design and administration of management incentive compensation plans, including equity programs and the design and administration of the Company’s retirement and welfare benefit plans.
●The Committee periodically reviews and makes recommendations to the Board regarding progress with diversity practices and programs as applied to management development and performance.
The Committee’s charter permits it to delegate all or a portion of the authority granted to it by the Board to one or more Committee members, senior executives or subcommittees to the extent consistent with applicable laws, regulations and listing standards. The Company’s Delegation of Authority Policy reserves for the Board and the Committee all compensation and staffing decisions with respect to executive officers except as specifically delegated. The Committee charter also permits the Committee to retain a third-party compensation consultant as needed.
Management Development and Compensation Committee Charter
●The Management Development and Compensation Committee operates under a written charter that is available on our website at the address provided above.

Board Practices, Processes and Policies

Board Meetings and Attendance

During fiscal 2024, there were 11 meetings of the Board. No director attended fewer than 75% of the combined total of meetings of the Board and the committees on which he or she was serving during the time in which they served as a director. In accordance with the Guidelines, all directors are expected to attend the Annual Meeting unless they have an emergency or unavoidable schedule conflict. All directors who were serving at the time attended the 2024 Annual Meeting of Shareholders.

Board Performance Evaluation

Each year the Board and its committees conduct self-evaluations of their performance. The evaluation format is established by the Corporate Governance and Nominating Committee. The Committee utilizes a survey format for performing Board and committee self-evaluations. The surveys are tailored to the Board and each committee and address, among other things, the responsibilities set forth in our Corporate Governance Guidelines and the charters of the respective committees. The results of these surveys were discussed by the Board and committees, respectively, and the committee Chairs discuss the results of their respective committee surveys with the Board. Individual directors are evaluated by the Corporate Governance and Nominating Committee at the time of nomination for reelection. This evaluation is conducted by a member of the Corporate Governance and Nominating Committee after soliciting input from other directors.

2025 Proxy Statement	37

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company in order to establish and maintain practices to govern the Company in accordance with the interests of our shareholders. The Guidelines set forth the governance practices the Board follows, including regarding Board leadership, director independence and qualifications, nomination and election of directors, director responsibilities, access to management, authority to retain independent advisors, director compensation and director orientation and education as well as the CEO performance assessment, management succession planning and assessment of Board and committee performance.

The Board regularly reviews corporate governance developments and modifies the Guidelines as warranted.

The Guidelines are available on the Company’s website at: www.airproducts.com/company/governance/board-of-directors/governance-guidelines.aspx and are available in print to any shareholder upon request.

Code of Conduct and Business Ethics

Our Code of Conduct and Business Ethics applies to all full and part-time employees of the Company and its subsidiaries and other affiliates, including our principal executive officer, principal financial officer and principal accounting officer, as well as our directors. The Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets and compliance with laws and regulations. We will post any amendments or waivers to the Code of Conduct on our website. Directors, officers and employees certify annually that they will comply with the Code of Conduct.

We achieved 100% training and certification in the Code of Conduct in fiscal 2024.

The Code of Conduct can be found on the Company’s website at www.airproducts.com/company/governance/code-of-conduct and is available in print to any shareholder upon request.

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Insider Trading Policy

We maintain an Insider Trading Policy governing the purchase, sale and other dispositions of our securities by our officers, directors, employees and, if determined by the Company, our consultants and contractors. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as the NYSE listing standards applicable to us. Our Insider Trading Policy prohibits trading while in possession of material nonpublic information and providing material nonpublic information to other persons who may trade on the basis of such information. Our Insider Trading Policy prohibits insiders from engaging in short sales of our securities, trading in public options or other derivative securities, and holding our securities in margin accounts. Our Insider Trading Policy also restricts Section 16 reporting persons and personnel who are likely to have access to material nonpublic information from trading outside certain windows and from engaging in hedging and monetization transactions or from pledging Company securities. Our Insider Trading Policy also requires Section 16 reporting persons to obtain pre-clearance prior to trading Company securities. The Insider Trading Policy also contains procedures related to the administration of Rule 10b5-1 trading plans.

The Board regularly reviews corporate governance developments and modifies the Insider Trading Policy as warranted.

The Insider Trading Policy is attached as Exhibit 19.1 to our Annual Report on Form 10-K filed with the SEC on November 21, 2024.

Transactions with Related Persons

The Board recognizes that transactions with related persons can present actual or potential conflicts of interest and wants to ensure that Company transactions are based solely on the best interests of the Company. Accordingly, the Board has delegated responsibility to the Audit and Finance Committee to review transactions between the Company and related persons. The Audit and Finance Committee has adopted a written policy establishing procedures for the review of related person transactions.

A related person transaction is a transaction between the Company and a director, executive officer or 5% or more shareholder, any of their respective immediate family members or a company or other entity in which any of these persons has a direct or indirect material interest. The policy specifically excludes certain types of transactions, which the Audit and Finance Committee deems to be immaterial. Pursuant to the Audit and Finance Committee policy, related person transactions must be preapproved by the Committee or, in the event of an inadvertent failure to bring the transaction to the Committee for preapproval, ratified by the Committee. In deciding whether to approve or ratify a related person transaction, the Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction and terms available to third parties for similar transactions. The Audit and Finance Committee Chair is authorized to approve related person transactions when it is impractical or undesirable to wait until the next Committee meeting for approval. Such Chair-approved transactions must be reported to the Committee at its next meeting. Since the beginning of fiscal 2024 we have not engaged in any transactions for which approval is required under our related person transaction policy.

2025 Proxy Statement	39

Board Oversight of Sustainability

Providing Innovative Offerings Through Deeply-Rooted Values

Air Products’ higher purpose is to bring people together to collaborate and innovate solutions to the world’s most significant energy and environmental sustainability challenges. We are living this commitment, putting sustainability in action through our mega-projects that support the energy transition, and a broad portfolio of offerings enabling our customers to operate in a more sustainable way. While working to support these objectives and our customers, we also remain committed to our employees. Safety will always be a priority at Air Products, with the ultimate goal of zero incidents and zero accidents. Our goal is to be the safest, most diverse and most profitable industrial gas company in the world, providing excellent service to our customers. To drive this objective, we set rigorous goals for female representation globally and for minority representation in the United States.

How We Plan To Execute Our Sustainability Approach

With Our Customers

●	Offer a broad portfolio of decarbonization and sustainability-enhancing offerings for our customers
●	Execute our $15 billion pipeline of energy transition mega-projects
●	Focus R&D efforts on energy and sustainability

Within Our Company

●	Improve energy efficiency
●	Increase use of renewable energy
●	Develop and deploy new carbon-reducing technologies
●	Decarbonize our global fleet of 2,000 trucks
●	Reduce other environmental impacts of our operations (water, waste, etc.)

By Our People

●	Maintain focus on our safety-first culture
●	Position resources globally to support our growth strategy and sustainability priorities
●	Promote diversity and inclusion, employee development and well-being
●	Engage with and support our communities and other stakeholders (through the Air Products Foundation, we contributed over $11.5 million in donation to communities in fiscal 2024)

“I am encouraged to see so many customers moving forward on ambitious sustainability journeys. We are proud to be partnering with them around the globe and bringing a broad portfolio of offerings to reduce greenhouse gas emissions, improve efficiency and yields and enable them to make real progress toward their sustainability goals.”
Seifi Ghasemi
Chairman, President and CEO

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Our Progress

	Goals	Progress
With Our Customers	●$15 billion capital commitment to first-mover energy transition projects through 2027	●Executing major projects in Canada, Europe, Saudi Arabia and the United States
Within Our Company
●“Third by ’30”: 33% reduction in Scope 1 and 2 combined and Scope 3 CO2e emissions intensity by 2030 versus 2023 baseline(1)
●Quadruple the amount of renewable electricity used to make our products(2) by 2030
●Net Zero by 2050
●Water management plans at high-priority facilities(3), developed by 2026 and implemented by 2030
●More ambitious goal – baseline reset to 2023 ●New goal – will report progress beginning next year ●Transition plan in development ●New goal – will report progress beginning next year
By Our People	●28% female representation in global professional and managerial roles by 2025 ●30% minority representation in U.S. professional and managerial roles by 2025	●Year-over-year improvement in female representation ●Year-over-year improvement in minority representation
(1)	Baseline reset to 2023 from 2015 while keeping the same target date of 2030. This resulted in the goal being more ambitious because the 2030 target carbon intensities have been reduced. For example, by the end of 2023 we had reduced our Scope 3 carbon intensity by over 20% since 2015. Resetting the baseline year to 2023 means a one-third reduction commitment versus the new, lower base that we achieved in 2023. Overall, the 2030 target carbon intensities for the combined Scope 1 and 2 goal shift from 62 to 58 kg CO2e/MM BTU, and from 23 to 18 kg CO2e/MM BTU for the Scope 3 goal.
(2)	Includes all products sold by Air Products vs. 2023 baseline.
(3)	High priority facilities are those withdrawing 13 million gallons (50,000 m3) or more per year from basins with high to extremely high water stress, as determined by Aqueduct Tools from the World Resources Institute.

Our People

We believe our employees are our most valuable asset and are critical to our success as an organization. Our goal is to be the safest, most diverse and most profitable industrial gas company in the world, providing excellent service to our customers. Integral to our success is the continued development of our 4S culture (Safety, Speed, Simplicity and Self-Confidence) and creating a work environment where all employees feel that they belong and matter.

Our talent-related initiatives, including employee recruitment and development, diversity and inclusion and compensation and benefit programs, are focused on building and retaining the world-class and talented staff that is needed to meet our goals.

Diversity in Professional and Managerial Roles

Our 2024 U.S. Equal Employment Opportunity Report (EEO-1) is available on our website at www.airproducts.com/company/diversity*

*	The information on our website is not incorporated by reference into, and does not form part of, this proxy statement.

2025 Proxy Statement	41

RECOGNITIONS

Air Products was named an Energy Transition Changemaker at COP28 for our landmark net-zero hydrogen energy complex in Edmonton, Alberta, Canada and the world-scale NEOM green hydrogen project, of which Air Products is a partner.

MSCI ESG: Air Products has been upgraded to an A in MSCI’s ESG Ratings assessment	ISS ESG: Top performer in the global corporate universe by ISS-oekom
Forbes: One of America’s Best Employers for Diversity for 2023	BARRON’S: 100 Most Sustainable Companies List
FTSE4Good: FTSE4Good Index Series	ETHIBEL: Constituent of the ETHIBEL Sustainability Index (ESI) Excellence Global
China’s Top 100: Named one of China’s Top 100 Most Attractive Employers for 2023 by university students majoring in natural sciences	ETHIBEL: ETHIBEL Pioneer and ETHIBEL Excellence Investment Registers

More Information

Air Products has reported annually on its sustainability performance for 21 years. During the past year, we have strengthened our previously announced environmental goals and launched new goals for renewable energy and water management. We have worked collaboratively with our customers across dozens of industries while advancing our world-scale, first-mover, clean hydrogen projects to help decarbonize industry and heavy-duty transportation.

Our 2024 Sustainability Report, prepared in accordance with the Global Reporting Initiative, is available on the sustainability page of our website and includes details on our plans to reach our goals. The Sustainability Report also includes summaries of how our sustainability efforts are aligned with the reporting recommendations of SASB and TCFD.

2024 Corporate Sustainability Report www.airproducts.com/company/sustainability*

*	The information on our website is not incorporated by reference into, and does not form part of, this proxy statement.

42	2025 Proxy Statement

Compensation of Directors

In fiscal 2024, our directors received compensation as set forth in the chart below.

Director Compensation Program	($)
Annual Deferred Stock Award (made immediately following annual meeting)(1)	160,000
Annual Cash Retainer	130,000
Lead Director Retainer	35,000
Audit and Finance Committee Chair Retainer	25,000
Management Development and Compensation Committee Chair Retainer	20,000
Corporate Governance and Nominating Committee Chair Retainer	15,000
(1)	Directors elected to the Board after an annual meeting receive a prorated grant of deferred stock units based on the number of months remaining until the next annual meeting.

Our Corporate Governance and Nominating Committee periodically undertakes a review of non-employee director compensation. The most recent review was completed in late 2022 when the Committee reviewed a competitive assessment of directors’ compensation levels and practices among the Peer Reference Group described on page 64 as well as a broader industry component and survey data of companies with annual revenues between $2.5 billion and $10 billion. Prior to this review director cash compensation had been adjusted in fiscal 2019 and other forms of director compensation had been adjusted in fiscal 2017. In connection with this review the Committee retained an external compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), to provide independent advice and benchmarking with respect to director compensation practices.
Prior to retaining Pearl Meyer, the Committee assessed its independence and concluded that there were no conflicts of interest that would prevent Pearl Meyer from independently advising the Committee. In making this determination, the Committee considered, among other things, the fees to be paid as a percentage of Pearl Meyer’s consolidated revenues, policies and procedures established by Pearl Meyer to mitigate conflicts of interest and the lack of business and personal relationships between Pearl Meyer team members and the Company’s executive officers and Committee members. Aggregate fees paid to Pearl Meyer for director compensation consulting services were approximately $25,000, of which approximately $7,000 was incurred in fiscal 2022.
As a result of this compensation review, the Committee determined that the compensation paid to the Company’s directors was somewhat below the median of the Peer Reference Group on both an individual and aggregated basis. The Committee recommended, and the Board approved, an increase of $10,000 in the directors’ annual cash retainer to $130,000 and an increase of $10,000 in directors’ annual equity grants to $160,000, beginning in fiscal 2023. These changes positioned total individual director compensation at approximately the median of the Peer Reference Group. In addition, the cash retainer paid to the Lead Director was increased by $10,000 to the Peer Reference Group median of $35,000. These actions are expected to maintain the competitiveness of the Company’s director compensation program and accordingly strengthen our ability to recruit and retain qualified directors.

Directors may voluntarily defer all or a part of their cash retainers under the Deferred Compensation Program for Directors. At the election of each director, voluntarily deferred amounts may be credited to deferred stock units or to an account that is credited with interest based on long-term corporate bond yields. Each deferred stock unit entitles the director to receive one share of Company stock upon payout, which generally occurs after the director’s service on the Board is over. Deferred stock units earn “dividend equivalents” equal to the dividends that would have been paid on one share of stock for each deferred stock unit owned by the director. Deferred retainers and dividend equivalents are credited on the last day of the quarter based on the NYSE closing price of a share of Company stock on the preceding trading day.

Directors are reimbursed for expenses incurred in performing their duties as directors. The Company covers directors under its directors and officers liability insurance policy. Directors are also covered by the business travel accident policy maintained by the Company and are eligible to participate in the Air Products Foundation’s charitable matching gift program. Under this program, for fiscal 2024 the Air Products Foundation matched donations of up to $10,000 per year made by employees and directors to qualifying non-profit organizations.

2025 Proxy Statement	43

To emphasize the importance of directors’ long-term alignment with shareholders, the Board has adopted director stock ownership requirements. Directors are expected to own shares or share equivalents with a value (based on the NYSE closing price) equal to five times the annual cash retainer by the end of the fifth fiscal year after joining the Board. Directors are expected to increase their holdings to reflect an adjustment in the annual cash retainer within a reasonable period of time following the adjustment. Once a director has met the requirement, if there is a subsequent decline in the Company’s share price that causes the director’s ownership level to fall below this guideline, the director is expected to refrain from selling or transferring shares until the guideline is again satisfied. All directors are currently in compliance with the stock ownership guidelines for directors.

Name	Annual Retainers(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Tonit M. Calaway	130,000	160,000	—	290,000
Charles Cogut	130,000	160,000	11,260	301,260
Lisa A. Davis	150,000	160,000	10,000	320,000
Jessica Trocchi Graziano	108,333	184,110	—	292,443
David H.Y. Ho(4)	130,000	160,000	—	290,000
Edward L. Monser	180,000	160,000	10,000	350,000
Matthew H. Paull(4)	155,000	160,000	12,346	327,346
Wayne T. Smith	130,000	160,000	10,000	300,000
(1)	This column includes annual retainers and committee Chair and Lead Director retainers. Ms. Graziano was elected to the Board on December 1, 2023, and her annual retainer is prorated based on 10 months of service in fiscal 2024. Certain directors voluntarily elected to defer some or all of their cash retainers. Any amounts that have been deferred are included in this column.
(2)	This column shows the grant date fair value of the annual deferred stock unit grant for 2024 calculated in accordance with FASB ASC Topic 718. Deferred stock units earned by directors are fully expensed on the Company’s financial statements at the market value of a share of stock on the date of grant. The annual deferred stock unit grant is prorated for directors elected other than at an annual meeting. The amount reported for Ms. Graziano includes a prorated Annual Stock Award of $24,110 granted upon her election to the Board on December 1, 2023, as well as the annual grant made at the 2024 Annual Meeting. All deferred stock units credited to directors are fully vested.
(3)	Amounts in this column reflect charitable matching contributions from the Air Products Foundation for Ms. Davis, Mr. Monser and Mr. Smith. For Mr. Cogut, the amount reflects a charitable matching contribution of $10,000 from the Air Products Foundation and $1,260 considered to be above-market interest credited to his Deferred Compensation Program balance. For Mr. Paull, the amount reflects a charitable matching contribution of $8,617 from the Air Products Foundation and $3,729 considered to be above-market interest credited to his Deferred Compensation Program balance. Interest is calculated for the Deferred Compensation Program using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service for obligations of similar maturity, it is treated as above-market interest even though it is based on a market average for corporate bonds.
(4)	Mr. Ho and Mr. Paull will retire from the Board effective at the conclusion of the Annual Meeting.

44	2025 Proxy Statement

Executive Compensation

PROPOSAL 2
Advisory Vote on Executive Officer Compensation
The Board recognizes the interest our shareholders have in the Company’s executive officer compensation program and is committed to strong compensation governance. As a part of that commitment, and in accordance with SEC rules and the strong preference of our shareholders, we annually ask our shareholders to approve an advisory resolution on the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your approval or disapproval of our fiscal 2024 executive compensation program by voting for or against the following resolution:
RESOLVED, that the compensation of the named executive officers as discussed and disclosed in the Compensation Discussion and Analysis and the executive compensation tables and accompanying narrative is approved.
Although the vote is non-binding, the Board and the Management Development and Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and to address them in making future decisions regarding the Company’s executive compensation program. At the 2024 Annual Meeting of Shareholders, approximately 72.9% of shares voted were cast in favor of our executive compensation program. This level of support was notably less than the average support of approximately 94.9% for this proposal for the five years between 2019 and 2023. Accordingly, as described below, during fiscal 2024 we had discussions with shareholders regarding our executive compensation program. We subsequently made changes to our executive compensation program for fiscal 2025 that reflect the feedback we received from our shareholders.
As described in the Compensation Discussion and Analysis, our executive officer compensation program is designed to support our long-term business strategy and encourage executive leadership to drive creation of shareholder value. It is aligned with the competitive market for talent, sensitive to Company performance and oriented to long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay that is strongly linked to our performance.
The Board recommends a vote “FOR” this advisory vote on the fiscal 2024 compensation of the Company’s named executive officers.

2025 Proxy Statement	45

Report of the Management Development and Compensation Committee

The Management Development and Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement for the Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

Management Development and Compensation Committee

Lisa A. Davis, Chair
Tonit M. Calaway
David H.Y. Ho
Edward L. Monser
Wayne T. Smith

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes and analyzes our executive officer compensation program with emphasis on compensation actions affecting fiscal 2024 compensation. For fiscal 2024, the Company’s named executive officers (“NEOs”) were Seifi Ghasemi, Chairman, President and Chief Executive Officer (“CEO”), Melissa N. Schaeffer, Executive Vice President and Chief Financial Officer (“CFO”), Sean D. Major, Executive Vice President, General Counsel and Secretary, and Samir J. Serhan, Former Chief Operating Officer (“COO”).

Seifi Ghasemi Chairman, President and Chief Executive Officer	Melissa N. Schaeffer Executive Vice President and Chief Financial Officer

Sean D. Major Executive Vice President, General Counsel and Secretary

46	2025 Proxy Statement

1	Highlights of Fiscal 2024 Company Performance and Compensation Actions

FISCAL 2024 PERFORMANCE AND STRATEGIC HIGHLIGHTS

Financial Performance

Earnings Per Share(1)	Adjusted EPS(2)	Net Income(1)	Adjusted EBITDA(2)

Increased 67% over fiscal 2023	Increased 8% over fiscal 2023	Increased 65% over fiscal 2023	Increased 7% over fiscal 2023
(1)	Fiscal 2024 results include the impact of a $1.2 billion after-tax, or $5.38 per share, gain recognized upon the sale of the Company’s former LNG business at the end of the fourth quarter.
(2)	Adjusted earnings per share and adjusted EBITDA are non-GAAP financial measures. See Appendix A for a reconciliation to the most directly comparable financial measure calculated under GAAP.

Operational Performance

Safety Performance	Operational Performance	Returns to Shareholders
Our safety performance is critical to our success, and one of our goals is to be the safest industrial gas company in the world. We have achieved a 75% improvement in the employee lost time injury rate and a 57% improvement in the employee recordable injury rate since fiscal 2014.	During fiscal 2024, the Company continued to execute its strategy and announced: the completion of the sale of our liquefied natural gas process technology and equipment business for $1.81 billion in cash; the signing of a 15-year agreement to supply 70,000 tons of green hydrogen annually starting in 2030, which will help to decarbonize TotalEnergies’ Northern European refineries and avoid approximately 700,000 tons of CO2 each year; plans to build networks of permanent, commercial-scale, multi-modal hydrogen refueling stations for heavy-duty and long-range vehicles; and plans to build, own and operate Europe’s largest blue hydrogen plant – a state-of-the-art carbon capture and carbon dioxide treatment facility at its existing hydrogen production plant to serve ExxonMobil in Rotterdam, the Netherlands.	In fiscal 2024, the Company returned approximately $1.6 billion to shareholders through dividends, increasing dividends for the 42nd consecutive year.

We believe our higher purpose is to bring people together to collaborate and innovate solutions to the world’s most significant energy and environmental sustainability challenges. We are living this commitment, putting sustainability in action through our mega-projects that support the energy transition.

EXECUTING OUR GROWTH STRATEGY

Green Hydrogen Supply Agreement	Hydrogen Refueling Networks	Mercedes-Benz GenH2 Truck Trials

Signed agreement with TotalEnergies to supply 70,000 tons of green hydrogen annually beginning in 2030	Announced plans to build networks of multi-modal hydrogen refueling stations	Announced pioneering project with Daimler Truck to trial first Mercedes-Benz GenH2 truck

2025 Proxy Statement	47

FISCAL 2024 EXECUTIVE COMPENSATION HIGHLIGHTS

Alignment of Compensation Outcomes with Fiscal 2024 Financial Performance
Compensation outcomes for periods ending in fiscal 2024 reflect the above achievements and our focus on tying compensation to strategy, performance and delivering shareholder value.

Incentive Element		Threshold	Target	Maximum	Payout (% of Target)
Fiscal 2024 Annual Incentive	Adjusted EPS				72.6%
	ESG Modifier				0.9
	Aggregate Payout Factor				65.3%
Fiscal 2022 – 2024 Performance Shares	Relative TSR				99.7%
Target Total Direct Compensation for 2024 Named Executive Officers
At the beginning of the fiscal year, after benchmarking against peer companies as discussed below, the Management Development and Compensation Committee (within this Compensation Discussion and Analysis, the “Committee”) established the fiscal 2024 target total direct compensation for our NEOs.

The table below indicates the target total direct compensation opportunity (base salary, annual incentive award target and target value of long-term incentive awards) provided to our NEOs for fiscal 2024. Total direct compensation that is actually paid to our NEOs varies from the information below based on our performance, which will determine whether and in what amount annual incentive awards and performance share awards are achieved, as well as based on whether any discretionary bonuses or severance is paid out during a fiscal year. This information regarding target total direct compensation opportunity is intended to supplement, but not replace, the Summary Compensation Table, which reports fiscal 2024 compensation in the format required by SEC rules.

Officer	Base Salary ($)	Annual Incentive Target ($)	Grant Value of Long-Term Incentives ($)	Target Total Direct Compensation ($)
Seifi Ghasemi	1,350,000	2,025,000	12,125,000	15,500,000
Melissa N. Schaeffer	725,000	725,000	2,300,000	3,750,000
Sean D. Major	650,000	650,000	2,000,000	3,300,000
Samir J. Serhan	850,000	935,000	3,200,000	4,985,000

48	2025 Proxy Statement

For fiscal 2024, target total direct compensation opportunities established by the Committee positioned all NEOs competitively versus market. Below is a summary of the components of total direct compensation for fiscal 2024 for our CEO and other NEOs.

Type	CEO Target	Other NEO Target	Key Terms
Base Salary			●Target at market median with adjustment based on level of responsibility, experience and individual performance
Annual Incentive
●Target opportunity references market median
●Payout based on fiscal year adjusted earnings per share (“EPS”), subject to potential adjustment upwards or downwards by up to 20% based on an ESG modifier over a one-year performance period

Long-Term Incentives			●Target value generally based on market median for long-term incentives
Performance Shares Restricted Stock Units
●Payout based on relative total shareholder return (“TSR”) over a three-year performance period
●Actual value determined by shareholder returns during vesting period
●50th percentile required for target payout
●Performance at the 55th percentile required for target payout beginning with the performance share grants for fiscal 2025
●Restricted stock units (“RSUs”) vest on the fourth anniversary of the grant date

2025 Proxy Statement	49

Pay and Performance Alignment
In fiscal 2024, the Company continued to execute its growth strategy and announced: the completion of the sale of our liquefied natural gas process technology and equipment business for $1.81 billion in cash; the signing of a 15-year agreement to supply 70,000 tons of green hydrogen annually starting in 2030, helping to decarbonize TotalEnergies’ Northern European refineries and avoid approximately 700,000 tons of CO2 each year; plans to build networks of permanent, commercial-scale, multi-modal hydrogen refueling stations for heavy-duty and long-range vehicles from Northern to Southern California, between Edmonton and Calgary, Alberta, Canada, and along major transportation corridors in Germany; and collaboration with Daimler Truck, a leader in heavy-duty transportation and decarbonization, to trial Mercedes-Benz GenH2 trucks, which will be fueled with liquid hydrogen and will be deployed in the Company’s existing fleet to transport cylinder gases. The performance measure for the annual incentive awards was adjusted earnings per share and an ESG modifier reflective of the executive officers’ role in advancing the Company’s ESG goals. The payout metrics and calculation methodology are described on pages 56-58. Based on the Company’s performance, the Committee approved an annual incentive award payout factor of 65.3% for all NEOs.

The Committee also determined final payout levels for performance share awards granted in fiscal 2022 with a performance cycle ending at the end of fiscal 2024, which were conditioned on our relative TSR. For the three-year performance period, Air Products delivered a cumulative TSR of 15.74% and the resultant TSR percentile rank was 49.9%, which resulted in a payout factor of 99.7%. The payout metrics and calculation methodology are described on pages 59-60.

The charts below compare our CEO’s realizable compensation and our TSR to the S&P 500 Materials Sector for 2022-2024 and 2020-2024. Our CEO’s base salary and target bonus are each positioned at the median of the market, while long-term incentive opportunity and total direct compensation are generally targeted to be above market median. Because total direct compensation opportunity is weighted heavily in favor of long-term incentives, performance shares tied to relative TSR are by far the most significant element of our CEO’s compensation, accounting for approximately 47% of his total direct compensation opportunity. The significant weight given to performance shares and the use of a relative TSR performance metric result in a strong alignment between our annualized total shareholder return and realizable pay, as reflected in the following charts that compare annualized TSR and realizable pay over recent three- and five-year periods. As indicated in the charts, annualized TSR and CEO realizable pay were positioned at approximately the 50th percentile market for the five-year period, while over the three-year period TSR and CEO realizable pay were at the 40th percentile. Over the past three years, our CEO’s actual realized pay has been significantly lower than the amounts reported in the Summary Compensation Table, as performance share payouts in 2022, 2023 and 2024 as a percent of target were 15%, 0% and 99.7%, respectively. This heavy emphasis on performance shares results in a strong alignment between TSR and realizable and, ultimately, realized pay for our CEO and other named executive officers.

3-Year Annualized TSR
100th
75th
50th
25th
0th
APD
25th
50th
75th
100th

5-Year Annualized TSR
100th
75th
50th
25th
0th
APD
25th
50th
75th
100th

3-Year CEO Realizable Pay (Data obtained from Equilar using ISS Realizable Pay)	5-Year CEO Realizable Pay (Data obtained from Equilar using CalPERS Realizable Pay)

50	2025 Proxy Statement

The Air Products Management Board
On July 22, 2024, the Company announced the formation of a Management Board, effective as of such date, bringing together talented senior leadership across the globe to execute the Company’s two-pillar growth strategy. The Management Board is led by Mr. Ghasemi and also consists of:

●	Melissa Schaeffer, Executive Vice President and Chief Financial Officer
●	Sean Major, Executive Vice President, General Counsel and Secretary
●	Ivo Bols, President, Europe & Africa
●	Wolfgang Brand, President, Project Delivery and Technology
●	Victoria Brifo, Executive Vice President and Chief Human Resources Officer
●	Brian Galovich, Executive Vice President and Chief Information Officer
●	Ahmed Hababou, President, Middle East and India
●	Kurt Lefevere, President, Asia
●	Francesco Maione, President, Americas
●	Wilbur Mok, President, Equipment Businesses
●	Wally Nelson, Vice President, Global Helium and Rare Gases

The Management Board was formed as a strategic action to streamline and optimize our global organization to support our ability to execute our portfolio of projects and support our two-pillar growth strategy. The Management Board structure delegates responsibilities to senior executives who are closest to the business. We believe this structure will facilitate the development of senior leaders to support our growth, foster a culture of accountability and facilitate the Board’s oversight of our business by bringing new and diverse voices into regular contact with the Board.

Each member of the Management Board was designated as an executive officer of the Company effective October 1, 2024. Accordingly, beginning in fiscal 2025, the Committee will approve all compensation decisions for each member of the Management Board.

2025 Proxy Statement	51

SHAREHOLDER FEEDBACK

Responding to Shareholder Feedback on Pay
Air Products has historically received strong shareholder support for our executive compensation programs, consistent with pay for performance alignment, transparent disclosure and the simplicity of our program design. Say-on-pay support from 2019 to 2023 was consistently well above 90%. In fiscal 2024, say-on-pay support decreased to 72.87%. As part of the solicitation process for the 2024 Annual Meeting, management and the Chair of the Committee engaged with shareholders to understand their perspectives and concerns regarding our executive compensation practices, as described in detail on pages 32-33 above. Management continued these discussions following the 2024 Annual Meeting as part of our regular shareholder engagement process.
Based on the feedback that we received in these discussions and our continuing review of sound compensation governance practices, we have taken the following actions, which were first applied to compensation decisions that the Committee made in November 2024 for fiscal 2025 compensation. The Board believes that shareholders are supportive of the changes that we have made based on the feedback we have received since the 2024 Annual Meeting.
Actions Taken in Response to Shareholder Feedback
Compensation Changes—Increased Rigor in Long-Term Incentives (Performance Shares):
●For fiscal 2025:
●Raised the target performance goal for 100% payout of performance shares from the 50th to the 55th percentile of the S&P 500 comparator group in order to require above-market performance to earn a target payout.
●Capped performance share payouts at 100% if absolute TSR is negative over the applicable performance period. While absolute TSR has never been negative since tying performance share payout to relative TSR, we understood concerns certain investors had with the theoretical possibility of above-target payouts when absolute TSR is negative. Accordingly, the Committee took action to eliminate this possibility.
●For fiscal 2026:
●Performance shares awarded as long-term incentives beginning in fiscal 2026 will include a return measure, in addition to TSR, relative to the S&P 500. The Committee expects that these complementary measures will focus our leaders on improving return on invested capital and creating long-term value for our shareholders.
Increased Transparency:
●Included a table summarizing the alignment of compensation outcomes with fiscal 2024 financial performance under “Highlights of Fiscal 2024 Company Performance and Compensation Actions” in this Compensation Discussion and Analysis.
●Expanded disclosure on progress toward our ESG goals and the design and application of ESG modifier in the Annual Incentive Plan.
Reinforce Accountability on Project Execution Within The Annual Incentive Plan:
●For executive officers, the Committee can apply discretion for the achievement of ESG objectives, which include our execution of projects critical to achieving our CO2 reduction goals.
●For the larger organization covered by the Annual Incentive Plan (not including executive officers), the Committee and CEO have discretion under the EBITDA metric to reflect performance on project execution goals.
Shareholder Advisory Vote on Executive Officer Compensation

52	2025 Proxy Statement

COMPENSATION GOVERNANCE BEST PRACTICES

The Management Development and Compensation Committee recognizes that shareholders want assurance that the processes for determining and paying executive officer compensation reflect thoughtful stewardship of the Company’s resources. The Committee has adopted the following practices, which demonstrate its commitment to this principle:

Compensation Governance Highlights
●Independent directors make final compensation decisions pertaining to executive officers.
●The Committee is advised by an independent compensation consultant.
●Executive sessions are held at most Board and Committee meetings.
●Compensation is generally targeted at median for similar industrial companies.
●Stringent stock ownership guidelines are maintained for directors and executive officers.
●Executive officers and directors are prohibited from hedging or pledging Company stock.

●Performance goals and formulas are consistently administered.
●Dilution and burn rate relative to peers are reviewed annually.
●Change in control arrangements require a double-trigger for vesting.
●A Recoupment Policy is in place to deter executive officer misconduct and reclaim certain awards and incentives.
●Our Recoupment Policy also provides that excess incentive compensation shall be recouped in the event of an accounting restatement, in accordance with SEC and NYSE rules.

2	Fiscal 2024 Executive Officer Compensation Program Overview

OUR COMPENSATION PHILOSOPHY

Overview. The overall objective of our executive officer compensation program is to attract and retain a talented management team and to provide them with the right incentives to execute our strategic objectives and to maximize shareholder value. The same principles that govern the compensation of all our salaried employees apply to the compensation of our executive officers.

Tie compensation to strategy, performance and delivering shareholder value.
The Company’s programs provide incentive compensation opportunities that promote achievement of short- and long-term strategic and financial objectives. Annual incentive compensation targets are aligned with the Company’s adjusted earnings per share guidance so that the initial payout factor for receiving target bonus is dependent upon whether we meet shareholders’ expectations. Long-term incentives are primarily tied to Company TSR so that factors that impact the value of our shareholders’ investment in the Company are directly linked to our management team’s compensation.

Provide competitive compensation for competitive performance.
The Company seeks to offer compensation opportunities that are competitive to attract talented and experienced managers and to discourage them from seeking other employment opportunities.
Foster non-financial corporate goals.
While financial results are the primary commitment the Company makes to shareholders, the compensation program balances financial results with other Company values such as safety, diversity, sustainability and environmental stewardship. Certain components of the program provide flexibility to adjust compensation upwards or downwards for non-financial and strategic goals and to “claw back” compensation in cases of misconduct or restatement of financial results.
Support actions needed to respond to changing business environments.
The Company has sought to provide some elements of compensation, such as severance benefits, which give the management team or the Board tools to facilitate decisions about succession planning, divestitures and restructurings or other significant corporate events that may impact the position or employment status of executive officers.

2025 Proxy Statement	53

FISCAL 2024 TOTAL DIRECT COMPENSATION

The Committee designed the executive officer compensation program to provide our executive officers with target compensation that, on average, is competitive with that of the relevant peer groups and with actual compensation driven up or down based on the Company’s operating performance, stock price and total shareholder return. Individual components of compensation may be greater or less than the median, and actual compensation delivered may vary significantly from the target and the median based on Company or individual performance and changes in our stock price.

The table below provides a brief description of the principal types of total direct compensation, how performance factors into each type of compensation and the compensation program objectives served by each type. Detailed descriptions of the components of direct compensation begin on page 55.

Component	Description	How Amount Determined/ Performance Considerations	Objectives
Base Salary	Fixed cash payment.	Targeted at market median with adjustment based on level of responsibility, experience and individual performance.	Provide competitive foundational pay.
Annual Incentive	Short-term incentive, cash payment.	Target opportunity references market median while actual payout is driven by adjusted EPS. The Committee has discretion to apply an ESG modifier to adjust the Annual Incentive Plan upward or downward for performance against our ESG objectives.	Promote achievement of short-term financial and strategic objectives.
Performance Shares	Deferred stock units that pay out upon achievement of performance targets. Delivered in shares of stock with dividend equivalents also payable upon vesting.	Target value generally based on market median for long-term incentives. Actual payout based on relative TSR (compared to the S&P 500 Index) over a three-year performance period.	Promote achievement of longer-term financial objectives; encourage current decisions that promote long-term value creation; align executive officers’ interests with shareholder returns.
Restricted Stock Units	Deferred stock units that vest on the fourth anniversary of the grant date and pay dividend equivalents accrued upon vesting.	Target value generally based on market median for long-term incentives. Actual value determined by shareholder returns during vesting period.	Retain executive officers; align executive officers’ interests with shareholder returns.

The Committee annually reviews and establishes the performance measures, target goals and payout schedules used for our Annual Incentive Plan and the performance share component of awards granted under our Long-Term Incentive Plan. In determining actual performance against these metrics, the Committee decides whether to include or exclude the impact of items reported in the Company’s financial statements that may not be reflective of underlying operating results for the current or a prior year. Adjustments from reported earnings are intended to avoid artificial inflation or deflation of awards due to unusual or non-operational items in the applicable period and align pay outcomes with how the Committee and management view the performance of the business holistically.

SETTING TOTAL DIRECT COMPENSATION LEVELS FOR FISCAL 2024

Overall, the Committee sought to provide total direct compensation target opportunity (base salary, target annual incentive award and long-term incentive award value) for the executive officers that approximated the projected median level for similar positions in the Survey Reference Group, with above median long-term incentive opportunity and total direct compensation for our CEO as described above. In the case of the CEO, COO and CFO, the projected median level is derived from two data sources—the Survey Reference Group and the Peer Reference Group, each weighted equally and described below. Additional information regarding these peer groups is provided on page 64. Consistent with industry practice, the Company considers total direct compensation within 15% of median to be competitive with market. This margin allows for year-to-year swings in data that can occur based on a number of factors unrelated to underlying compensation strategy.

54	2025 Proxy Statement

The Company utilizes two peer groups for benchmarking CEO, COO and CFO compensation to ensure that the compensation is reasonably aligned with compensation provided by companies we compete against for talent. The Survey Reference Group is comprised of industrial companies that are similar in revenue size to the Company to benchmark specific pay levels. The Peer Reference Group is comprised of a smaller group of companies in the chemical, industrial, construction, engineering and energy technology services markets with similar capital structures, asset intensity, operating margins and business models. Total direct compensation targets may be established at greater or lesser levels for individual executive officers based on performance factors, experience in the position, retention and succession planning considerations or year-to-year swings in the market reference data.

For fiscal 2024, cash compensation and target bonus for our CEO remained frozen at levels first established for fiscal 2018, which approximate market median. As a result of this longstanding practice, all increased target direct compensation opportunity for our CEO since fiscal 2017 has been in the form of increased equity incentive opportunity, which is weighted toward performance shares with payout tied to relative TSR achievement that results in realizable pay that is closely aligned with relative TSR. For fiscal 2024, our CEO’s equity incentive opportunity remained at the same level as fiscal 2023. The Committee established 2024 total direct compensation opportunities for our other NEOs that approximated the market median. Within the total direct compensation opportunity for each executive officer, individual components of compensation may be greater or less than the market median because the Committee is primarily concerned with the competitiveness of the entire program versus any one element of compensation. Compensation realized by each executive officer may vary significantly from target opportunity based on Company or individual performance and Company stock price fluctuation.

The process for determining total direct compensation also includes the Committee’s review of tally sheets, which detail the value, earnings and accumulated potential payout of each element of an executive officer’s compensation in various employment termination scenarios. The tally sheets help the Committee consider the retention value of an executive officer’s accumulated compensation package, compare executive officers’ accumulated compensation and understand the impact of compensation decisions on various termination of employment scenarios.

3	Fiscal 2024 Total Direct Compensation Components

The Committee determines the individual compensation components of the program within the competitive target value for an executive officer’s total direct compensation.

BASE SALARY

Base salary is generally targeted at the market median for all of our NEOs, including our CEO, with adjustment where the Committee believes appropriate for proficiency, performance, experience and the uniqueness of the responsibilities held by the executive officers. Changes in base salaries for executive officers typically become effective as of the first payroll period in the calendar year; therefore, the amounts in the Summary Compensation Table reflect the fiscal 2023 base salary rate for the first quarter of fiscal 2024 and the fiscal 2024 base salary rate for the remainder of fiscal 2024. Base salaries approved for the executive officers for fiscal 2023 and fiscal 2024 were as follows:

Officer	2023 Base Salary Rate ($)	2024 Base Salary Rate ($)	% Increase(1)
Seifi Ghasemi	1,350,000	1,350,000	—
Melissa N. Schaeffer	650,000	725,000	12
Sean D. Major	650,000	650,000	—
Samir J. Serhan	850,000	850,000	—
(1)	The base salary for Ms. Schaeffer was increased to align with market median pay for the CFO position and reflect Ms. Schaeffer’s continued development and progression in the role of CFO. Base salaries for the other executive officers remained unchanged for the 2023-2024 time period.

2025 Proxy Statement	55

ANNUAL INCENTIVE PLAN

Target annual incentive opportunities under the Annual Incentive Plan are intended to be competitive with the market for each of our NEOs, including our CEO. Targets may be established at greater or lesser levels for individual executive officers based on performance factors, internal equity, experience in the position or year-to-year swings in market data. Actual annual incentive awards may be above or below target depending upon the Company’s fiscal year performance as measured by the performance measures and goals established by the Committee at the beginning of the fiscal year. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well and may exceed market median payouts. Actual annual incentive awards can range from 0% to 240% of target, inclusive of the application of the ESG modifier that we adopted in fiscal 2022. Over the previous five years, executive officer awards have ranged from 65.3% to 160% of target.

Determination of annual incentive awards is a multi-step process, which begins with establishing target opportunities. At the beginning of the fiscal year, the Committee determines executive officer target annual incentive awards as a percentage of each executive officer’s base salary based on the Survey Reference Group and, for the CEO, CFO and COO, a Peer Reference Group competitive assessment. Target bonus opportunities for NEOs for the fiscal years 2023 and 2024 are outlined below.

Officer	2023 Target (% of Base Salary)	2024 Target (% of Base Salary)(1)	2024 Target Value ($)
Seifi Ghasemi	150	150	2,025,000
Melissa N. Schaeffer	90	100	725,000
Sean D. Major	100	100	650,000
Samir J. Serhan	110	110	935,000
(1)	Target bonus opportunity for Ms. Schaeffer was increased in fiscal 2024 to align with target bonus opportunities for the Survey Reference Group and reflect her time in the CFO position.

An executive officer’s actual payout is determined by multiplying the target award by his or her individual payout factor.

As a first step in determining an executive officer’s individual payout factor, the Committee determines an initial payout factor derived from the Company’s performance against the performance objectives established by the Committee at the beginning of the fiscal year. For fiscal 2024, the Committee selected rigorous adjusted earnings per share targets as the performance measure for the Annual Incentive Plan in order to incentivize the executive officers to execute the Company’s growth strategy and deliver value to shareholders. Target adjusted earnings per share of $12.95 represented a 12.5% year-on-year increase in adjusted earnings per share, which was the midpoint of the initial 2024 earnings per share guidance that we provided to investors in 2023.(1) The threshold, target and maximum payout factors for the adjusted earnings per share measure are set out below. (Factors are interpolated between points.)

2024 Adjusted Earnings per Share	Initial Payout Factor %
<$12.00	0
$12.00	50
$12.95	100
$13.20	200
(1)	Adjusted earnings per share is a non-GAAP financial measure and is defined and reconciled to diluted earnings per share on a GAAP basis in Appendix A.

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Determination of Annual Incentive Plan Payout

Determine Target Award (beginning of fiscal year)	Determine Initial Payout Factor (after fiscal year-end)	Apply ESG modifier by multiplying modifier by Initial Payout Factor (after fiscal year-end)	Annual Incentive Plan Payout

For fiscal 2024, our adjusted earnings per share was $12.43, which resulted in an initial payout factor of 72.6%.

For fiscal 2024, the Company continued the policy of modifying compensation payable under our Annual Incentive Plan based on the Committee’s assessment of our performance against our ESG objectives. This modifier involves adjusting the initial payout factor by a multiple of 0.8 to 1.2, which means that Annual Incentive Plan payout may be adjusted upwards or downwards by up to 20% (as a percentage of target) based on the ESG modifier. The ESG modifier has the following attributes:

●	the ESG modifier reflects the Committee’s consideration of the executive officers’ role in advancing the Company’s safety, culture and diversity and environmental performance; and
●	the ESG modifier is “universal”, meaning that the same payout adjustment is applied consistently for all executive officers.

For fiscal 2024, the Committee reviewed progress towards achieving the following ESG objectives:

Goals	Measure
First Mover on energy transition projects	Project status of key projects contributing to CO2 reduction
One-third reduction in Scope 1 and 2 combined and Scope 3 CO2e emissions intensity (2030)	Progress towards “Third by ’30” goal (baseline reset to 2023)
Increase female representation in global professional and managerial roles	Year-over-year improvement in female representation
Increase minority representation in US professional and managerial roles	Year-over-year improvement in minority representation
Industry leader in safety with ultimate goal of zero accidents and incidents	Employee lost time injury rate and Employee recordable injury rate

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When determining the 2024 final Annual Incentive Plan payout factor, the Committee evaluated progress toward achievement of these ESG objectives, including project status of key projects contributing to CO2 reduction goals, progress towards “Third by ’30” goal (Scope 1 and 2 combined and Scope 3 emissions intensity reductions), progress towards increasing female and minority representation in professional and managerial roles and safety performance. Positive year-on-year progress was made in each of the ESG categories, but more appreciable improvement in reducing emissions of current operations is required. Considering these factors, the Committee determined that it was appropriate to apply a modifier of 0.9 based on the Company’s fiscal 2024 ESG performance. The final payout factor, including the ESG modifier was 65.3%.

The following table reflects the determination of the Annual Incentive Plan payout for fiscal 2024. As described above, the payout is the product of the 2024 target value established at the beginning of the fiscal year, multiplied by the initial payout factor of 72.6%, which was then multiplied by the ESG modifier of 0.9.

Officer	2024 Target Value ($)	Initial Payout Factor ($)	ESG Modifier	Final Payout Factor	Annual Incentive Plan Payout ($)
Seifi Ghasemi	2,025,000	1,470,150	0.9	65.3%	1,322,325
Melissa N. Schaeffer	725,000	526,350	0.9	65.3%	473,425
Sean D. Major	650,000	471,900	0.9	65.3%	424,450
Samir J. Serhan	935,000	678,810	0.9	65.3%	610,555

DISCRETIONARY BONUSES

In addition to amounts paid under the Annual Incentive Plan, from time to time we pay discretionary cash bonuses as recruitment or retention incentives or in recognition of outstanding performance. No discretionary bonuses were paid to the Company’s NEOs for fiscal 2024. The Company last paid discretionary bonuses in fiscal 2022 in connection with the contributions of certain NEOs to achieving the October 2021 financial closing of the first phase of the Jazan gasification project.

LONG-TERM INCENTIVES

The Committee believes long-term incentive compensation is the most critical pay element for our CEO and for our other executive officers because it creates alignment with shareholders and promotes achievement of long-term financial and strategic objectives. The weighting of the long-term incentive element for our CEO is particularly high in light of his responsibility for establishing and executing our growth strategy and because the Committee has not adjusted his base salary or annual incentive plan target since fiscal 2018. The success of the Company’s business and resulting value for our shareholders is predominantly built on stable, long-term relationships with customers and substantial capital investments that reap returns over a long-term time horizon through technological differentiation, cost control and operational efficiencies. Reflecting this long-term business model, the Committee emphasizes long-term incentive compensation designed to ensure that the decisions being made today build value for the long-term and reward sustainable growth, disciplined capital investment, sustainable cost reduction and consistent operational excellence. For fiscal 2024, the Committee maintained its practice of utilizing two types of long-term incentives for our executive officers: performance shares, which are conditioned on relative TSR performance compared to the S&P 500 Index over a three-year period (for fiscal 2024-2026); and RSUs, which vest four years after the grant date, subject to the recipient’s continued service to the Company. These types of equity incentives promote achievement of long-term objectives and value creation and directly link executive officers’ interests to shareholder returns and provide a strong retention incentive.

For fiscal 2024 we continued our practice of using a mix of long-term incentive value composed of 60% performance shares and 40% RSUs. The Committee chose this mix to provide a balance of stock-based compensation to encourage above-market performance and talent retention. Because both components of an executive officer’s long-term incentive opportunity are delivered in stock-based awards, their value is based on our stock price, which serves the Committee’s objective of creating alignment with shareholders.

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The Committee determined the level of long-term incentive grants for fiscal 2024 at the beginning of the fiscal year. Prior to making the grants, the Committee established an intended long-term incentive value for each executive officer. When setting these target values, the Committee considered the Survey Reference Group and Peer Reference Group competitive data and target total direct compensation opportunities. As discussed above, Mr. Ghasemi’s long-term incentive opportunity is positioned above market median, while the long-term incentive opportunity for our other NEOs is generally positioned at the market median.

Individual performance or other factors may result in awards that are above or below the market median. These factors include tenure and experience, succession planning and retention, subjective evaluations of performance, historical grant levels and other recent compensation actions with respect to the individual such as special retention awards. For fiscal 2024 our CEO’s long-term incentive target remained unchanged. Our CFO’s Long-Term Incentive target value was increased to better align with the market and reflect Ms. Schaeffer’s continued progression and experience in her role. The increases in the COO and General Counsel long-term incentive target value were to better align with the market and in the case of the General Counsel, reflects expanded scope of responsibilities that includes Global Environment Health and Safety and Global Asset Protection functions. The actual value realized may differ significantly (up or down) from the target value due to Company stock price performance over the life of the awards and the extent to which performance goals are met in the case of performance shares.

Officer	FY2023 Long-Term Incentive Target Value ($)	FY2024 Long-Term Incentive Target Value ($)	% Increase
Seifi Ghasemi	12,125,000	12,125,000	—
Melissa N. Schaeffer	2,000,000	2,300,000	15
Sean D. Major	1,500,000	2,000,000	33
Samir J. Serhan	2,700,000	3,200,000	19

Performance Shares

Fiscal 2024 Performance Share Grants

In fiscal 2024, performance shares made up 60% of the long-term incentives granted to our executive officers and were the single most significant element of our executive compensation program, accounting for approximately 47% of our CEO’s total direct compensation opportunity and 36-39% of the total direct compensation opportunity for our other NEOs. Performance shares entitle the recipient to one share of Company stock and accumulated dividend equivalents for each performance share earned upon the satisfaction of performance objectives and other conditions to earning the award. Performance shares are granted each year with overlapping three-year performance cycles. The awards are paid out at the end of the three-year period based on the achievement of specified performance goals. Payouts of performance shares range from 0% to 200% of the target level of shares awarded. The target level for fiscal 2024 grants (60% of the total intended long-term incentive value for each executive officer) was converted to a number of deferred stock units based on the average NYSE closing stock price for the 10 trading days preceding the grant date. The actual number of performance shares earned is determined by multiplying the target number of shares by a payout factor, which is subject to adjustment by the Committee within a narrow range (+/-15 percentage points) to address performance factors that may not be reflected in relative TSR results.

Fiscal 2024 performance shares were granted conditioned upon the Company’s three-year TSR percentile rank compared to the TSR of S&P 500 Index companies over the three-year performance period (fiscal 2024-2026). The payout factor for performance share grants will be determined in accordance with the following schedule (with payout factors interpolated between levels):

Company’s TSR Percentile Rank	Payout Factor%(1)
>75th percentile	200
50th percentile(2)	100
30th percentile	30
<30th percentile	0

(1)	The Committee may increase or decrease the payout factor by up to 15 percentage points.
(2)	Beginning with the performance share grants for fiscal 2025, the TSR percentile rank required to earn a payout factor of 100% (target payout) will increase to the 55th percentile, requiring “above market” performance to earn a target payout.

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The target number of fiscal 2024 performance shares granted to each NEO was as follows:

Officer	Target Performance Shares
Seifi Ghasemi	26,766
Melissa N. Schaeffer	5,077
Sean D. Major	4,415
Samir J. Serhan	7,064

Fiscal 2022-2024 Performance Shares Payout

In November 2024, the Committee also determined final payout levels for performance share awards granted in fiscal 2022 with a performance cycle concluding at the end of fiscal 2024. For the three-year performance period, our TSR was 15.74% and the TSR percentile rank compared to TSR of S&P 500 Index companies was 49.9%, which resulted in a payout factor of 99.7% for the fiscal 2022-2024 performance cycle.

Officer	Target Performance Shares Grant	Performance Shares Earned
Seifi Ghasemi	22,283	22,216
Melissa N. Schaeffer	2,430	2,422
Sean D. Major	2,836	2,827
Samir J. Serhan	5,064	5,048

Restricted Stock Units

Each RSU entitles the recipient to receive one share of Company stock upon payout, generally at the end of a four-year vesting period. RSUs are conditioned upon continued employment during the vesting period but are subject to special vesting rules for terminations due to death, disability or retirement or terminations covered by the Executive Separation Program described on page 73. Upon vesting, RSUs also entitle the holder to receive dividend equivalents equal to the amount of dividends paid on a share of Company stock during the vesting period. The vesting conditions provide an incentive for retention, and the value of this compensation element increases or decreases in direct proportion to our TSR. The value of RSUs granted to the executive officers in fiscal 2024 is reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table, which appear on pages 66 and 68, respectively. The target level for fiscal 2024 grants (40% of the total intended long-term incentive value for each executive officer) was converted to a number of deferred stock units based on the average NYSE closing stock price for the 10 trading days preceding the grant date.

In fiscal 2024, we granted RSUs to our NEOs as follows:

Officer	RSUs
Seifi Ghasemi	17,844
Melissa N. Schaeffer	3,384
Sean D. Major	2,943
Samir J. Serhan	4,709

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4	Employee Benefit Plans and Other Compensation

Our employee benefit programs are offered and designed to be competitive and to provide reasonable security for employees. Welfare and retirement benefits are offered at essentially the same level to all U.S. salaried employees, including executive officers.

RETIREMENT BENEFITS

Executive officers participate in our generally available U.S. salaried retirement programs. The Company maintains qualified retirement programs for its salaried employees, including a defined contribution profit-sharing plan, the Air Products and Chemicals, Inc. Retirement Savings Plan (the “RSP”). The Company also maintains a nonqualified deferred compensation plan, the Air Products and Chemicals, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), in which certain executive officers and other eligible employees participate. The RSP and Deferred Compensation Plan are discussed in more detail below in the narrative accompanying the Nonqualified Deferred Compensation Table.

WELFARE BENEFITS

We provide medical and dental coverage, life insurance and disability insurance to executive officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Severance and change in control arrangements are in place with each of our NEOs to support major corporate and management transitions. The Committee believes these arrangements provide benefits to the Company and its shareholders. The Committee periodically reviews these arrangements in depth for market competitiveness and appropriateness for the Company’s business.

Severance

All of our NEOs participate in the Executive Separation Program. This program is intended to facilitate changes in the leadership team by establishing terms for separation in advance, allowing for a smooth transition of responsibilities when it is in the best interests of the Company. The program provides severance benefits and vesting of certain long-term incentives upon involuntary termination other than for “cause” or voluntary termination for “good reason” (as each term is defined in the applicable severance agreement) in exchange for certain post-employment restrictions designed to protect the Company. Details of the program are provided on page 73.

Change in Control Arrangements

To enable the management team to negotiate effectively for shareholders without concern for their own future in the event of any actual or threatened change in control of the Company, the Company has entered into individual change in control severance agreements for each of our NEOs. Consistent with compensation governance best practices, our change in control agreements are “double-trigger”, which means that each participant will receive specific rights and benefits if, following a change in control, his or her employment is terminated by the Company without “cause” or the NEO terminates his or her employment for “good reason” (as each term is defined in the applicable severance agreement) in exchange for certain post-employment restrictions designed to protect the Company. Details of these agreements are described on pages 75-76.

PERQUISITES

The Committee has approved the use of corporate aircraft for personal travel by Mr. Ghasemi in order to mitigate security concerns, preserve confidentiality and maximize the time he is able to spend on Company business, but there was no use of corporate aircraft for personal travel in fiscal 2024. The Committee also has approved Mr. Ghasemi’s personal use of a Company car and driver and approved the use of a car and driver by Mr. Ghasemi’s spouse on rare occasions where security is a concern. Mr. Ghasemi uses commuting time for performing his responsibilities to the Company. Mr. Ghasemi is responsible for any taxes on his personal use and his spouse’s use of corporate aircraft and cars. Prior to his separation from the Company, Dr. Serhan was on an international business assignment under which he received certain allowances, including a Company-provided apartment and utilities, a Company-provided car and a daily living allowance. In fiscal 2024, Dr. Serhan and Mr. Major were each reimbursed for an executive physical examination. The Committee believes the benefits of security, confidentiality and efficiency achieved by these arrangements outweigh the expense to the Company.

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5	Executive Compensation Decision-Making Process

ROLES OF THE COMMITTEE, COMPENSATION CONSULTANT AND MANAGEMENT IN THE COMPENSATION PROCESS

Committee Responsibilities

The Committee is responsible to the Board and to shareholders for establishment and oversight of the Company’s compensation program for executive officers and for approving the compensation level of the executive officers. The Committee establishes overall compensation strategies and policies for the executive officers, allocates compensation for executive officers among the various components of compensation, evaluates and approves performance measures and goals relevant to the incentive compensation of the executive officers, evaluates the performance of the CEO with input from the Board, determines total direct compensation levels for the CEO and evaluates and approves direct compensation levels for other executive officers. Each year, the Committee:

●	reviews and evaluates the appropriateness of the Company’s current executive officer compensation program based on several factors, including competitiveness of the program and alignment of compensation delivered under the program with the Company’s strategies and performance;
●	reviews whether the program design encourages excessive risk-taking;
●	approves peer groups for market reference;
●	reviews dilution and burn rates associated with the Company’s equity compensation;
●	evaluates and approves changes to incentive compensation and benefit plans when needed;
●	approves incentive compensation payouts for the current year; and
●	addresses other specific issues regarding management development and compensation as needed.

Periodically, the Committee also undertakes an extensive review of the competitiveness and appropriateness of certain pay practices such as severance and change in control arrangements.

Engagement of Compensation Consultant

The Committee retains an external compensation consultant to provide independent advice, information and analysis on executive compensation. The Committee has established several practices to ensure the external consultant’s independence, candor and objectivity. The consultant is engaged by, has its compensation set by and reports directly to the Committee, frequently meets separately with the Committee (with no members of management present) and consults with the Committee Chair in between meetings. At each Committee meeting, management reports fees paid for executive compensation consulting services performed by the consultant to the Committee, and the Committee approves in advance the executive compensation consulting services to be performed.

The Committee retained Willis Towers Watson (“WTW”) as its external consultant for fiscal 2024. Aggregate fees for WTW’s executive compensation consulting services provided to the Committee were $360,713. During fiscal 2024, WTW also performed global retirement plan actuarial, administrative and consulting, global investment consulting, health care exchange and aviation insurance brokering services for the Company and provided “Talent & Rewards” data surveys and proxy review services in addition to the work performed for the Committee. The aggregate fees for those services were $2,596,103.

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The decision to hire WTW for actuarial services was made over a decade ago after an extensive bid process. WTW is one of the few firms that is able to provide these services on a global basis. The decisions to hire WTW for the health care exchange, health care consulting and insurance brokering services were made by the responsible functional managers after a competitive bidding process. The decision to hire WTW for the global investment consulting services for our pension plans was made by the Pension Investment Committee and members of our Treasury and Human Resources functions after a competitive bidding process.

During fiscal 2024, WTW provided advice and analysis to the Committee on total direct compensation for individual executive officers, peer group composition, incentive plan performance measures, compensation program design, pay versus performance disclosure and external trends and developments. WTW also provided an analysis of the alignment of pay delivered under the Company’s executive officer compensation program with its performance compared to peer group pay and performance, a governance and regulatory update, a third-party independent review of the Company’s executive compensation disclosures, an assessment of the potential relationship between the Company’s compensation program and risk-taking by management and an independent third party pay equity analysis of base, total cash and total target direct compensation.
Independence Assessment
The Committee assessed WTW’s independence and concluded that there are no conflicts of interest that would prevent WTW from independently advising the Committee. In making this determination, the Committee considered, among other things, the fees paid for services provided to management as a percentage of WTW’s consolidated revenues, policies and procedures established by WTW to mitigate conflicts of interest and the lack of business and personal relationships between WTW team members and the Company’s executive officers and Committee members.

Management Input

While the Committee determines overall compensation strategy and policies for the executive officers and approves their compensation, it seeks input from several executive officers and other management employees with respect to both overall guidelines and discrete compensation decisions. Specifically:

●	Human Resources staff work with the Committee to develop the design of compensation programs and decision-making frameworks for determining compensation levels;
●	the CEO provides input to the Committee on the forms of incentive compensation and performance measures that will best support the Company’s strategic goals;
●	the CEO provides the Committee perspective on the performance of the other executive officers and develops and recommends compensation actions for the other executive officers in consultation with Human Resources and based on competitive market analysis;
●	the CFO provides background to the Committee regarding the Company’s key financial objectives and performance against them; and
●	the Company’s Legal and Human Resources staff provide technical advice and other support to the Committee.

These executive officers and employees attend portions of the Committee meetings; however, the Committee meets in executive session both alone and with its external compensation consultant to reach final decisions about CEO and other executive officers’ compensation.

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BENCHMARKING

The Committee believes that a threshold characteristic of reasonable compensation is that it is aligned with compensation provided by companies the Company competes against for talent. In preparation for determining fiscal 2024 compensation, the Committee benchmarked executive officer compensation levels to evaluate the competitiveness of the program and as a reference for establishing compensation levels for fiscal 2024.

The Committee uses two peer groups for benchmarking, which it reviews annually.

Peer Groups

Name	Criteria	Purpose	Source
Survey Reference Group	Broad group of industrial companies with $6-25 billion in annual revenue	Benchmark competitive executive officer direct compensation levels at target	WTW and Mercer surveys
Peer Reference Group	Chemical; industrial; and construction, engineering and energy technology services companies with similar capital structure, asset intensity and profitability to the Company	Benchmark competitive direct compensation levels for CEO, COO and CFO, pay practice and pay for performance assessment	Compiled from proxy statement filings

For purposes of assessing competitiveness and recommending compensation levels for fiscal 2024, the Committee used survey data from WTW and Mercer compensation databases on a group of industrial companies with annual revenue of $6 to $25 billion (the “Survey Reference Group”). The Survey Reference Group is representative of the companies the Company competes against for talent and is used by the Company for various compensation benchmarking purposes, not just executive officer compensation. A list of companies included in the Survey Reference Group is provided in Appendix B.

Prior to the beginning of the fiscal year, the Committee reviewed an assessment of each NEO’s compensation level relative to the Survey Reference Group based on similar functional responsibilities. The assessment identified median, 25th and 75th percentile levels for base salary, target annual incentive, target long-term incentives and target total direct compensation. Annual and long-term incentive levels reflected a three-year average to reduce volatility in results.

The Committee also reviewed proxy data compiled from the Peer Reference Group, which is a smaller group of companies that are competitors of the Company or are similar to the Company in that they are chemical, industrial and construction, engineering and energy technology services companies with similar capital structures, asset intensity, operating margins and business models (the “Peer Reference Group”). Peer Reference Group companies are generally similar in revenue size to the Company, however certain companies with higher revenues are included based on similarity of business model. The Committee used the Peer Reference Group for benchmarking specific pay practices and for assessing alignment of pay with performance. In addition, the Committee also uses the Peer Reference Group to assess competitive compensation levels for CEO, COO and CFO total direct compensation. Because proxy data does not necessarily reflect similar positions to the other executive officers, only the Survey Reference Group is used to benchmark pay levels for them.

The fiscal 2024 Peer Reference Group consisted of the following companies:

Baker Hughes Company Celanese Corporation Dover Corporation DuPont de Nemours, Inc. Eastman Chemical Company Eaton Corporation plc Ecolab Inc.	Emerson Electric Co. Fluor Corporation Fortive Corporation Illinois Tool Works Inc. Ingersoll Rand Inc. Johnson Controls International plc Linde plc.	NextEra Energy, Inc. Occidental Petroleum Corporation Parker-Hannifin Corporation PPG Industries, Inc. Quanta Services, Inc. Schlumberger N.V. TechnipFMC plc

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RISK ASSESSMENT

During fiscal 2024, the Committee, with assistance from WTW, conducted a risk assessment of the Company’s executive officer compensation program. The Committee concluded that the program is balanced and does not provide an enticement for executives to take risks that are likely to have an adverse effect on the Company due to the following features:

●	the Company does not use highly leveraged short-term incentives that drive risky investments at the expense of long-term Company value;
●	the Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives;
●	concentration of long-term incentive compensation in awards based on relative TSR combined with overlapping grant cycles strengthens executives’ incentive to foster stable, long-term performance;
●	cash incentive awards are capped at sustainable levels, and the Committee has discretion to reduce awards, including for non-financial considerations;
●	the Company enforces substantial executive officer stock ownership and holding requirements; and
●	the Company has recoupment policies applicable to incentive compensation that permit the Company to cancel awards and recoup certain gains in the event of an accounting restatement or conduct that is detrimental to the Company.

In addition, management conducted and reported to the Committee on its evaluation of the Company’s overall compensation practices and programs to assess whether any of these programs and practices exposed the Company to excessive risk-taking, concluding there were no such programs or practices.

6	Key Compensation Practices and Policies

EXECUTIVE OFFICER STOCK OWNERSHIP

The Committee has approved ownership guidelines that require executive officers to achieve an ownership stake in the Company that is significant in comparison with the executive officer’s base salary. The ownership guidelines are six times base salary for the CEO and three times base salary for the other executive officers. Each executive officer is expected to achieve the specified ownership level within five years of assuming his or her position. Executive officers may count toward these requirements the value of shares owned, share equivalents held in their RSP accounts, earned performance shares and unvested RSUs. Stock options and unearned performance shares are not counted. All executive officers are currently in compliance with this policy.

HEDGING AND PLEDGING POLICY

The Company’s Insider Trading Policy prohibits executive officers and directors from purchasing or selling options on Company stock, engaging in short sales with respect to Company stock or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s stock. Executive officers and directors are also prohibited from holding shares of Company stock in a margin account or pledging shares of Company stock as collateral on a loan. Employees, other than executive officers, are generally permitted to engage in transactions that are designed to hedge or offset market risk.

RECOUPMENT POLICY

The Company adopted the Air Products and Chemicals, Inc. Compensation Recoupment Policy (the “Recoupment Policy”) effective October 1, 2023. The Company adopted the Recoupment Policy in part to comply with new listing standards adopted by the NYSE in response to rules adopted by the SEC regarding the recoupment of excess incentive-based compensation following an accounting restatement. Pursuant to the Recoupment Policy, in the event of a restatement, any erroneously awarded compensation received during the three fiscal years prior to the restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company. The Recoupment Policy requires the Company to pursue (and the Company shall not have the discretion to waive) the forfeiture and/or repayment of erroneously awarded compensation, subject to limited exceptions specified in the Recoupment Policy. In addition, the Recoupment Policy provides that the Committee may seek to recover all or a portion of incentive compensation in the event of a willful, knowing or intentional breach of Company policy or applicable legal or regulatory requirements, actions or omissions resulting in significant reputational or financial harm, that involve a breach of fiduciary duty or that involve willful misconduct, material dishonesty or fraud. The Company’s equity plans and agreements also provide that awards may be cancelled and that certain gains must be repaid to the Company if an executive officer engages in activity that is detrimental to the Company such as performing services for a competitor, disclosing confidential information or violating Company policies.

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GRANTING PRACTICES

Equity compensation awards are provided to executive officers and approximately 330 other management employees under the Company’s Long-Term Incentive Plan (except for off-cycle recruiting and retention awards) and are granted as of the first NYSE business day in the month of December. Recruiting grants are generally issued as of the first day of employment. Off-cycle retention grants are made occasionally in response to extraordinary retention needs.

Executive Compensation Tables

Fiscal 2024 Summary Compensation Table

Officer and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Seifi Ghasemi, Chairman, President and Chief Executive Officer	2024	1,350,000	—	12,950,997	1,322,325	4,619	262,755	15,890,696
	2023	1,350,000	—	17,074,629	3,240,000	11,675	401,795	22,078,099
	2022	1,350,000	—	13,752,750	3,057,750	15,047	307,558	18,483,105
Melissa N. Schaeffer, Executive Vice President and Chief Financial Officer	2024	707,692	—	2,456,375	473,425	253	93,175	3,730,920
	2023	626,923	—	2,816,085	936,000	425	72,467	4,451,900
	2022	550,000	—	1,499,772	622,875	329	104,268	2,777,244
Sean D. Major, Executive Vice President, General Counsel and Secretary	2024	650,000	—	2,136,151	424,450	1,085	101,105	3,312,791
	2023	626,923	—	2,111,813	1,040,000	2,320	89,144	3,870,200
	2022	550,000	500,000	1,750,161	747,450	2,813	56,285	3,606,709
Samir J. Serhan, Former Chief Operating Officer	2024	850,000	—	3,417,896	610,555	1,288	2,534,817	7,414,556
	2023	838,462	—	3,801,539	1,496,000	2,305	526,587	6,664,893
	2022	776,923	1,500,000	3,125,450	1,087,200	2,722	897,239	7,389,534
(1)	Fiscal 2024 reflects a base salary increase for Ms. Schaeffer from $650,000 to $725,000, effective December 25, 2023.
(2)	This column includes discretionary bonuses paid to Mr. Major and Dr. Serhan in fiscal 2022, in connection with the contributions each provided to achieving the October 2021 financial closing of the first phase of the Jazan gasification project.
(3)	Amounts in this column represent the grant date fair value of RSUs and performance share awards granted in the fiscal year indicated, disregarding any estimate of forfeitures related to time-based vesting. Generally, the expense for these awards is recognized over the vesting or performance period unless the recipient is eligible for retirement and the award vests upon retirement, in which case the expense may be required to be recognized entirely in the year of grant. The valuation models and assumptions applicable to these grant date fair values are set forth in Note 21, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, which was filed with the SEC on November 21, 2024. The amounts shown may not correspond to the actual value that will be realized by the executive officers. The grant date fair values of the performance shares are based upon the grant date probable outcomes of satisfying the performance conditions stipulated in the grants. The maximum grant date values of performance share grants are reflected in the table below. Maximum values use the NYSE closing stock price on the date of grant at the maximum calculated payout of 200% as well as the maximum discretion that could be applied of 15%. For additional information on awards made in fiscal 2024, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table on pages 68 and 69, respectively.

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Fiscal 2024 Performance Shares Grant Date Values

Officer	Value Included ($)	Maximum Value ($)
Seifi Ghasemi	8,086,009	15,689,587
Melissa N. Schaeffer	1,533,762	2,976,016
Sean D. Major	1,333,772	2,587,967
Samir J. Serhan	2,134,034	4,140,747
(4)	Amounts in this column reflect Annual Incentive Plan awards. At their election, executive officers may defer awards received under this Plan.
(5)	Amounts in this column reflect interest considered to be above-market interest credited to each executive officer’s Deferred Compensation Plan balance. Interest is calculated for the Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate, which is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above-market interest, even though it is based on a market average for corporate bonds. Our current NEOs are not eligible to participate in our defined benefit pension plans and accordingly do not have changes in the value of such plans to report.
(6)	Amounts shown in this column for fiscal 2024 are detailed in the chart below.
Officer	Contributions Under Defined Contribution Plans ($)	Group Term Life Insurance Premiums ($)	International Assignments Policy(i) ($)	Perquisites or Personal Benefits(ii) ($)	Severance(iii) ($)	Total ($)
Seifi Ghasemi	242,965	1,162	—	18,628	—	262,755
Melissa N. Schaeffer	91,387	1,788	—	—	—	93,175
Sean D. Major	94,400	1,788	—	4,917	—	101,105
Samir J. Serhan	127,650	1,788	472,648	967	1,931,764	2,534,817
(i)	Dr. Serhan was on an international business assignment during fiscal 2022, 2023 and 2024 in support of our operations and business development initiatives worldwide. In connection with this assignment, the Company’s standard International Assignment Policy provides reimbursement of expenses over and above those Dr. Serhan would have incurred if he had remained solely in the United States. For 2024 this amount includes a housing allowance of $119,053, a car lease of $17,432 and other miscellaneous items of $336,163.
(ii)	The amount reported in this column for Mr. Ghasemi reflects the incremental cost to the Company of providing Mr. Ghasemi a car and driver for occasional personal use of $18,628, including for occasional use by his spouse. This benefit was provided to allow Mr. Ghasemi to focus on Company business and to mitigate security concerns. The incremental cost for the car and driver was calculated using the IRS mileage rate based on the variable costs of operating a vehicle. The variable cost rate is used rather than the standard business rate as the Company uses the car and driver for Company business, including to transport other passengers when not being used by Mr. Ghasemi, and would incur the fixed costs of operating the vehicle and employing the driver whether or not Mr. Ghasemi was provided the car and driver for commuting. In addition to the mileage rate, which includes trips to and from Mr. Ghasemi’s residence with no passengers, the amount calculated for use of the car and driver includes toll and overtime compensation and reimbursement for meals and lodging provided to the driver in connection with Mr. Ghasemi’s use. Mr. Ghasemi pays all taxes associated with personal use of the car and driver. The amounts reported in this column for Mr. Major and Dr. Serhan reflect the cost of executive physicals that each received.
(iii)	Dr. Serhan ceased serving as the Company’s Chief Operating Officer on July 18, 2024 and separated from the Company on December 2, 2024. Amounts reported as severance were accrued in fiscal 2024 pursuant to the terms of the Executive Separation Program. For additional information refer to Estimated Payments on Severance on page 74.

2025 Proxy Statement	67

Fiscal 2024 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Officer	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Seifi Ghasemi	Annual Incentive Plan		0	2,025,000	4,860,000
	Performance Shares	12/1/2023				0	26,766	57,546		8,086,009
	Restricted Stock Units	12/1/2023							17,844	4,864,988
Melissa N. Schaeffer	Annual Incentive Plan		0	725,000	1,740,000
	Performance Shares	12/1/2023				0	5,077	10,915		1,533,762
	Restricted Stock Units	12/1/2023							3,384	922,614
Sean D. Major	Annual Incentive Plan		0	650,000	1,560,000
	Performance Shares	12/1/2023				0	4,415	9,492		1,333,772
	Restricted Stock Units	12/1/2023							2,943	802,380
Samir J. Serhan	Annual Incentive Plan		0	935,000	2,244,000
	Performance Shares	12/1/2023				0	7,064	15,187		2,134,034
	Restricted Stock Units	12/1/2023							4,709	1,283,862

The Grants of Plan-Based Awards Table reports the dollar value of cash (non-equity) incentive awards and the number and value of equity awards granted to each executive officer during fiscal 2024. With regard to cash incentives, this table reports the range of potential value that could have been obtained by the executive officer; whereas the Summary Compensation Table reports the actual value realized for fiscal 2024. Equity amounts represent the grant date values of the awards determined under FASB ASC Topic 718 for purposes of financial statement reporting, which are based on probable outcomes.

NON-EQUITY INCENTIVE PLAN AWARDS — ANNUAL INCENTIVE PLAN

Annual Incentive Plan awards are based on performance for the fiscal year. The Committee approves performance measures and payout schedules prior to or at the beginning of the fiscal year. Following the end of the fiscal year, the Committee determines the range of actual amounts that can be paid out under a formula that reflects the Company’s performance against the approved performance measures. Individual awards are determined by the Committee within the range based on individual performance. There is no minimum bonus under the terms of the Plan, so the threshold amount is shown as $0. For more information on fiscal 2024 targets and the award determination, see pages 56-57.

68	2025 Proxy Statement

EQUITY INCENTIVE PLAN AWARDS — PERFORMANCE SHARES

The Equity Incentive Plan Awards reflected in the table are performance shares. Performance shares are deferred stock units whose payout is conditioned on the Company’s TSR percentile relative to the Peer Reference Group for grants made through fiscal 2021 and to the S&P 500 Index for grants made beginning in fiscal 2022. Deferred stock units are an award type provided under the Company’s Long-Term Incentive Plan that entitle the holder of each unit to the value of one share of Company stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Company stock from the grant date of a deferred stock unit until it is paid out. Dividend equivalents are not paid until the award is vested. No dividend equivalents are paid on units that are forfeited.

The performance shares reflected in the table have a three-year performance cycle that will be completed at the end of fiscal 2026. The number of performance shares that will be paid out is based on a schedule tied to the Company’s relative TSR percentile as described on page 59. Performance shares are generally forfeited if the executive officer voluntarily terminates employment during the performance period; however, if an executive officer’s employment terminates due to death, disability or retirement one year or more after the grant date, he or she will receive a pro-rata portion of any performance share payout upon completion of the performance period. Upon a termination covered by the Executive Separation Program described on page 73, the terms of that Program regarding treatment of equity compensation will apply.

OTHER STOCK AWARDS — RSUS

The Other Stock Awards reflected in the table are RSUs, which are deferred stock units that have time-based vesting conditions. The RSUs granted to the NEOs in fiscal 2024 will vest on the fourth anniversary of the grant date. If an executive officer’s employment terminates due to death, disability or retirement one year or more after the grant date, the units will vest. Pursuant to his amended and restated employment agreement, dated May 17, 2023 (the “Employment Agreement”), Mr. Ghasemi’s RSUs will not be forfeited and will continue to vest if he is terminated at any time due to death or disability, voluntarily for “good reason”, by the Company without “cause” or at the conclusion of his Employment Agreement (see page 74 for the definitions of these terms under his Employment Agreement.) If another executive officer’s employment termination is covered by the Executive Separation Program described on page 73, the terms of that Program regarding treatment of equity compensation will apply.

Outstanding Equity Awards at 2024 Fiscal Year-End Table

	Option Awards(1)						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that have not Vested (#)(2)	Market Value of Shares or Units of Stock held that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Officer		Exercisable	Unexercisable
Seifi Ghasemi						64,808	19,295,934	73,029	21,743,654
	12/1/2014	43,358	0	134.54	12/1/2024
Melissa N. Schaeffer					8,131		2,420,924	11,465	3,413,589
Sean D. Major					8,862		2,638,572	10,216	3,041,712
Samir J. Serhan					14,577		4,340,156	17,466	5,200,327

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(1)	Grant dates for all stock options are shown in the first column. All stock options have an exercise price equal to the closing market value on the grant date and became exercisable in three consecutive, equal installments on the first, second and third anniversary of the grant date. They generally remain exercisable until 10 years after the grant date; however, except as described below, exercisable options generally expire 90 days after a voluntary termination of employment. Options granted more than one year prior to an executive officer’s termination due to death, disability or retirement continue to become and remain exercisable for their full term. If an executive officer’s termination is covered by the Executive Separation Program described on page 73, the terms of that Program regarding treatment of equity compensation will apply. Mr. Ghasemi’s Employment Agreement provides that, upon his death, disability, involuntary termination without “cause”, voluntary termination for “good reason” or the conclusion of the term of his Employment Agreement, his options will not terminate but will continue to become and be exercisable through the end of their term. (See page 74 for the definition of these terms under his Employment Agreement). Stock options are subject to special vesting rules upon a change in control of the Company as described on pages 75-76. The Company has not granted stock options since fiscal 2015.
(2)

This column reflects unvested RSUs which, upon vesting, entitle the holder to a share of Company common stock and dividend equivalents accumulated since the date of grant. RSUs vest after four years and the RSUs reflected in this column were granted to executive officers on December 1, 2020, December 1, 2021, December 1, 2022 and December 1, 2023. All RSUs are subject to special vesting rules for terminations covered by the Executive Separation Program described on page 73 or upon a change in control as described on pages 75-76.

Unvested RSUs granted in fiscal 2021, 2022, 2023 and 2024 are as follows:
Officer	FY21	FY22	FY23	FY24	Total
Seifi Ghasemi	16,078	14,855	16,031	17,844	64,808
Melissa N. Schaeffer	483	1,620	2,644	3,384	8,131
Sean D. Major	2,046	1,890	1,983	2,943	8,862
Samir J. Serhan	2,923	3,376	3,569	4,709	14,577
(3)	These amounts are based on the 2024 fiscal year-end NYSE closing stock price of $297.74.
(4)	This column reflects performance shares granted in fiscal 2022, fiscal 2023 and fiscal 2024. The payout of these shares is conditioned upon performance during three-year cycles ending on September 30, 2024, September 30, 2025 and September 30, 2026, respectively. The fiscal 2022 awards are shown at the final payout factor of 99.7% and the fiscal 2023 and fiscal 2024 awards are shown at 100% (target) payout levels, as reflected in the following table:
	Fiscal Year 2022-2024 Unearned Performance Shares at End of Performance Period
Officer	09/30/2024	9/30/2025	9/30/2026
Seifi Ghasemi	22,216	24,047	26,766
Melissa N. Schaeffer	2,422	3,966	5,077
Sean D. Major	2,827	2,974	4,415
Samir J. Serhan	5,048	5,354	7,064

Fiscal 2024 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Seifi Ghasemi	165,235	22,696,680	16,820	4,552,501
Melissa N. Schaeffer	—	—	223	60,357
Sean D. Major	—	—	2,354	637,134
Samir J. Serhan	—	—	2,859	773,817
(1)	The options were exercised automatically on the business day prior to their expiration in accordance with their terms. The options were settled on a net exercise basis with shares withheld with respect to the exercise price and tax liability incurred upon exercise. As a result, 42,667 shares of common stock were issued to Mr. Ghasemi.
(2)	The shares in this column include RSUs granted to all executive officers in fiscal 2020 that vested in December 2023.

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(3)	The following dividend equivalents were paid on the shares acquired but are not included in the Value Realized on Vesting:

Officer	Dividend Equivalents Paid ($)
Seifi Ghasemi	407,885
Melissa N. Schaeffer	5,408
Sean D. Major	57,085
Samir J. Serhan	69,331

Fiscal 2024 Nonqualified Deferred Compensation Table

Amounts shown in this table are provided under the Company’s nonqualified Deferred Compensation Plan.

Officer	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Seifi Ghasemi	—	215,365	122,653	—	2,380,318
Melissa N. Schaeffer	—	64,935	7,796	—	167,750
Sean D. Major	144,300	67,250	32,383	—	668,417
Samir J. Serhan	374,000	100,050	43,914	—	943,064
(1)	Amounts reported in this column were voluntary deferrals of base salary and bonus. These amounts also are reported in the Summary Compensation Table.
(2)	Mr. Ghasemi, Ms. Schaeffer, Mr. Major and Dr. Serhan receive a Company contribution credit of their Annual Incentive Plan awards and any earnings over the IRS 401(a)(17) limit because they receive their primary retirement benefit under the Company’s defined contribution RSP rather than our defined benefit pension plans. Amounts reported in this column are also reported in the Summary Compensation Table.
(3)	A portion of the earnings reflected in this column are reported in the Summary Compensation Table as above-market interest, as described in footnote 5 to such table.
(4)	The following portion of these accumulated balances has been previously reported as compensation in the Summary Compensation Table of the Company’s proxy statements for prior years.

Officer	Amount Previously Reported ($)
Seifi Ghasemi	1,757,753
Melissa N. Schaeffer	71,441
Sean D. Major	385,842
Samir J. Serhan	384,554

The Company provides the tax-qualified RSP to all U.S.-based salaried and certain hourly employees of the Company. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the RSP. The Deferred Compensation Plan was amended and restated effective January 1, 2018 to “unlink” the RSP from the Deferred Compensation Plan. Prior to January 1, 2018, elective deferrals to the RSP in excess of the U.S. tax law limits would automatically be deferred into the Deferred Compensation Plan. Effective January 1, 2018, once a participant reaches the U.S. tax law limits in the RSP for elective deferrals such deferrals cease and are not contributed to the Deferred Compensation Plan; rather, Deferred Compensation Plan participants may make a separate deferral election prior to the relevant calendar year to defer amounts of base salary into the Deferred Compensation Plan. The Deferred Compensation Plan is intended to permit participants to defer an amount of base salary and to make up, out of general assets of the Company, an amount substantially equal to certain benefits an employee did not receive under the RSP due to these limits. U.S. employees who participate in the Annual Incentive Plan, including all executive officers, are eligible to participate in the Deferred Compensation Plan. Participants can elect to defer up to 50% of base salary on a before-tax basis and up to 75% of Annual Incentive Plan awards.

The Deferred Compensation Plan provides for a Company matching credit for participants in the RSP, including all executive officers, whose Company matching contribution in the RSP is limited by the U.S. tax law limitations. The Deferred Compensation Plan provides for a Company core credit on base salary when such core contribution in the RSP is limited by U.S. tax law limitations and on Annual Incentive Plan awards for employees, including our executive officers, who receive their primary retirement benefit under the RSP.

2025 Proxy Statement	71

Participants may elect to have their Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Company stock and earn dividend equivalents and market appreciation on the stock. If a participant chooses the Company stock alternative, his or her account balance will be distributed in shares of Company stock except for dividend equivalents that are distributed in cash.

Participants can elect to receive payments of their Deferred Compensation Plan balances in service or in lump sum or in one to 10 equal annual installments following termination from service. The executive officers and certain other executives cannot commence distribution until six months following termination to comply with tax laws.

Potential Payments Upon Termination

Potential payments to named executive officers upon termination vary depending on the exact nature of the termination and, generally, whether he or she is retirement eligible at the time of the termination. Other than in the case of Mr. Ghasemi, retirement eligibility for U.S. employees generally occurs upon the attainment of age 55 after completing at least five years of service with the Company. Mr. Ghasemi’s Employment Agreement provides that he is eligible for retirement treatment under all equity, equity derivative and incentive awards after three years of employment with the Company. Accordingly, he became eligible for retirement on July 1, 2017. The following discussion explains potential payments to the named executive officers (who are referred to throughout this section as the “executive officers”) under various termination scenarios.

Voluntary Termination Other Than Retirement

A voluntary termination by Mr. Ghasemi, Mr. Major and Dr. Serhan is regarded as a retirement, as discussed below. If Ms. Schaeffer voluntarily terminated employment with the Company prior to retirement eligibility, like all salaried employees of the Company, she would receive any unpaid salary and accrued vacation, vested RSP balances and nonqualified deferred compensation shown in the table above and the earnings thereon. Executive officers generally must remain employed until the last day of the fiscal year to receive an Annual Incentive Plan award for the fiscal year.

However, if an executive officer is retirement eligible, upon voluntary termination his or her bonus would be prorated at the discretion of the Committee. If an executive officer voluntarily terminates, he or she would forfeit any Annual Incentive Plan award for the fiscal year of termination unless the termination is on the last day of such fiscal year. If an executive officer voluntarily terminated on September 30, 2024, he or she would have been eligible for a fiscal 2024 Annual Incentive Plan award in an amount, if any, determined by the Committee in its discretion.

Most outstanding awards under the Long-Term Incentive Plan would be forfeited upon a voluntary termination prior to retirement eligibility, including all unexercisable stock options, all RSUs and all performance shares, whether or not earned. Exercisable stock options would continue to be exercisable for 90 days following termination and then, if unexercised, would be forfeited.

Retirement

Upon retirement, executive officers are entitled to unpaid salary and accrued vacation, vested RSP balances and deferred compensation described above, on the same terms as for all salaried employees meeting age and service conditions. Retiring executive officers may also receive, at the discretion of the Committee, an Annual Incentive Plan award for the year of retirement. In addition, like all Long-Term Incentive Plan participants, they receive the following treatment of their outstanding long-term incentive awards:

●	all outstanding stock options that were granted one year or more prior to retirement will continue to be and become exercisable in accordance with the normal schedule as if the executive officer remained employed and will be exercisable for the normal term;
●	RSUs awarded at least one year prior to retirement will vest immediately upon retirement and RSUs granted less than one year prior to retirement are forfeited; and
●	all earned performance shares and dividend equivalents thereon will be paid on the normal schedule. A pro-rata portion of unearned performance shares awarded at least one year prior to retirement and associated dividend equivalents will be paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met. Performance shares awarded less than one year prior to retirement are forfeited.

72	2025 Proxy Statement

The table below shows the value of the outstanding long-term incentive awards of Mr. Ghasemi, Mr. Major and Dr. Serhan that would have vested had they retired as of September 30, 2024 and the value of awards that would have been forfeited. Amounts are based on the closing price of a share of Company stock as of September 30, 2024. Ms. Schaeffer was not eligible for retirement on September 30, 2024.

Officer	Unvested Stock Options ($)	Restricted Stock ($)	Restricted Stock Units ($)	Performance Shares(1) ($)	Value of Awards Forfeited ($)
Seifi Ghasemi	—	—	14,786,141	11,977,691	15,989,189
Sean D. Major	—	—	1,863,858	1,506,590	2,534,984
Samir J. Serhan(2)	—	—	3,103,310	2,676,472	4,069,907
(1)	Fiscal 2022, fiscal 2023 and fiscal 2024 performance shares are shown at the target payout level. Amounts include accumulated dividend equivalents. The fiscal 2024 grant and a prorated portion of the fiscal 2023 grant would be forfeited.
(2)	Dr. Serhan ceased serving as the Company’s Chief Operating Officer on July 18, 2024 and separated from the Company on December 2, 2024. Amounts reported for Dr. Serhan are presented as though he had retired effective September 30, 2024. For amounts actually received by Dr. Serhan in connection with his separation from the Company, refer to Estimated Payments on Severance.

Executive Separation Program

The Committee established the Executive Separation Program (the “Separation Program”) to facilitate changes in the leadership team and recruiting of senior executives. All the named executive officers participate in the Separation Program. An executive officer becomes eligible for program benefits upon involuntary termination of employment other than for “cause” or upon voluntary termination for “good reason.” A termination for “cause” occurs upon the executive officer’s failure to substantially perform his or her duties, willful misconduct, certain illegal acts, insubordination, dishonesty or violation of the Code of Conduct. “Good reason” includes:

●	a material adverse change in the executive officer’s position, material diminution of duties or authority or assignment of duties or responsibilities inconsistent with his or her status;
●	a decrease in the executive officer’s salary or a material reduction in benefits or annual incentive compensation opportunities if not similarly applied to other highly compensated employees; or
●	a relocation of the executive officer’s principal workplace by more than 50 miles from its existing location.

Benefits under the Separation Program are contingent upon the executive officer’s continuing to perform the duties typically related to his or her position (or such other position as the Board reasonably requests) until termination and assistance in the identification, recruitment and transitioning of his or her successor. The executive officer also is required to sign a general release of claims against the Company and a two-year noncompetition, nonsolicitation and nondisparagement agreement. If all these requirements are met, the executive officer is entitled to cash benefits as follows:

●	a cash severance payment equal to the sum of the executive officer’s annual base salary and target bonus for the fiscal year in which the termination of employment occurs, provided that in the case of Mr. Ghasemi, the cash severance will be two times such amount;
●	a bonus for the year of termination equal to a pro-rata portion of the executive officer’s target bonus multiplied by the Annual Incentive Plan payout factor for the fiscal year in which the termination of employment occurs;
●	outplacement assistance; and
●	for the executive officers who receive their primary retirement benefit under the RSP, a cash payment equal to the additional (nonmatching) contributions and credits each would have received under the RSP and the Deferred Compensation Plan, in the case of Mr. Ghasemi, had he remained employed an additional two years and, in the cases of Mr. Major, Dr. Serhan and Ms. Schaeffer, had he or she remained employed an additional year, assuming in each case that base salary remained the same and the Annual Incentive Plan award was the higher of his or her most recent award or the average of the last three awards.

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Noncash benefits are also provided or maintained under the Separation Program as follows:

●	The Company pays the cost of continued coverage under the Company’s medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for executive officers and their dependents for one year following termination. Nonretirement eligible executive officers forfeit unvested stock options. Their vested options remain in effect for the normal term. Retirement provisions described above apply to the stock options of retirement eligible executive officers.
●	A pro-rata portion of four-year vesting RSUs and recruiting and retention grants of RSUs vest. The remaining RSUs are forfeited. However, retirement provisions described above apply to outstanding RSUs held by retirement eligible executive officers if more favorable.
●	A pro-rata portion of unearned performance shares based on actual performance at the end of the performance period vest and are paid at the end of the performance period and the remainder are forfeited. The unforfeited shares are paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met.

Mr. Ghasemi’s Employment Agreement

In addition to the Separation Program, Mr. Ghasemi’s Employment Agreement provides that, upon his termination by the Company other than for “cause” or his voluntary termination for “good reason”, his long-term incentive awards will continue to vest as if he remained employed. For purposes of the Employment Agreement, “cause” is Mr. Ghasemi’s willful failure to substantially perform his duties after a demand for substantial performance is delivered, willful misconduct that has caused or would reasonably be expected to result in a material injury to the Company, criminal conviction of (or a plea of nolo contendere) to a crime that constitutes a felony, repeated acts of insubordination, an act of dishonesty inconsistent with his position or a material violation of the Code of Conduct. Mr. Ghasemi has the right to resign for “good reason” under the Agreement if: there is a material adverse change in his position or office; a decrease in his salary, benefits or incentive compensation if not applied to other highly compensated employees; or a relocation of his principal workplace by more than 50 miles from its existing location. The Employment Agreement amended and restated Mr. Ghasemi’s prior employment agreement to extend the term of the Employment Agreement from September 30, 2025 to September 30, 2028. Commencing September 30, 2024 and on each anniversary thereof, the term of the Employment Agreement will automatically be extended by one year, unless either party provides notice of non-renewal at least 30 days prior to the applicable renewal date or the Employment Agreement is otherwise terminated by either party pursuant to its terms.

Estimated Payments on Severance

The table below shows estimated cash payments that would have been made to each executive officer upon an involuntary termination on September 30, 2024 covered under the Separation Program and, in the case of Mr. Ghasemi, the Employment Agreement, and the estimated value of long-term incentive awards that would have vested under the Separation Program upon termination.

						Long-Term Incentive Plan
Officer	Severance Benefit ($)	Pro-rata Bonus ($)	Retirement Plan Payment(1) ($)	Benefits(2) ($)	Stock Options ($)	Restricted Stock ($)	Restricted Stock Units(3) ($)	Performance Shares(4) ($)
Seifi Ghasemi(5)	6,750,000	1,322,325	550,800	28,792	—	—	5,404,234	10,584,955
Melissa N. Schaeffer	1,450,000	473,425	83,050	45,256	—	—	1,098,002	2,095,714
Sean D. Major(5)	1,300,000	424,450	84,500	41,539	—	—	185,691	445,709
Samir J. Serhan(6)	1,785,000	610,555	117,300	29,464	—	—	3,973,973	2,203,422
(1)	Includes payment in lieu of Company contributions and credits under the RSP and Deferred Compensation Plan for Mr. Ghasemi, Ms. Schaeffer, Mr. Major and Dr. Serhan.
(2)	Includes the value of outplacement benefits estimated based on current arrangements for these services and the cost of Company-paid COBRA payments for the Company’s medical and dental plans.
(3)	These amounts reflect the value of RSUs, such as four-year RSUs and special recruiting and retention grants, and dividend equivalents thereon.
(4)	Except for Dr. Serhan, performance shares are reflected at the target payout level for fiscal 2022, 2023 and 2024 grants. Amounts include accumulated dividend equivalents.

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(5)	The values of the long-term incentive awards for Mr. Ghasemi and Mr. Major are for additional awards that would vest upon an involuntary termination. In such circumstance, because they are retirement-eligible, Mr. Ghasemi and Mr. Major also would receive the amounts reported for separation upon retirement reported above on page 73.
(6)	Dr. Serhan resigned as the Company’s Chief Operating Officer on July 18, 2024 and separated from the Company on December 2, 2024. Dr. Serhan’s resignation as Chief Operating Officer was upon mutual agreement with the Company and is treated as a termination without cause under the Separation Program. The amounts reported in this table reflect amounts Dr. Serhan received, or will receive, in connection with his separation from the Company based on an assumed share price of $328.00, which was the NYSE closing stock price on November 19, 2024. Amounts reported do not include the value of 2,923 RSUs that vested and 5,048 performance shares that vested and were paid out on December 1, 2024, prior to his separation from the Company.

Termination for Cause

Upon involuntary termination for “cause” (as such term is defined on page 73), executive officers receive only unpaid salary, accrued vacation and deferred compensation.

Termination Due to Death or Disability

Upon termination due to death or disability of an executive officer, in addition to insurance, continuation of medical benefits and other benefits provided to all salaried employees and their families to help with these circumstances, the Long-Term Incentive Plan has provisions that provide continued vesting or accelerated payout of equity awards as follows:

●	All stock options that have been outstanding for at least a year at the time of termination continue to be and become exercisable on the normal schedule as if the employee had remained employed. All other stock options are forfeited.
●	All earned but deferred performance shares, all career-vesting deferred stock units and retention and recruiting grants of deferred stock units outstanding more than one year are paid out.
●	A prorated portion of unearned performance shares outstanding for at least one year continues to earn out and be payable as if the employee had remained employed. All other unearned performance shares are forfeited.
●	Executive officers or their beneficiaries may also receive an Annual Incentive Plan award at the discretion of the Committee.

In addition, Mr. Ghasemi’s Employment Agreement provides that upon his termination of employment due to death or disability, his Long-Term Incentive Plan awards will continue to vest as if he remained employed and he will receive a prorated Annual Incentive Plan bonus.

Change in Control Arrangements

The Company is a party to individual change in control severance agreements for all of its named executive officers. For purposes of the agreements, a change in control occurs upon a 30% stock acquisition by a person not controlled by the Company, a greater than 50% change in membership on the Board during any two-year period unless approved by two-thirds of directors still in office who were directors at the beginning of the period (“Board Turnover”), consummation of a business reorganization, merger, consolidation or other corporate transaction that results in the Company’s shareholders owning less than 50% of the surviving entity, or shareholder approval of a plan of liquidation or sale of substantially all of the Company’s assets.

The severance agreements give each executive officer specific rights and certain benefits if, within two years after a change in control, his or her employment is terminated by the Company without “cause” or he or she terminates employment for “good reason” (as each term is described below). In such circumstances the executive officer would be entitled to:

●	a cash severance payment equal to two (three for Mr. Ghasemi) times the sum of annual base salary and target bonus under the Annual Incentive Plan;
●	a cash payment equal to a pro-rata target bonus payable under the Annual Incentive Plan for the year of termination;
●	a cash payment equal to two (three for Mr. Ghasemi) times the value for the most recent fiscal year of the Company’s matching contributions and/or credits for the executive officer under the RSP and the Deferred Compensation Plan;
●	for each of Mr. Ghasemi, Ms. Schaeffer, Mr. Major and Dr. Serhan, a cash payment equal to the additional primary retirement benefit contributions and credits he or she would have received under the RSP and the Deferred Compensation Plan, respectively, in the case of Mr. Ghasemi, had he remained employed for an additional three years and, in the case of Ms. Schaeffer, Mr. Major and Dr. Serhan, two additional years, in each case at the same base salary and the higher of the executive officer’s most recent Annual Incentive Plan award or the average of such award for the three full fiscal years preceding the change in control;

2025 Proxy Statement	75

●	continuation of medical, dental, health and accident disability and life insurance benefits for a period of up to two years (three years in the case of Mr. Ghasemi) and provision of outplacement services and certain legal fees; and
●	indemnification if he or she becomes involved in litigation because he is a party to the agreement.

Other than in the case of Mr. Ghasemi, the payments referenced in the first, third, fourth and fifth bullets above will be reduced each month on a prorated basis if the NEO is between the ages of 63 and 65.

A termination for “cause” occurs under the agreements upon the executive officer’s continued willful failure to perform duties or willful misconduct. “Good reason” includes:

●	a material adverse change in the executive officer’s position;
●	a decrease in the executive officer’s salary, benefits or incentive compensation if not applied to other highly compensated employees; or
●	relocation of the executive officer’s principal workplace by more than 50 miles from its existing location.

The table below shows amounts that would be payable under the change in control severance agreements if the executive officer had been terminated on September 30, 2024 following a change in control.

Officer	Severance Payment ($)	Pro-rata Bonus ($)	Matching Contribution Payment ($)	Retirement Plan Payment(1) ($)	Outplacement/ Financial ($)	Benefits(2) ($)
Seifi Ghasemi	10,156,050	2,025,000	—	826,200	12,500	40,855
Melissa N. Schaeffer	2,918,404	725,000	—	170,253	12,500	52,847
Sean D. Major	2,619,800	650,000	—	169,000	12,500	49,485
Samir J. Serhan(3)	3,141,863	935,000	—	234,600	12,500	30,682
(1)	Includes payments in lieu of Company core contributions and credits under the RSP and Deferred Compensation Plan for Mr. Ghasemi, Ms. Schaeffer, Mr. Major and Dr. Serhan.
(2)	Includes continuation of medical, dental, health and accident disability and life insurance benefits.
(3)	Dr. Serhan ceased serving as the Company’s Chief Operating Officer on July 18, 2024 and separated from the Company on December 2, 2024. Amounts reported in this table for Dr. Serhan are presented as though the Company had undergone a change in control and he had incurred a qualified termination on September 30, 2024.

In addition to the change in control severance agreements, the Company’s Long-Term Incentive Plan provides change in control protection for all participants, including in the event of a Board Turnover. Awards will not automatically vest on an accelerated basis as a result of a change in control if they are replaced by the surviving entity. For these provisions to apply: the replacement awards must be issued by a publicly listed company and preserve the value of, and be on terms as favorable as, the existing award; performance-conditioned awards must be replaced by time-based vesting awards; and the replacement awards must provide that if the participant is terminated without “cause” or voluntarily terminates for “good reason” within 24 months following the change in control, the awards will vest immediately upon termination. The Long-Term Incentive Plan also provides that, pursuant to an agreement associated with a change in control or in the discretion of the Board or an appropriate committee thereof, awards may be settled for cash at the change in control price. Long-Term Incentive Plan awards granted in fiscal 2015 or later would not automatically vest upon a change in control but would vest upon a termination of the executive officer by the Company without “cause” or a voluntary termination by the executive officer for “good reason” within 24 months of the change in control. The table below shows the estimated value of long-term incentive awards that would have vested upon an eligible termination on September 30, 2024 following a change in control. These acceleration provisions apply to all Long-Term Incentive Plan participants. In the case of Mr. Ghasemi, Mr. Major and Dr. Serhan, most of these amounts would have vested on voluntary termination, but payment or lapse of restrictions could be accelerated upon a change in control. For Ms. Schaeffer, most of the amounts shown would become vested or payable if her active employment continued without a change in control, but payment and lapse of restrictions would be accelerated upon a change in control.

Officer	Estimated Value ($)
Seifi Ghasemi	42,753,021
Melissa N. Schaeffer	6,037,112
Sean D. Major	5,905,432
Samir J. Serhan	9,849,690

76	2025 Proxy Statement

Change in Control Arrangements Specifically Triggered by Board Turnover

As described above, the named executive officers (who are referred to throughout this section as the “executive officers”) are entitled to specific rights and certain benefits under the change in control severance agreements and the Company’s Long-Term Incentive Plan in connection with a “change in control” of the Company which would include a Board Turnover. If a majority of Mantle Ridge’s nominees are elected to the Board, this would constitute a Board Turnover. If, within two years after a Board Turnover, the executive officer’s employment is terminated by the Company without “cause” or the executive officer terminates employment for “good reason” (as each term is described above), then such executive officer will receive (1) a cash severance payment equal to two times (three times for Mr. Ghasemi) the sum of the executive officer’s annual base salary and target bonus under the Annual Incentive Plan, (2) a cash payment equal to a pro-rata target bonus payable under the Annual Incentive Plan for the year of termination, (3) a cash payment equal to two times (three times for Mr. Ghasemi) the value for the most recent fiscal year of the Company’s matching contributions and/or credits for the executive officer under the RSP and the Deferred Compensation Plan, (4) a cash payment equal to the additional primary retirement benefit contributions and credits the executive officer would have received under the RSP and the Deferred Compensation Plan, respectively, had the executive officer remained employed for an additional two years (three years in the case of Mr. Ghasemi), in each case at the same base salary and the higher of the executive officer’s most recent Annual Incentive Plan award or the average of such award for the three full fiscal years preceding the Board Turnover, (5) continuation of medical, dental, health and accident disability and life insurance benefits for a period of up to two years (three years in the case of Mr. Ghasemi) and provision of outplacement services and certain legal fees, (6) immediate vesting of outstanding equity awards and (7) indemnification if the executive officer becomes involved in litigation because the executive officer is a party to the change in control severance agreement. Other than in the case of Mr. Ghasemi, if the executive officer has attained age 63 on or before the executive officer’s termination date, the payments referenced in (1), (3), (4) and (5) will be reduced to an amount which bears the same proportion to the unreduced amount as the number of months preceding the executive officer’s 65th birthday bears to twenty-four.

Impact on Our Outstanding Debt Agreements Where Majority of Board Members are Not Continuing Directors

If Mantle Ridge’s nominees are elected as directors such that they constitute a majority of our Board, it would constitute a “change of control” under the agreements governing certain of our outstanding debt, unless our Board approves the election of such nominees. Under the terms of the agreements governing our (i) $3.0 billion 5-year revolving credit facility and (ii) $500 million 364-day revolving credit facility (the “Credit Facilities”), in each case, a change of control would constitute an event of default, which would permit the administrative agent to, among other things, (x) declare the commitments of each lender to make loans and any obligation of a letter of credit issuer to issue or modify letters of credit to be terminated and (y) declare the unpaid principal amount of all outstanding loans and all interest accrued and unpaid thereon, to be immediately due and payable and require any outstanding letters of credit to be cash collateralized. As of September 30, 2024, there were no outstanding borrowings under the Credit Facilities.

If Mantle Ridge’s nominees are elected as directors such that they constitute a majority of our Board, this may constitute a change of control under the Loan Agreement, dated as of December 23, 2020, between KRYVYI RIH Industrial Gas (which is a wholly-owned subsidiary of the Company), as the borrower, and the European Bank for Reconstruction and Development (“EBRD”) (the “Loan Agreement”). A “change of control” under the Loan Agreement would result in a mandatory prepayment event, allowing EBRD to cancel the right of the borrower to any further disbursements of the loan and declare the loan, together with accrued interest and all other amounts accrued under related financing agreements to which the borrower is a party, immediately due and payable. As of September 30, 2024, the outstanding amount under the Loan Agreement was $38,766,000.

2025 Proxy Statement	77

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulation, we are providing the following information about the ratio of the annual total compensation of the median Air Products employee and the annual total compensation of our CEO, Seifi Ghasemi, as of our fiscal year-end, September 30, 2024.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules, using methodologies, reasonable assumptions and adjustments as described below.

●	For purposes of the fiscal 2024 CEO pay ratio set forth below, we used the same median employee identified with respect to our 2023 CEO pay ratio, as there has been no meaningful change in the composition of our employee population or pay design that we believe would significantly impact the pay ratio disclosure.
●	The median employee annual total compensation was $71,961.
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table of this proxy statement was $15,890,696.
●	Based on this information, the estimated ratio of annual total compensation of Mr. Ghasemi, our CEO, to the annual total compensation of our median employee was approximately 221 to 1.

As previously disclosed, to identify the median employee from our employee population, we used annual base salary as our consistently applied compensation measure. For hourly employees, annual salary was estimated by multiplying the hourly rate by the scheduled work hours for each work location.

After identifying the median employee, the Company calculated annual total compensation for the median employee in accordance with SEC rules. The Company also calculated fiscal 2024 annual total compensation for the CEO in accordance with SEC rules to determine the pay ratio.

Under the SEC’s rules and guidance, companies are allowed to adopt numerous ways to identify the median employee. In addition, other companies have different employee demographics and compensation and benefit practices. As a result, CEO pay ratios reported by other companies may vary significantly and are likely not comparable to our CEO pay ratio.

78	2025 Proxy Statement

Pay Versus Performance

2024 Pay Versus Performance Table and Supporting Narrative

The below Pay Versus Performance table (“PVP Table”) provides information about compensation for the NEOs identified in this proxy statement, as well as those identified in the proxy statements for our 2024, 2023 and 2022 annual meetings (each of the years covered being referred to herein as a “Covered Year”). The PVP Table also provides information about the results for certain financial performance measures during those same Covered Years.

Pay Versus Performance Table

			Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)			Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)	Net Income ($mm)	Adjusted EPS(4)
2024	$15,890,696	$9,252,526	$4,819,422	$3,688,705	$109	$164	$3,862	$12.43
2023	$22,078,099	$27,912,002	$4,995,664	$5,633,777	$102	$131	$2,339	$11.51
2022	$18,483,105	$15,443,505	$4,591,162	$4,098,471	$82	$111	$2,267	$10.41
2021	$13,819,010	($8,914,361)	$3,262,282	($577,492)	$88	$126	$2,115	$9.02
(1)	Reflects compensation for our Chief Executive Officer, Seifi Ghasemi, who served as our Principal Executive Officer (“PEO”) in 2024, 2023, 2022 and 2021.
(2)	Reflects compensation for Sean Major, Melissa Schaeffer and Samir Serhan in 2024, 2023 and 2022 and Scott Crocco, Sean Major, Melissa Schaeffer and Samir Serhan in 2021, as shown in the Summary Compensation Table for each respective year.
(3)	The peer group used for TSR comparisons reflects the S&P 500 Materials Sector Index (the “S&P 500 Materials Sector”), which is the same industry index shown in the performance graph comparing cumulative shareholder returns in the Company’s Annual Report on Form 10-K for each of the years reflected in the PVP Table.
(4)	Adjusted diluted earnings per share (“Adjusted EPS”) is our company-selected measure. Adjusted EPS is a non-GAAP financial measure. Refer to Appendix A for a reconciliation of Adjusted EPS to the most directly comparable GAAP financial measure, diluted earnings per share from continuing operations for fiscal 2024 and fiscal 2023. Adjusted EPS was calculated in the same manner in prior years, except our calculation of Adjusted EPS beginning in fiscal 2023 excludes the impact of non-service related components of net periodic benefit/cost for our defined benefit pension plans. Appendix A includes a discussion of this adjustment. For a reconciliation of Adjusted EPS for fiscal 2022 and fiscal 2021 as reported in this table and utilized for compensation decisions made with respect to fiscal 2022 and fiscal 2021 performance, refer to page 36 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

2025 Proxy Statement	79

To calculate “compensation actually paid” for our CEO and other NEOs the following adjustments were made to Summary Compensation Table total pay.

	PEO				Other NEO Average
Adjustments	2024	2023	2022	2021	2024(1)	2023	2022	2021
Summary Compensation Table Total	$15,890,696	$22,078,099	$18,483,105	$13,819,010	$4,819,422	$4,995,664	$4,591,162	$3,262,282
Deduction for amount reported in “Stock Awards” column of the Summary Compensation Table	($12,950,997)	($17,074,629)	($13,752,750)	($10,232,039)	($2,670,141)	($2,909,812)	($2,125,128)	($1,262,676)
Addition of fair value at fiscal year (“FY”) end, of equity awards granted during the FY that remained outstanding and unvested at FY end	$12,078,782	$15,061,584	$10,961,450	$6,826,317	$2,490,295	$2,566,755	$1,693,804	$578,696
Addition of fair value at vesting date, of equity awards granted during the FY that vested during the FY	$0	$0	$0	$0	$0	$0	$0	$0
Addition of change in fair value at FY end versus prior FY end for awards granted in prior FY that remained outstanding and unvested at FY end	($5,990,126)	$3,881,849	($5,603,918)	($19,345,044)	($974,909)	$591,572	($603,676)	($2,186,256)
Addition of change in fair value at vesting date versus prior FY end for awards granted in prior FY that vested during the FY	($180,983)	$3,359,114	$4,007,179	($1,279,450)	($19,497)	$332,320	$404,294	($153,997)
Deduction of the fair value at the prior FY end for awards granted in prior FY that failed to meet their vesting conditions during FY	$0	$0	$0	$0	$0	$0	$0	($176,289)

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	PEO				Other NEO Average
Adjustments	2024	2023	2022	2021	2024(1)	2023	2022	2021
Addition in respect of any dividends or other earnings paid during applicable FY prior to vesting date of underlying award	$407,885	$617,660	$1,363,486	$1,310,756	$43,941	$58,962	$139,969	$139,833
Deduction for values reported in the “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	($2,731)	($11,675)	($15,047)	($13,911)	($406)	($1,683)	($1,955)	($851,958)
Addition for the Service Cost for pension plans attributable to services rendered during the FY	$0	$0	$0	$0	$0	$0	$0	$72,874
Compensation Actually Paid	$9,252,526	$27,912,002	$15,443,505	($8,914,361)	$3,688,705	$5,633,777	$4,098,471	($577,492)

(1)	“Compensation actually paid” to our other NEOs in 2024 includes severance payments and benefits associated with Dr. Serhan’s separation. For additional information refer to Estimated Payments on Severance.

The fair value of performance shares subject to market-based performance measures have been calculated at each valuation date using a Monte Carlo simulation model. The assumptions used to calculate the grant date fair values were updated at each valuation date to reflect the then-current value of each variable.

Graphical Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results
SEC rules require that comparisons be made between certain columns in the PVP Table. Pursuant to such rules, comparisons can be made graphically without further narrative description. Therefore, the following charts show the relationships between the Company’s cumulative TSR, the cumulative TSR for the S&P 500 Materials Sector reflected in the PVP Table, and Mr. Ghasemi’s compensation actually paid (“CAP”) or Other NEO CAP, as applicable.

Relationship of Compensation Actually Paid and TSR

Compensation Actually Paid ($ millions)
$30
$25
$20
$15
$10
$5
$0
-$5
-$10
Value of Fixed $100 Investment (TSR)
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Other NEOs
Value of Initial Fixed $100 Investment Based on Air Products TSR
Value of Initial Fixed $100 Investment Based on S&P 500 Materials Index TSR

2025 Proxy Statement	81

The following chart shows the relationships between GAAP net income and Mr. Ghasemi’s CAP or Other NEO CAP, as applicable.

Relationship of Compensation Actually Paid and Air Products Net Income

Compensation Actually Paid ($ millions)
$30
$25
$20
$15
$10
$5
$0
-$5
-$10
Net Income ($ millions)
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
2021
2022
2023
2024
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Other NEOs
Air Products Net Income ($ millions)

The following chart shows the relationships between Adjusted EPS and Mr. Ghasemi’s CAP or Other NEO CAP, as applicable.

Relationship of Compensation Actually Paid and Air Products Adjusted Earnings Per Share

Compensation Actually Paid ($ millions)
$30
$25
$20
$15
$10
$5
$0
-$5
-$10
Adjusted Earnings Per Share (EPS)
$14
$12
$10
$8
$6
$4
$2
$0
2021
2022
2023
2024
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Other NEOs
Air Products Adjusted EPS

Tabular List of Company Performance Measures
The following table provides what we believe are the most important performance measures (including Adjusted EPS) we used to link compensation actually paid for our PEO and Other NEOs for 2024 to our performance. Further details on these measures and how they feature in our compensation plans can be found in our Compensation Discussion & Analysis.

Performance Measures
Adjusted EPS
Relative total shareholder return
Environmental, social and governance performance

82	2025 Proxy Statement

Audit and Finance Committee Matters

PROPOSAL 3
Ratification of Appointment of Independent Auditors
The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit and Finance Committee appointed Deloitte as our independent registered public accounting firm for fiscal 2025. The Board concurs with the appointment of Deloitte and, as a matter of good corporate governance, requests that our shareholders ratify the appointment of Deloitte even though ratification is not legally required.
The Audit and Finance Committee has appointed Deloitte as our independent registered public accounting firm for fiscal 2025. The Board believes that the engagement of Deloitte as our independent registered public accounting firm for fiscal 2025 is in the best interests of the Company.
The Board recommends a vote “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2025.

Ratification of Independent Registered Public Accounting Firm

Deloitte has served as our auditor since fiscal 2019 and recently completed its audit for the year ended September 30, 2024. The Audit and Finance Committee has appointed Deloitte as our independent registered public accounting firm for our fiscal year ending September 30, 2025. The Board believes that the engagement of Deloitte as the Company’s independent registered public accounting firm for fiscal 2025 is in the best interests of the Company and has recommended that our shareholders ratify the Audit and Finance Committee’s appointment. If shareholders do not ratify this appointment, the Audit and Finance Committee will consider such vote a recommendation to consider the appointment of another public accounting firm for the fiscal year ending September 30, 2026.

We have been advised by Deloitte that it will have a representative present at the Annual Meeting. Deloitte’s representative will have the ability to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Based on its evaluation, the Audit and Finance Committee believes the appointment of Deloitte is in the best interests of the Company. The Board concurs and requests that our shareholders ratify the appointment of Deloitte as the independent registered public accounting firm for fiscal 2025.

Fees of Independent Registered Public Accounting Firm

Consistent with the Audit and Finance Committee’s responsibility for engaging the Company’s independent registered public accounting firm, all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm require preapproval by the Audit and Finance Committee. The Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first regular quarterly meeting of the fiscal year. The Committee Chair has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will cause the budget established for the type of service at issue to be exceeded by more than 10%. Services approved by the Chair are communicated to the Committee at its next regular quarterly meeting, and the Committee reviews actual and forecasted services and fees for the fiscal year at each such meeting. During fiscal 2024, all services performed by the independent registered public accounting firm were preapproved.

2025 Proxy Statement	83

Fees paid to Deloitte in fiscal 2024 and in fiscal 2023 consisted of the following amounts (in millions) for each category of services set forth below:

Fees	Deloitte Fees 2023 ($)	Deloitte Fees 2024 ($)
Audit Fees	9.6	10.0
Audit-related Fees	0.6	1.2
Tax Fees	—	—
All Other Fees	—	—
Total Fees	10.2	11.2

Audit fees are fees for those professional services rendered in connection with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the PCAOB and in connection with statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance and consultation on financial accounting and reporting standards.

Audit and Finance Committee Report

The Audit and Finance Committee provides oversight of the Company’s financial reporting process on behalf of the Board. Management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for performing an independent audit and expressing an opinion on the conformity of the audited consolidated financial statements with United States generally accepted accounting principles in accordance with the standards of the PCAOB and the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 with the Company’s management and Deloitte. The Committee has discussed with Deloitte the matters that are required to be discussed under PCAOB standards governing communications with audit committees, including the scope of Deloitte’s audit, the Company’s critical accounting policies and estimates, new accounting guidance and the critical audit matter addressed during the audit. Deloitte has provided to the Committee the written disclosures and the letter concerning independence required by applicable requirements of the PCAOB regarding independent registered public accounting firm communications with the Audit and Finance Committee, and the Committee has discussed with Deloitte the firm’s independence. The Audit and Finance Committee and Deloitte had full access to each other and regularly met in executive sessions without management present.

Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

Audit and Finance Committee

Matthew H. Paull, Chair
Charles Cogut
Jessica Trocchi Graziano
David H.Y. Ho
Wayne T. Smith

84	2025 Proxy Statement

Shareholder Proposal

PROPOSAL 4
Shareholder Proposal to Amend the Bylaws to Repeal any Amendments Adopted After September 17, 2023, if Properly Presented at the Annual Meeting
Mantle Ridge has notified the Company that it intends to propose the following resolution for consideration at the Annual Meeting. Other than minor formatting changes, we are reprinting the proposal as they were submitted, and we have not endeavored to correct any erroneous statements or typographical errors contained therein.
The Board recommends a vote “AGAINST” the shareholder proposal for the reasons set forth below.
Proposal 4 — Bylaw Proposal
Resolved, that each provision of, or amendment to, the Bylaws adopted by the Board without the approval of the Corporation’s shareholders subsequent to September 17, 2023 (the date of the most recent publicly disclosed Bylaws) and prior to the end of the Annual Meeting at which this resolution is approved be, and hereby are, repealed, effective as of the time this resolution is approved by the Corporation’s shareholders

Recommendation of the Board Against the Proposal

The Board believes the Bylaw Proposal is premature and speculative and is designed to nullify unspecified provisions of the Bylaws that have not yet been adopted and are not currently contemplated. Each of our Board members has fiduciary duties to the Company and all of its shareholders, including to act in their best interests in managing or directing the affairs of the Company. For that reason, among others, the Bylaws expressly give the Board the ability to amend the Bylaws.

The Board believes that the adoption of the Bylaw Proposal would undermine the Board’s ability to effectively oversee the business and affairs of the Company and protect all of the Company’s shareholders, because it would limit the Board’s ability to adopt changes to the Bylaws, even in cases where the Board determines that the changes are in the best interests of the Company and its shareholders. It is important that the Board’s ability to act in the best interests of the Company and all shareholders not be limited. Although the Board has not adopted any amendments to the Bylaws since September 17, 2023, and does not currently expect to adopt any amendments to the Bylaws prior to the Annual Meeting, the Board could determine that an amendment between now and the Annual Meeting is in the best interest of the Company and all of its shareholders. The automatic repeal of any Bylaw amendment duly adopted by the Board, including in response to future events not yet known to the Company or its shareholders, irrespective of the substance of such amendment, could be detrimental to shareholders and should not be adopted.

For the reasons stated above, the Board unanimously recommends that you vote “AGAINST” this proposal

2025 Proxy Statement	85

Information About Stock Ownership

Persons Owning More than 5% of Air Products Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Vanguard Group (“Vanguard”)(2) 100 Vanguard Boulevard Malvern, PA 19355	20,957,420	9.42%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	17,811,306	8.01%
Capital Research Global Investors(4) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	14,302,148	6.43%
State Farm Mutual Automobile Insurance Company (“State Farm”)(5) One State Farm Plaza Bloomington, IL 61710	13,454,280	6.05%
(1)	Calculated based on 222,378,909 shares of common stock outstanding as of October 31, 2024.
(2)	As reported in Amendment No. 13 to its Schedule 13G filed with the SEC on February 13, 2024, Vanguard has shared voting power over 277,127 shares, sole power to dispose or direct the disposition of 19,982,022 shares and shared power to dispose or direct the disposition of 975,398 shares.
(3)	As reported in Amendment No. 3 to its Schedule 13G filed with the SEC on October 24, 2024, BlackRock, Inc. has sole voting power over 16,316,536 shares and sole power to dispose or direct the disposition of 17,811,306 shares.
(4)	As reported on its Schedule 13G filed with the SEC on November 12, 2024, Capital Research Global Investors has sole voting power over 14,302,002 shares and sole power to dispose or direct the disposition of 14,302,148 shares.
(5)	As reported on its Amendment No. 34 to its Schedule 13G filed with the SEC on February 12, 2024, in the aggregate, entities affiliated with State Farm have sole voting power over 12,301,990 shares, shared voting power over 1,152,290 shares, sole power to dispose or direct the disposition of 12,301,990 shares and shared power to dispose or direct the disposition of 1,152,290 shares.

86	2025 Proxy Statement

Air Products Stock Beneficially Owned by Officers and Directors

The table below shows the number of shares of common stock beneficially owned as of October 31, 2024 by each member of the Board and each NEO as well as the number of shares owned by the directors and executive officers as a group. None of the directors or executive officers own 1% or more of the Company’s common stock, individually or in the aggregate.

Director Deferrals
As indicated in footnote 3 to the following table, three of our directors, Ms. Calaway, Mr. Ghasemi and Mr. Paull, hold deferred stock units that are not reflected in this table because they have elected for such units to be settled more than 60 days following completion of Board service and, as a result, the shares of common stock underlying such units are not considered beneficially owned under SEC rules. Because deferred stock units confer the same economic rights as direct ownership of shares of our common stock, ownership of deferred stock units is counted for purposes of satisfying our stock ownership requirements for directors.

Name of Beneficial Owner	Common Stock(1)	Right to Acquire(2)(3)	Total(4)
Seifi Ghasemi	658,141	81,652	739,793
Melissa N. Schaeffer	2,058	2,905	4,963
Sean D. Major	7,522	4,873	12,395
Samir J. Serhan	29,194	7,971	37,165
Tonit M. Calaway	0	356	356
Charles Cogut	1,200	8,169	9,369
Lisa A. Davis	0	3,011	3,011
Jessica Trocchi Graziano	0	1,135	1,135
David H.Y. Ho(5)	0	21,463	21,463
Edward L. Monser	280	16,039	16,319
Bhavesh V. Patel	6,750	0	6,750
Matthew H. Paull(5)	4,055	0	4,055
Wayne T. Smith	3,488	2,061	5,549
Alfred Stern	0	0	0
Directors and executive officers as a group (21 persons)	746,765	161,270	908,035
(1)	This column includes shares held by executive officers in the RSP. Participants have voting rights with respect to such shares and can generally redirect their plan investments.
(2)	The executive officers have the right to acquire this number of shares within 60 days after October 31, 2024 by exercising outstanding options granted under the Company’s Long-Term Incentive Plan or through the vesting of performance shares or RSUs within 60 days after October 31, 2024. In addition to these amounts, our executive officers hold equity awards granted under the Company’s Long-Term Incentive Plan that will not vest within 60 days after October 31, 2024. For additional information regarding such holdings, refer to the Outstanding Equity Awards Table on page 69. Directors hold deferred stock units shown in the table that are distributable within 60 days upon a director’s retirement or resignation based upon the director’s payout elections under the Deferred Compensation Program for Directors. Deferred stock units held by directors who have elected to defer payout for longer periods are disclosed in footnote 3. Deferred stock units entitle the holder to receive one share of Company stock and accrued dividend equivalents. Deferred stock units do not have voting rights.
(3)	In addition to the amounts reflected in this column, executive officers and directors hold deferred stock units reflected in the table below, which are not distributable within 60 days following completion of Board service and which have been earned out or acquired through deferrals of salary, annual incentive awards or directors’ fees. Directors’ deferred stock units shown below are not included in the table above solely because the directors have elected to defer payout of these units more than 60 days following the date of their completion of Board service.
Name of Beneficial Owner	Deferred Stock Units
Tonit M. Calaway	1,426
Seifi Ghasemi	3,318
Matthew H. Paull	10,875
(4)	Directors, nominees and executive officers individually and as a group beneficially own less than 1% of the Company’s outstanding common stock.
(5)	Mr. Ho and Mr. Paull will retire from the Board effective at the conclusion of the Annual Meeting.

2025 Proxy Statement	87

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in Company stock and related securities with the SEC and NYSE. Based on our records and other information, we believe that in fiscal 2024 all of our directors and executive officers met all applicable Section 16(a) filing requirements.

Equity Compensation Plan Information

The following table provides information as of September 30, 2024 about Company stock that may be issued upon the exercise of options, warrants and rights granted to employees or members of the Board under the Company’s existing equity compensation plans, including plans approved by shareholders and plans that have not been approved by shareholders in reliance on the NYSE’s former treasury stock exception or other applicable exception to the NYSE’s listing requirements.

Equity Compensation Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,001,400(1)	$134.54	933,384(2)
Equity compensation plans not approved by security holders	15,599(3)	—	—
Total	1,016,999	$134.54	933,384
(1)	Represents Long-Term Incentive Plan outstanding stock options and deferred stock units (including RSUs and performance shares) that have been granted. Deferred stock units entitle the recipient to one share of Company common stock upon vesting, which is conditioned on continued employment during a deferral period and may also be conditioned on earn-out against certain performance targets. The amount presented assumes the maximum potential payout.
(2)	Represents authorized shares that were available for future grants as of September 30, 2024. These shares may be used for options, deferred stock units (including RSUs and performance shares), restricted stock and other stock-based awards to officers, directors and key employees.
(3)	This number represents deferred stock units issued under the Deferred Compensation Plan, which are purchased for the fair value of the underlying shares of stock with eligible deferred compensation.

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Additional Information
This proxy statement and the WHITE proxy card or WHITE voting instruction form relate to the Board’s solicitation of your proxy for use at our Annual Meeting to be held virtually on January 23, 2025. The following questions and answers provide guidance on how to vote your shares.

Questions and Answers on Voting and the Annual Meeting

Q	Why did I receive these materials?

A	Our Board is soliciting proxies for the Annual Meeting. You are receiving a proxy statement because you owned shares of our common stock on November 27, 2024, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Q	Who is Mantle Ridge and how are they involved in the Annual Meeting?

A
Mantle Ridge is a shareholder that purports to beneficially own approximately 1.8% of the Company’s outstanding stock. Mantle Ridge has notified the Company that it intends to nominate a control slate of nine directors for election to the Board to run in opposition to the Company’s nominees recommended by the Board and submit the Bylaw Proposal for consideration at the Annual Meeting. The Board does NOT endorse any of the Mantle Ridge Nominees or the Bylaw Proposal and unanimously recommends that you vote “FOR” only the election of each of the nine Company Nominees proposed by the Board and “AGAINST” the Bylaw Proposal using the WHITE proxy card.
You may receive proxy solicitation materials, including a blue proxy card or blue voting instruction form, from Mantle Ridge. Air Products is not responsible for the accuracy or completeness of any information provided by or relating to Mantle Ridge or the Mantle Ridge Nominees contained in solicitation materials filed or disseminated by or on behalf of Mantle Ridge or any other statements Mantle Ridge may make. Voting to “WITHHOLD” with respect to any of the Mantle Ridge Nominees on any blue proxy card or blue voting instruction form sent to you by Mantle Ridge is not the same as voting for our director nominees, because a vote to “WITHHOLD” with respect to any of Mantle Ridge’s nominees on the blue proxy card or blue voting instruction form will revoke any WHITE proxy card or WHITE voting instruction form you may have previously submitted.
Even though you can vote for the Company Nominees on the blue proxy card, we urge you to support our director nominees and vote “FOR” ONLY our nine director nominees using the WHITE proxy card or WHITE voting instruction form. If you have already voted using a blue proxy card or blue voting instruction form sent to you by Mantle Ridge, you can revoke it by: (i) marking, signing, dating, and returning the WHITE proxy card or WHITE voting instruction form; (ii) voting via the internet using the internet address on the WHITE proxy card or WHITE voting instruction form; (iii) if you are a registered holder, voting by telephone using the number on the WHITE proxy card; or (iv) voting virtually at the Annual Meeting. Only your latest dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described herein.

Q	Who is entitled to vote at the Annual Meeting?

A
Only shareholders of record at the close of business on November 27, 2024, are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote 222,383,500 shares of common stock, $1 par value per share. Each outstanding share of our common stock entitles the record holder to one vote on each matter.

2025 Proxy Statement	89

Q	Is the Company using a universal proxy card in connection with voting at the Annual Meeting?

A
Yes. The SEC has adopted rules requiring the use of a universal proxy card in contested director elections that took effect on August 31, 2022. Although Air Products is required to include all nominees for election on its universal proxy card, Air Products does not endorse any of the Mantle Ridge Nominees or the Bylaw Proposal and unanimously recommends shareholders vote ONLY “FOR” each of the nine nominees recommended by the Board and “AGAINST” the Bylaw Proposal using the WHITE proxy card or WHITE voting instruction form.

Q	What vote is necessary to pass the items of business at the Annual Meeting?

A
Because of the contested nature of the solicitation, without your voting instructions, to the extent your broker, bank or other nominee provides you with Mantle Ridge’s proxy materials, your broker, bank or other nominee may not vote your shares with respect to the below proposals or on any of the other proposals on the agenda for the Annual Meeting. If, however, Mantle Ridge does not provide a blue proxy card or blue voting instruction form to shareholders who hold their shares in street name, then Proposal 3 would be considered a routine matter and your broker, bank or other nominee would be able to vote upon the matter if you do not provide them with specific voting instructions, although it is possible that your broker, bank or other nominee may choose not to exercise such discretionary authority. We strongly encourage all street name holders to instruct your broker, bank or other nominee to vote your shares by filling out and returning the WHITE voting instruction form.
Election of Directors (Proposal 1). For the election of directors, votes may be cast “FOR” or “WITHHOLD.” Given that Mantle Ridge has notified the Company that it intends to nominate nine candidates to stand for election in opposition to the Company Nominees and seek control of the Board, the election of directors at this year’s Annual Meeting is a “contested” election as defined in the Company’s Bylaws. Accordingly, because there are more nominees than seats up for election, election of a director nominee pursuant to Proposal 1 will require a plurality of the votes cast with respect to that director nominee’s election, meaning that the nine director nominees with the highest number of votes cast in person or by proxy at the Annual Meeting for their election will be elected to the Board for a one-year term. Broker nonvotes and withheld shares will have no effect on the outcome of the election of directors. Subject to the limitation set forth above, the nine nominees for receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected.
Advisory Vote on Executive Officer Compensation (Proposal 2). For the advisory vote on executive officer compensation, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote on this proposal.
Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm (Proposal 3). For the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote on this proposal.
Bylaw Proposal (Proposal 4). For the Bylaw Proposal, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and will be approved by an affirmative vote of a majority of our shares entitled to vote at the Annual Meeting. Abstentions and broker nonvotes will have the same effect as a vote “AGAINST” this proposal.
All Other Items. Approval of all other proposals and business as may properly come before the Annual Meeting will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote on these proposals.

Q	How do I vote the shares on my proxy card?

A
The Company encourages shareholders to fill out and return the enclosed WHITE proxy card or WHITE voting instruction form or vote by the Internet as instructed on your WHITE proxy card or WHITE voting instruction form in advance of the Annual Meeting, even if you plan to attend the Annual Meeting. To vote by Internet or telephone, follow the instructions provided on your WHITE proxy card or WHITE voting instruction form. You will need the 16-digit number included on your WHITE proxy card or WHITE voting instruction form. You need only vote in one way (e.g., if you vote by internet, you need not return the proxy card). We strongly encourage you to vote in advance to ensure your vote will be represented at the Annual Meeting.

90	2025 Proxy Statement

Voting on the Internet or by Telephone. If you are a shareholder of record, detailed instructions for internet/telephone voting are attached to your WHITE proxy card. Your internet/telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your WHITE proxy card by mail. If you vote by telephone or the internet, please have your paper WHITE proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote. Except as noted below, if you are a shareholder of record and you vote on the internet, your vote must be received by 8:30 a.m. (Eastern Time) on January 22, 2025. If you hold shares in street name, you may be able to vote on the internet or by telephone as permitted by your bank, broker or other nominee.
Voting by Mail. If you are a shareholder of record and received these proxy materials by mail, you may vote by completing, signing and dating your WHITE proxy card and returning it in the prepaid envelope. If you sign and return your WHITE proxy card, but do not direct how your shares should be voted on a proposal, the proxy holders will vote your shares “FOR” the nine Company Nominees, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4, as applicable. If you sign and return your WHITE proxy card, the proxy holders will vote your shares according to their discretion to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations, and on any other proposals and other matters that may be brought before the Annual Meeting.
If you hold shares in street name, you should complete, sign and date the WHITE voting instruction form provided to you by your bank, broker or other nominee.
Voting by E-mail. If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.
Whether your proxy is submitted by mail, telephone, mobile device or online, your shares will be voted in the manner you instruct on your WHITE proxy card. If you do not specify in your WHITE proxy card how you want your shares voted, they will be voted according to the Board’s recommendations below:

Board Recommendation
Election of the Board’s Nine Nominees as Directors	FOR
Advisory Vote on Executive Officer Compensation	FOR
Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR
Bylaw Proposal, if Properly Presented at the Annual Meeting	AGAINST

Q	What does it mean if I receive more than one proxy card?

A
Many of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instructions forms for each of those accounts. If you receive more than one WHITE proxy card, your shares are registered in more than one name or are registered in different accounts. Please sign, date and return or otherwise submit your proxy with respect to each WHITE proxy card you receive to ensure that all of your shares are voted.

Additionally, please note that Mantle Ridge has stated its intention to nominate a control slate of nine nominees for election as directors at the Annual Meeting. If Mantle Ridge proceeds with its nominations and pursuit of control of the Board, you may receive proxy solicitation materials from Mantle Ridge, including an opposition proxy statement and a blue proxy card that may be sent to you by Mantle Ridge. The Board unanimously recommends that you disregard and do NOT return any blue proxy card you receive from Mantle Ridge.
Voting to “WITHHOLD” with respect to the Mantle Ridge Nominees on a blue proxy card that may be sent to you by Mantle Ridge is NOT the same as voting for the Board nominees because a vote to “WITHHOLD” with respect to the Mantle Ridge Nominees on its proxy cards will revoke any proxy you previously submitted.

2025 Proxy Statement	91

If you have already voted using Mantle Ridge’s blue proxy card, you have the right to change your vote and revoke your prior proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet by following the instructions provided on the enclosed WHITE proxy card. Even if you would like to elect some or all of the Mantle Ridge Nominees, we strongly recommend you use the Company’s WHITE proxy card to do so. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please call Innisfree, the Company’s proxy solicitor, at 1 (877) 750-0537 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries.

Q	What is an undervote and overvote and how does each impact the universal proxy card?

A
An undervote means instances in which a shareholder returns a universal proxy card in a director election contest but does not exercise a vote with respect to all seats up for election at the Annual Meeting. An overvote means instances in which a shareholder returns a universal proxy card in a director election but marks votes “FOR” more than the number of seats up for election at the Annual General Meeting.

Q	What happens if I return a WHITE proxy card but give voting instructions for fewer than nine candidates?

A
To the extent an undervote (e.g., voting “FOR” with respect to fewer than nine nominees on Proposal 1) occurs on a record holder’s WHITE proxy card, your shares will only be voted as marked. No discretionary authority is available to vote shares represented by an undervoted proxy card for the remaining director seats up for election.

Q	What happens if I return a WHITE proxy card but give voting instructions for more than nine candidates?

A
To the extent an overvote (e.g., voting “FOR” with respect to more than nine nominees on Proposal 1) occurs on a record holder’s WHITE proxy card, all of such record holder’s votes on Proposal 1 regarding nominees will be invalid and will not be counted.
Votes on other matters included on the proxy card for which there is no overvote can be counted, and can be counted for purposes of determining a quorum.

Q	What happens if Mantle Ridge withdraws or abandons its solicitation or fails to comply with the universal proxy rules and I already granted proxy authority in favor of Mantle Ridge and its control slate?

A
Shareholders are encouraged to submit their votes on the WHITE proxy card. If Mantle Ridge withdraws or abandons its solicitation or fails to comply with the universal proxy rule after a shareholder has already granted proxy authority, shareholders can still sign and date a later submitted WHITE proxy card.
If Mantle Ridge withdraws or abandons its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of Mantle Ridge’s director nominees will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or Mantle Ridge’s blue proxy card.

Q	How many votes do I have?

A	Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

92	2025 Proxy Statement

Q	What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

A
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the shareholder of record with respect to those shares.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, broker or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

Q	Who counts the votes?

A	Our independent inspector of elections, First Coast Results, will tabulate the votes cast by each proxy and in person at the Annual Meeting.

Q	What is a proxy?

A
A proxy is your legal appointment of another person to vote the shares of Company stock that you own in accordance with your instructions. The person you appoint to vote your shares also is called a proxy. You can vote your shares via the internet or by telephone. If you received these proxy materials by mail, you can also vote by mail or telephone using the WHITE proxy card enclosed with these materials.
The Company encourages you to use the WHITE proxy card, where you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

Q	What shares are included on my proxy card?

A
If you are a registered shareholder, your WHITE proxy card will show the shares of Company stock registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., on the record date, including shares in the Direct Share Purchase and Sale Program administered for Air Products’ shareholders by our transfer agent. If you have shares registered in the name of a bank, broker or other registered owner or nominee, they will not appear on your WHITE proxy card.

Q	How do I cast my vote?

A
Shareholders of record may vote (i) by filling out and signing the proxy card that was included with this proxy statement and returning it in the envelope provided, (ii) by calling the toll-free number found on the proxy card or (iii) online at the internet voting website provided on the proxy card. Shareholders of record may also vote in person at the Annual Meeting. If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. If you received printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote in person at the Annual Meeting will need to obtain a legal proxy, in PDF or Image (gif, jpg or png) file format, from the organization that holds their shares giving them the right to vote their shares in person at the Annual Meeting and by presenting it with their online ballot during the meeting.

Q	How will voting on any other business be conducted?

A
We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this proxy statement. If any other business is proposed and the Chairman of the Annual Meeting permits it to be presented at the Annual Meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

2025 Proxy Statement	93

Q	Are the proxy statement and Annual Report available on the internet?

A	Yes. This proxy statement and our Annual Report are available at www.voteairproducts.com, as well as on our website at https://investors.airproducts.com/.

Q	When are shareholder proposals for the 2026 Annual Meeting due?

A
To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted under Exchange Act Rule 14a-8 must be delivered in writing to the Secretary of the Company, Air Products and Chemicals, Inc., 1940 Air Products Boulevard, Allentown, PA 18106-5500 no later than August 5, 2025.
To be presented at the 2026 Annual Meeting of Shareholders, our Bylaws require that adequate written notice of a proposal to be presented or director nominations must be delivered in writing to the Secretary of the Company in person or by mail at the address stated above on or after September 25, 2025 but no later than October 25, 2025, and a director nomination pursuant to our proxy access bylaw must be delivered on or after July 6, 2025 but no later than August 5, 2025. To be considered adequate, the notice must contain other information specified in our Bylaws about the matter to be presented at the meeting and the shareholder proposing the matter and, with respect to shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees, the notice must comply with the additional requirements of Exchange Act Rule 14a-19(b). A copy of our Bylaws can be found in the “Governance” section of our website at www.airproducts.com. Proposals and director nominations received after the applicable deadlines will be considered untimely and will not be entitled to be presented at the meeting.

Q	What are the costs of this proxy solicitation?

A
The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, to aid in the solicitation. For these and related advisory services, we will pay Innisfree a fee of approximately $2.5 million and reimburse them for certain out-of-pocket disbursements and expenses. Innisfree expects that approximately 75 of its employees will assist in the solicitation. The expense incurred by the Company to date in furtherance of, or in connection with, the solicitation is approximately $11 million. The Company anticipates that its total expenditures will be approximately $28 million. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with this solicitation.
Directors, director nominees and certain executive officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. Annex C sets forth information relating to certain of Air Products’ directors, director nominees and certain executive officers and employees who are considered “participants” in Air Products’ solicitation under the rules of the SEC by reason of their position as directors of Air Product or because they may be soliciting proxies on Air Products’ behalf.

Q	May I inspect the shareholder list?

A
For a period of 10 days prior to the Annual Meeting, a list of shareholders registered on the books of our transfer agent as of the record date will be available for examination by registered shareholders during normal business hours at the Company’s principal offices as long as the examination is for a purpose germane to the meeting. The list of shareholders will also be available for inspection by authenticated shareholders during the Annual Meeting on the virtual meeting website, www.cesonlineservices.com/apd25_vm.

Q	How can I get materials for the Annual Meeting?

A
On or about December 3, 2024, we expect to mail our proxy materials to all shareholders of record as of the record date. Our proxy materials include the Letter to Shareholders, Notice of Annual Meeting, this proxy statement, a universal WHITE proxy card and our Annual Report. Copies of these documents are also available on our website at www.airproducts.com. The Company’s Annual Report is not proxy soliciting material.

94	2025 Proxy Statement

Q	What are the procedures for attending and participating in the Annual Meeting?

A
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to shareholders of the Company as of the close of business on the record date and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location. In order to attend the virtual meeting, you will need to pre-register by 8:30 a.m. (Eastern Time) on January 22, 2025. Pre-registration deadline is 24-hours prior to the meeting start time. To pre-register for the meeting, please follow these instructions:
Registered Shareholders
Shareholders of record as of the record date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/apd25_vm. Please have your proxy card or Notice, containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 8:30 a.m. (Eastern Time), on January 22, 2025. Pre-registration deadline is 24-hours prior to the meeting start time.
Beneficial Shareholders
Shareholders whose shares are held through a broker, bank or other nominee as of the record date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/apd25_vm.
Please have your voting instruction form, notice or other communication containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 8:30 a.m. (Eastern Time), on January 22, 2025. Pre-registration deadline is 24-hours prior to the meeting start time.
Participation in the meeting is limited due to the capacity of the host platform and access to the meeting will be accepted on a first-come, first-served basis once electronic entry begins. Electronic entry to the meeting will begin at 30-minutes prior to meeting start time. If you encounter any technical difficulties accessing the meeting, the meeting reminder email will include technical support contact information, including a telephone number and email address. Technical support will be available beginning at 30-minutes prior to meeting start time on January 23, 2025 and will remain available until the meeting has ended.
Questions on How to Pre-register
If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor Innisfree M&A Incorporated, at 1 (877) 750-0537 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries. Whether or not you choose to participate in the Annual Meeting, it is important that your shares be part of the voting process. In addition, even if you plan to attend the Annual Meeting, we encourage you to return your WHITE proxy card or provide your bank, broker or other institution with voting instructions before the Annual Meeting in order to ensure that your shares are represented.

Q	How can I reach the Company to request materials or information referred to in these Questions and Answers?

A
You may order a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, free of charge, or request other information by mail addressed to:
Corporate Secretary’s Office
Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
or by calling 610-481-4880. This information is also available free of charge on the SEC’s website, www.sec.gov, and our website, www.airproducts.com.

2025 Proxy Statement	95

Appendix A

Reconciliations of Non-GAAP Financial Measures

(Millions of U.S. Dollars unless otherwise indicated, except for per share data)

We present certain financial measures, other than in accordance with United States generally accepted accounting principles (“GAAP”), on an “adjusted” or “non-GAAP” basis. These measures include adjusted diluted earnings per share (“EPS”) and adjusted EBITDA. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.

In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans as further discussed below. We may also exclude certain expenses associated with cost reduction actions and impairment charges as well as gains on disclosed transactions, such as the sale of the LNG business. The reader should be aware that we may recognize similar losses or gains in the future.

We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.

Gain on Sale of Business

On September 30, 2024, we completed the sale of our LNG business to Honeywell International Inc. As a result of the transaction, we recorded a gain of $1,575.6 during the fourth quarter of fiscal year 2024 that is reflected within “Gain on sale of business” on our consolidated income statements ($1,198.4 after tax, or $5.38 per share). This gain was not recorded in segment results.

Business and Asset Actions

In fiscal years 2024 and 2023, we recorded charges of $57.0 ($43.8 after tax, or $0.20 per share) and $244.6 ($204.9 attributable to Air Products after tax, or $0.92 per share), respectively, for strategic business and asset actions intended to optimize costs and focus resources on our growth projects. These charges were not recorded in segment results.

The fiscal year 2024 charge reflects an expense of $57.0 recorded during the second quarter for severance and other postemployment benefits payable to employees identified under a global cost reduction plan. We originated this plan during the third quarter of fiscal year 2023, which resulted in an initial charge of $27.0. Fiscal year 2023 also includes noncash charges totaling $217.6, of which $5.0 is attributable to a noncontrolling partner, to write off assets associated with exited projects that were previously under construction in our Asia and Europe segments. The assets written off included those related to our withdrawal from coal gasification in Indonesia as well as a project in Ukraine that was permanently suspended due to Russia’s invasion of the country.

Loss on De-designation of Cash Flow Hedges

During the third quarter of fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps designed to hedge long-term variable rate debt facilities during the construction period of the NEOM Green Hydrogen Project, of which Air Products is a joint venture partner with a one-third interest. We expect these swaps to remain de-designated until outstanding borrowings from the available financing are commensurate with the notional value of the instruments, at which time these instruments may re-qualify for cash flow hedge accounting. As a result of the de-designation, unrealized gains and losses are recorded to “Other non-operating income (expense), net” on our consolidated income statements. During the fourth quarter and full year fiscal 2024, unrealized losses were $27.5 ($7.3 attributable to Air Products after tax, or $0.03 per share) and $16.3 ($4.3 attributable to Air Products after tax, or $0.02 per share), respectively. Of these losses, amounts attributable to our noncontrolling partners were $17.9 and $10.6, respectively.

96	2025 Proxy Statement

We expect to recognize changes to the fair value of the impacted instruments through earnings in future periods until they re-qualify for cash flow hedge accounting. It is not possible to predict the significance of adjustments in future periods given potential interest rate volatility.

Non-Service Pension (Benefit) Cost, Net

Non-service related components of net periodic benefit/cost for our defined benefit pension plans are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans. Non-service pension costs were $102.0 ($76.8 after tax, or $0.34 per share) and $86.8 ($65.2 after tax, or $0.29 per share) in fiscal years 2024 and 2023, respectively.

Adjusted Diluted Earnings per Share (“EPS”)

Adjusted diluted EPS is presented on a continuing operations basis. We calculate this measure as net income from continuing operations attributable to Air Products, excluding the impact of certain disclosed items that we believe are not representative of underlying business performance, divided by the weighted average common shares reflecting the potential dilution that could occur if stock options or other share-based awards were exercised or converted into common stock. We view adjusted diluted EPS as a key performance metric, which is used to assess performance under our incentive compensation program, among other uses. The per share impact of each non-GAAP adjustment was calculated independently and may not sum to total diluted EPS and total adjusted diluted EPS due to rounding.

Fiscal Year Ended 30 September	2024	2023
Diluted EPS	$17.24	$10.30
Gain on sale of business	(5.38)	—
Business and asset actions	0.20	0.92
Loss on de-designation of cash flow hedges	0.02	—
Non-service pension cost, net	0.34	0.29
Adjusted Diluted EPS	$12.43	$11.51
Change GAAP versus prior year
Diluted EPS $ change	$6.94
Diluted EPS % change	67%
Change Non-GAAP versus prior year
Adjusted diluted EPS $ change	$0.92
Adjusted diluted EPS % change	8%

2025 Proxy Statement	97

Adjusted EBITDA

We define adjusted EBITDA as net income less income or loss from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance.

Below is a reconciliation of net income on a GAAP basis to adjusted EBITDA:

Fiscal Year Ended 30 September	2024	2023
Net income	$3,862.4	$2,338.6
Less: (Loss) Income from discontinued operations, net of tax	(13.9)	7.4
Add: Interest expense	218.8	177.5
Less: Other non-operating income (expense), net	(73.8)	(39.0)
Add: Income tax provision	944.9	551.2
Add: Depreciation and amortization	1,451.1	1,358.3
Less: Gain on sale of business	1,575.6	—
Add: Business and asset actions	57.0	244.6
Adjusted EBITDA	$5,046.3	$4,701.8
Change GAAP versus prior year
Net income $ change	$1,523.8
Net income % change	65%
Change Non-GAAP versus prior year
Adjusted EBITDA $ change	$344.5
Adjusted EBITDA % change	7%

98	2025 Proxy Statement

Appendix B

Survey Reference Group

The AES Corporation	Dominion Energy, Inc.	McCormick & Company, Incorporated
Alcoa Corporation	Dover Corporation	Molson Coors Beverage Company
Ameren Corporation	DTE Energy Company	The Mosaic Company
American Electric Power Company, Inc.	DuPont de Nemours, Inc.	National Grid plc
Amphenol Corporation	Eastman Chemical Company	Newmont Corporation
Anheuser-Busch InBev SA/NV	Eaton Corporation plc	NextEra Energy, Inc.
Apache Corporation	Ecolab Inc.	Norfolk Southern Corporation
Aptiv PLC	Edison International	Otis Worldwide Corporation
Arconic Corporation	EMCOR Group, Inc.	Owens Corning
Avery Dennison Corporation	Emerson Electric Co.	PG&E Corporation
Baker Hughes Company	Enbridge Inc.	Parker-Hannifin Corporation
Ball Corporation	Entergy Corporation	PPG Industries Inc.
BorgWarner Inc.	The Estée Lauder Companies Inc.	Quanta Services, Inc.
Campbell Soup Company	Eversource Energy	Republic Services, Inc.
Carrier Global Corporation	FirstEnergy Corp.	Schlumberger N.V.
Celanese Corporation	Freeport-McMoRan Inc.	The Sherwin-Williams Company
CenterPoint Energy, Inc.	General Mills, Inc.	The Southern Company
CF Industries Holdings, Inc.	The Goodyear Tire & Rubber Company	TE Connectivity plc
The Chemours Company	Graphic Packaging Holding Company	Technip Energies N.V.
Cheniere Energy, Inc.	The Hershey Company	Tennessee Valley Authority
Chevron Phillips Chemical Company LLC	Hess Corporation	Trane Technologies plc
The Clorox Company	Hormel Foods Corporation	UGI Corporation
CMS Energy Corporation	Iberdrola, S.A.	United States Steel Corporation
Colgate-Palmolive Company	Illinois Tool Works Inc.	Univar Solutions Inc.
Commercial Metals Company	International Paper Company	Vistra Corp.
ConAgra Brands, Inc.	The J.M. Smucker Company	W.W. Grainger, Inc.
Consolidated Edison, Inc.	Jacobs Solutions Inc.	Waste Management, Inc.
Constellation Energy Corporation	Johnson Controls International plc	WEC Energy Group, Inc.
Corning Incorporated	KBR, Inc.	Westlake Corporation
Crown Holdings, Inc.	Kellogg Company	WestRock Company
CSX Corporation	Keurig Dr Pepper Inc.	Weyerhaeuser Company
CVR Energy, Inc.	Kimberly-Clark Corporation	Whirlpool Corporation
Dana Incorporated	Kinder Morgan, Inc.	The Williams Companies, Inc.
DCP Midstream, LP		Xcel Energy Inc.

2025 Proxy Statement	99

Appendix C

Supplemental Information Regarding Participants in the Solicitation

Air Products, its directors, its director nominees and certain of its executive officers and employees are participants in the solicitation of proxies in connection with the Annual Meeting. We estimate that approximately 2 of our employees will assist in the proxy solicitation. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. Appendix C sets forth information relating to certain of Air Products’ directors, director nominees and certain executive officers and employees who are considered “participants” in Air Products’ solicitation under the rules of the SEC by reason of their position as directors of Air Products or because they may be soliciting proxies on Air Products behalf (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors and director nominees, other than Mr. Ho and Mr. Paull, who are not standing for re-election at the Annual Meeting, are described in the section titled “The Board of Directors’ Nominees for Election.” The names of our directors and director nominees are below. The business address of each of the directors and director nominees is 1940 Air Products Boulevard, Allentown, Pennsylvania 18106.

Name
Tonit M. Calaway	Jessica Trocchi Graziano	Matthew H. Paull(2)
Charles Cogut	David H.Y. Ho(1)	Wayne T. Smith
Lisa A. Davis	Edward L. Monser	Alfred Stern
Seifollah Ghasemi	Bhavesh V. Patel

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company and the business address for each person is 1940 Air Products Boulevard, Allentown, Pennsylvania 18106.

Name	Title
Eric Guter	Vice President, Investor Relations
Mun Shieh	Executive Director, Investor Relations

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of common stock of the Company held as of November 27, 2024 by the Participants who are directors or executive officers is set forth in the section titled “Air Products Stock Beneficially Owned by Officers and Directors” of this proxy statement.

The following table sets forth the number of shares of common stock of the Company held as of November 27, 2024 by the additional employees of the Company who are deemed Participants in our solicitation of proxies. The Company is unaware of any Participant who owns any securities of the Company of record that such Participant does not own beneficially, except as described in this proxy statement.

Name	Amount and Nature of Beneficial Ownership
Eric Guter	217
Mun Shieh	1,538

(1)	Mr. Ho is the Chairman and Founder of Kiina Investment Ltd.
(2)	Mr. Paull is a Retired Senior Executive Vice President and Chief Financial Officer of McDonald’s Corporation.

100	2025 Proxy Statement

Information Regarding Transactions in Air Products’ Securities by Participants - Last Two Years

The following table sets forth information regarding purchases and sales of Air Products’ securities by each Participant from November 22, 2022 to November 22, 2024. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A)/ Disposition (D) Code	Transaction Codes(1)
Tonit M. Calaway	09/30/2024	10.4412		A	G
	06/30/2024	11.8415		A	G
	03/31/2024	12.6217		A	G
	01/25/2024	622.1807		A	G
	12/31/2023	7.1347		A	G
	09/30/2023	6.779		A	G
	06/30/2023	6.5588		A	G
	03/31/2023	6.361		A	G
	01/26/2023	512.7383		A	G
	12/31/2022	3.0306		A	G
Charles I. Cogut	09/30/2024	47.8574		A	G
	06/30/2024	54.2759		A	G
	03/31/2024	57.8519		A	G
	01/25/2024	622.1807		A	G
	12/31/2023	46.8403		A	G
	09/30/2023	44.5049		A	G
	06/30/2023	43.0594		A	G
	03/31/2023	41.7607		A	G
	01/26/2023	512.7383		A	G
	12/31/2022	34.6633		A	G
Lisa Ann Davis	09/30/2024	17.6391		A	G
	06/30/2024	20.0048		A	G
	03/31/2024	21.3229		A	G
	01/25/2024	622.1807		A	G
	12/31/2023	14.7731		A	G
	09/30/2023	14.0365		A	G
	06/30/2023	13.5806		A	G
	03/31/2023	13.171		A	G
	01/26/2023	512.7383		A	G
	12/31/2022	9.1159		A	G

2025 Proxy Statement	101

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A)/ Disposition (D) Code	Transaction Codes(1)
Seifollah Ghasemi	09/30/2024	19.4377		A	G
	06/30/2024	22.0447		A	G
	06/28/2024	165,235		A	M
	06/28/2024	165,235		D	M
	06/28/2024	122,568		D	F
	06/28/2024		50.298	A	J
	03/31/2024	23.4971		A	G
	12/31/2023	20.627		A	G
	12/04/2023	8,772		D	F
	12/01/2023	17,844		A	A
	12/01/2023		47	A	J
	11/13/2023	11,000		A	P
	11/08/2023	10,000		A	P
	09/30/2023	19.5986		A	G
	06/30/2023	18.9621		A	G
	03/31/2023	18.3901		A	G
	12/31/2022	16.4332		A	G
	12/05/2022	13,106		D	F
	12/02/2022	3,785		A	A
	12/02/2022	1,974		D	F
	12/01/2022	16,031		A	A
	12/01/2022		43	A	J
Jessica Graziano	09/30/2024	114.2171		A	G
	06/30/2024	129.5358		A	G
	03/31/2024	139.5753		A	G
	01/25/2024	622.1807		A	G
	12/31/2023	40.0732		A	G
	12/01/2023	89.1132		A	G

102	2025 Proxy Statement

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A)/ Disposition (D) Code	Transaction Codes(1)
David H. Y. Ho	09/30/2024	233.3105		A	G
	06/30/2024	264.6018		A	G
	03/31/2024	285.5403		A	G
	01/25/2024	622.1807		A	G
	12/31/2023	244.9615		A	G
	09/30/2023	232.7482		A	G
	06/30/2023	225.1888		A	G
	03/31/2023	226.9781		A	G
	01/26/2023	512.7383		A	G
	12/31/2022	200.1715		A	G
Sean D. Major	12/04/2023	1,204		D	F
	12/01/2023	2,943		A	A
	12/01/2023		43	A	J
	12/20/2022	485		D	S
	12/05/2022	905		D	F
	12/02/2022	530		A	A
	12/02/2022	191		D	F
	12/01/2022	1,983		A	A
	12/01/2022		44	A	J
Edward L. Monser	09/30/2024	93.9648		A	G
	06/30/2024	106.5673		A	G
	03/31/2024	113.5886		A	G
	01/25/2024	622.1807		A	G
	12/31/2023	95.7688		A	G
	09/30/2023	90.994		A	G
	06/30/2023	88.0386		A	G
	03/31/2023	85.3832		A	G
	01/26/2023	512.7383		A	G
	12/31/2022	73.6439		A	G
Bhavesh V. Patel	07/22/2024	2,000		A	P
	07/10/2024	1,000		A	P
	07/01/2024	750		A	P
	07/01/2024	1,000		A	P
	06/28/2024	1,000		A	P
	06/27/2024	1,000		A	P

2025 Proxy Statement	103

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A)/ Disposition (D) Code	Transaction Codes(1)
Matthew H. Paull	09/30/2024	63.7082		A	G
	06/30/2024	72.2527		A	G
	03/31/2024	77.0131		A	G
	01/25/2024	622.1807		A	G
	12/31/2023	63.661		A	G
	09/30/2023	60.487		A	G
	06/30/2023	58.5224		A	G
	03/31/2023	56.7573		A	G
	01/26/2023	512.7383		A	G
	12/31/2022	48.0641		A	G
Melissa N. Schaeffer	12/04/2023	98		D	F
	12/01/2023	3,384		A	A
	12/01/2023		45	A	J
	12/05/2022	96		D	F
	12/02/2022	50		A	A
	12/02/2022	16		D	F
	12/01/2022	2,644		A	A
	12/01/2022		43	A	J
Thomas Wayne Smith	09/30/2024	12.0731		A	G
	06/30/2024	13.6924		A	G
	03/31/2024	14.5945		A	G
	01/25/2024	622.1807		A	G
	12/31/2023	8.8665		A	G
	09/30/2023	8.4245		A	G
	06/30/2023	8.1509		A	G
	03/31/2023	7.905		A	G
	01/26/2023	512.7383		A	G
	12/31/2022	4.4103		A	G

(1)	Transaction Codes:
A:	Grant, award or other acquisition of securities from the Company (such as an option)
F:	Payment of exercise price or tax liability by delivering or withholding securities
G:	Grant of phantom deferred stock units acquired under the Deferred Compensation Program for Directors, under the Company’s Long-Term Incentive Plan
J:	Acquisition or disposition by Retirement Savings Plan
M:	Exercise or conversion of derivative security
P:	Open market or private purchase of non-derivative or derivative security
S:	Open market or private sale of non-derivative or derivative security

104	2025 Proxy Statement

Miscellaneous Information Regarding Participants in the Solicitation

Except as described in the proxy statement or this Appendix C, to Air Products’ knowledge: none of the Participants or their associates (i) during the past ten (10) years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of Air Products or any of Air Products’ subsidiaries; or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set forth in this Appendix C or the proxy statement, neither Air Products nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix C or the proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by Air Products or its affiliates or with respect to any future transactions to which Air Products or any of its affiliates will or may be a party; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Air Products’ last fiscal year or any currently proposed transactions, to which Air Products or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

2025 Proxy Statement	105

For more information,
please contact us at:

Global Headquarters

Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
T 610-481-4911

Corporate Secretary’s Office

Sean D. Major
Executive Vice President,
General Counsel and Secretary
T 610-481-4880

Investor Relations Office

Eric Guter
Vice President,
Investor Relations
T 610-481-4426

THIS IS THE WHITE PROXY CARD

PLEASE ACT TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼	TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED	▼

AIR PRODUCTS AND CHEMICALS, INC. 2025 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Seifollah Ghasemi, Melissa N. Schaeffer and Sean D. Major, or any one of them, with full power of substitution, and re-substitution, to represent the undersigned at the 2025 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. (the “Company”) on January 23, 2025, at 8:30 A.M.(Eastern Time), and at any adjournments, postponements, reschedulings, or continuations thereof (the “Annual Meeting”), and to vote at such meeting the shares which the undersigned would be entitled to vote if virtually present, as directed on the reverse side, and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof. This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors of the Company. If any other matters are properly presented for consideration at the Annual Meeting of Shareholders, the proxy holders, or any one of them, will have discretion to vote on those matters in accordance with their best judgment.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE NINE (9) COMPANY NOMINEES IN ITEM 1, “FOR” PROPOSALS 2 AND 3, “AGAINST” PROPOSAL 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF YOU VOTE “FOR” FEWER THAN NINE (9) NOMINEES IN ITEM 1, YOUR SHARES WILL BE VOTED "FOR" ONLY WITH RESPECT TO THOSE NOMINEES YOU HAVE SO MARKED. IF YOU VOTE “FOR” MORE THAN NINE (9) NOMINEES IN ITEM 1, YOUR VOTE ON ITEM 1 REGARDING THE ELECTION OF DIRECTORS WILL BE INVALID AND WILL NOT BE COUNTED.
IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS WHITE PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.
(continued and to be signed on the reverse side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your Air Products and Chemicals, Inc.
shares at the upcoming 2025 Annual Meeting of Shareholders.

YOU CAN ACT TODAY USING ANY OF THE FOLLOWING METHODS:

1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 855-457-3848, on a touch-tone telephone. If outside the U.S. or Canada, call 575-415-3624. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.
2.	Vote by Internet – Please access https://www.proxyvotenow.com/apd, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Air Products and Chemicals c/o First Coast Results 200 Business Park Circle Suite 112 Saint Augustine, FL 32095.

▼	TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED	▼

Please mark your vote as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ONLY THE NINE (9) COMPANY NOMINEES LISTED IN ITEM 1 (A-I), “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

1.	Election of Directors - YOU MAY VOTE "FOR" NO MORE THAN NINE (9) NOMINEES.

You may mark "FOR" with respect to up to nine (9) nominees in total. If you mark “FOR” with respect to fewer than nine (9) nominees, your shares will be voted “FOR” those nominees you have so marked. If you mark “FOR” more than nine (9) nominees, your vote on Item 1 regarding election of directors will be invalid and will not be counted.

If you sign and return your proxy card and do not specify how you want your shares to be voted, your shares will be voted “FOR” each of the Company nominees only.

Nominees RECOMMENDED by the Company				Mantle Ridge Nominees OPPOSED by the Company
		FOR	WITHHOLD			FOR	WITHHOLD
1a.	Tonit M. Calaway	☐	☐	1j.	Andrew Evans	☐	☐
1b.	Charles Cogut	☐	☐	1k.	Paul Hilal	☐	☐
1c.	Lisa A. Davis	☐	☐	1l.	David Khani	☐	☐
1d.	Seifollah Ghasemi	☐	☐	1m.	N. Thomas Linebarger	☐	☐
1e.	Jessica Trocchi Graziano	☐	☐	1n.	Nichelle Maynard-Elliott	☐	☐
1f.	Edward L. Monser	☐	☐	1o.	Tracy McKibben	☐	☐
1g.	Bhavesh V. Patel	☐	☐	1p.	Dennis Reilley	☐	☐
1h.	Wayne T. Smith	☐	☐	1q.	Donald Wallette, Jr.	☐	☐
1i.	Alfred Stern	☐	☐	1r.	J. Steven Whisler	☐	☐

2.	Advisory Vote Approving the Compensation of the Company's Executive Officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Ratify the Appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2025.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Shareholder Proposal to Amend the Bylaws to Repeal any Amendments Adopted after September 17, 2023, if Properly Presented at the Annual Meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:

Signature

Signature (if held jointly)

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